Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

INNOVEX DOWNHOLE SOLUTIONS, INC.,

DRIL-QUIP, INC.,

IRONMAN MERGER SUB, INC.,

and

DQ MERGER SUB, LLC

Dated as of March 18, 2024

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Exhibits

Exhibit A – Parent Certificate of Incorporation Amendment
Exhibit B – Amended and Restated Parent Bylaws
Exhibit C – Registration Rights Agreement
Exhibit D – New Stockholders Agreement
Exhibit E – Net Debt Calculation Example
Exhibit F – 2024 Long-Term Incentive Plan

Disclosure Letters

Company Disclosure Letter

Parent Disclosure Letter

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THIS AGREEMENT AND PLAN OF MERGER, dated as of March 18, 2024 (this “Agreement”), by and among INNOVEX DOWNHOLE SOLUTIONS, INC., a Delaware corporation (“Company”), DRIL-QUIP, INC., a Delaware corporation (“Parent”), IRONMAN MERGER SUB, INC., a Delaware corporation (“Merger Sub”), and DQ MERGER SUB, LLC, a Delaware limited liability company (“LLC Sub” and, together with Parent and Merger Sub, the “Parent Parties”). Capitalized terms that are used but are not otherwise defined herein shall have the meanings set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, as of the date hereof, each of Merger Sub and LLC Sub is a direct wholly owned Subsidiary of Parent;

WHEREAS, the parties intend that (a) at the Effective Time, Merger Sub be merged with and into Company (the “First Merger”), with Company surviving the First Merger as a wholly owned Subsidiary of Parent (the “Surviving Corporation”), and (b) immediately following the First Merger, the Surviving Corporation be merged with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Sub surviving the Second Merger as a wholly owned Subsidiary of Parent (the “Surviving Company”);

WHEREAS, the board of directors of Parent (the “Parent Board”) has (i) determined, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), that it is advisable, fair to and in the best interests of Parent and Parent Stockholders to effect the transactions contemplated by this Agreement, the issuance of Parent Common Stock in the First Merger on the terms and subject to the conditions of this Agreement (the “Parent Stock Issuance”), the Parent Certificate of Incorporation Amendment (as defined herein), and the adoption of an equity incentive plan substantially in the form attached hereto as Exhibit F, subject to the consummation of the Merger and Parent Stockholder Approval (the “2024 Long-Term Incentive Plan” and the adoption of such plan, the “2024 LTIP Adoption”), (ii) approved and declared advisable this Agreement, the Parent Stock Issuance, the Parent Certificate of Incorporation Amendment and the 2024 LTIP Adoption and (iii) resolved to (A) submit for approval the Parent Stock Issuance, the Parent Certificate of Incorporation Amendment and the 2024 LTIP Adoption to Parent Stockholders and (B) recommend the approval of the Parent Stock Issuance, the Parent Certificate of Incorporation Amendment and the 2024 LTIP Adoption by Parent Stockholders;

WHEREAS, the board of directors of Company (the “Company Board”) has (i) determined, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL, that it is advisable, fair to and in the best interests of Company and Company Stockholders to consummate the transactions contemplated by this Agreement, including the Mergers in which the outstanding shares of common stock of Company will be converted into the right to receive shares of Parent Common Stock, (ii) approved and declared advisable this Agreement and (iii) resolved to submit and recommend the adoption of this Agreement by Company Stockholders;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (i) determined, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL, that it is advisable, fair to and in the best interests of Merger Sub and its sole stockholder to consummate the transactions contemplated by this Agreement, including the Mergers, (ii) approved and declared advisable this Agreement and (iii) resolved to submit and recommend the adoption of this Agreement by Merger Sub’s sole stockholder;

WHEREAS, Parent (a) as the sole member of LLC Sub has approved and adopted this Agreement concurrently with its execution pursuant to Section 18-404 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”) (the “LLC Sub Approval”), and (b) as the sole stockholder of Merger Sub will adopt this Agreement pursuant to Section 228 of the DGCL immediately following the execution hereof;

WHEREAS, the parties agree that (i) the Mergers, taken together, are intended to be treated for U.S. federal and applicable state and local income tax purposes (the “Intended Tax Treatment”) as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Parent, Company and Merger Sub each will be a party to such reorganization within the meaning of Section 368(b) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code;

WHEREAS, it is expected that the Consenting Stockholders will promptly after the execution and delivery of this Agreement by all parties (i) and, in any event, by no later than the Consent Time, execute and deliver an action by written consent to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (ii) exercise their drag-along rights in accordance with Section 4.2 of the Stockholders Agreement; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound by this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the following respective meanings:

“2024 Long-Term Incentive Plan” has the meaning set forth in the Recitals.

“2024 LTIP Adoption” has the meaning set forth in the Recitals.

“Acceptable Confidentiality Agreement” means a confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to those contained in the confidentiality provisions of the Confidentiality Agreement.

“Action” means any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Aggregate Merger Consideration” means a number of shares of Parent Common Stock equal to the product of (i) forty-eight percent (48%) multiplied by (ii) the quotient of (x) the Parent Fully Diluted Shares divided by (y) fifty-two percent (52%).

“Aggregate Net Option Shares” has the meaning set forth in Section 3.5(a).

“Aggregate Net RSU Shares” has the meaning set forth in Section 3.5(c).

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Parent Bylaws” has the meaning set forth in Section 2.4(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or any other applicable Law concerning anti-bribery or anti-corruption.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.7(c).

“Antitrust Authority” means the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States or any other Governmental Entity of any jurisdiction with responsibility for enforcing any Antitrust Laws.

“Antitrust Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position, including but not limited to, the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any law, rule, or regulation requiring or permitting parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.

“Assumed RSUs” has the meaning set forth in Section 3.5(b).

“Average Parent Stock Price” means the average of the closing sale prices of a share of Parent Common Stock as reported on the NYSE for each of the ten (10) consecutive trading days ending on the sixth trading day prior to the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in Houston, Texas or New York, New York are authorized or required by law or executive order to be closed.

“Certificates” or “Company Certificates” has the meaning set forth in Section 3.2(c).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state applicable Law.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Alternative Proposal” means any bona fide proposal or offer made by any Person other than a Parent Party and its Affiliates for (a) the direct or indirect acquisition by any Person (including by any asset acquisition, joint venture or similar transaction) or a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Company or any of its Subsidiaries and involving more than twenty percent (20%) of the assets of Company and its Subsidiaries, on a consolidated basis, (b) the direct or indirect acquisition by any Person of more than twenty percent (20%) of Company’s equity securities or of the voting power of the issued and outstanding shares of Company Common Stock, including any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of Company’s equity securities or shares with twenty percent (20%) or more of the voting power of the issued and outstanding shares of Company Common Stock, or (c) any combination of the foregoing, in each case of clauses (a) and (b) whether in a single transaction or a series of related transactions.

“Company Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” (within the meaning of Section 3(1) of ERISA), any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), in each case, whether or not such plans are subject to ERISA, and any bonus, incentive, retention, deferred compensation, severance, termination, vacation, stock purchase, stock option, restricted stock, stock appreciation right, equity compensation, employment, change of control, fringe benefit or other plan, program, agreement, policy or arrangement (whether written or unwritten, insured or self-insured, covering a single individual or a group of individuals) (other than any (i) Multiemployer Plan; and (ii) plan mandated by Law to be contributed to by Company or any of its Subsidiaries that is maintained by any Governmental Entity or other third party unrelated to Company and its Subsidiaries), in each case, that is sponsored, maintained, contributed to or required to be contributed to, by Company or any of its Subsidiaries for the benefit of any current or former employees, officers, directors or consultants of Company or its Subsidiaries.

“Company Board” has the meaning set forth in the Recitals.

“Company Book-Entry Shares” or “Book-Entry Shares” has the meaning set forth in the Section 3.2(c).

“Company Capitalization Date” has the meaning set forth in Section 4.2(b).

“Company Closing Cash Dividend” has the meaning set forth in Section 6.18.

“Company Common Stock” has the meaning set forth in Section 3.2(a)(i).

“Company Designees” has the meaning set forth in Section 2.5(a).

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Equity Awards” means the Company Options and the Company RSUs, in each case, outstanding immediately prior to the Effective Time.

“Company Equity Plan” means Company’s 2016 Long-Term Incentive Plan, as amended from time to time.

“Company Expenses” means a cash amount up to $4,253,000 to be paid in respect of Company’s reasonable and documented out-of-pocket costs and expenses in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated herein.

“Company Financial Statements” has the meaning set forth in Section 4.4(a).

“Company Fully Diluted Shares” means the sum of (a) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time plus (b) the number of shares of Company Common Stock subject to Company Equity Awards as set forth on the Company Fully Diluted Shares Certificate, which shall be calculated net of the number of shares of Company Common Stock to be withheld to pay the exercise price in respect of Company Options and net of the number of shares of Company Common Stock to be withheld in respect of all withholding and similar taxes payable in respect of Company Equity Awards.

“Company Fully Diluted Shares Certificate” has the meaning set forth in Section 3.2(d)(ii).

“Company Indemnified Parties” has the meaning set forth in Section 6.13(a).

“Company Leased Real Property” has the meaning set forth in Section 4.16.

“Company Major Customers” has the meaning set forth in Section 4.25.

“Company Material Adverse Effect” means any event, change, circumstance, occurrence, development, condition or effect (collectively “Effects”) that has, individually or in the aggregate, a materially adverse effect on (a) the business, assets, operations, results of operations or condition (financial or otherwise) of Company and its Subsidiaries, taken as a whole, or (b) the ability of Company and its Subsidiaries to timely consummate the transactions contemplated by this

Agreement, including any such Effect that prevents, materially delays or materially impedes Company’s or its Subsidiaries’ ability to consummate the transactions contemplated by this Agreement; provided that for purposes of clause (a) no Effect to the extent arising from any of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in, or other Effects with respect to, general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, (ii) changes or developments in, or other Effects with respect to, the industries in which Company and its Subsidiaries operate, (iii) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the Mergers or other transactions contemplated by this Agreement, including the impact thereof on the relationships of Company or any of its Subsidiaries with its or their employees, customers, suppliers, distributors, regulators or partners (it being agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement of this Agreement), or any litigation relating to the Mergers or this Agreement (other than with respect to any representations and warranties of Company specifically addressing the impact of the Mergers or this Agreement on such matters), (iv) the identity of Parent or any of its Affiliates, (v) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Parent, or failure to take any action prohibited by this Agreement, (vi) any acts of war, armed hostilities or military conflict, or acts of foreign or domestic terrorism (including cyber-terrorism), (vii) any hurricane, tornado, fire, flood, earthquake, natural disaster, act of God or other comparable events, (viii) changes in Law or applicable regulations of any Governmental Entity, (ix) changes in GAAP or the interpretation thereof, (x) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been a Company Material Adverse Effect) or (xi) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions or regulatory action taken in respect thereof; provided that, with respect to clauses (i), (ii), (vi), (vii), (viii), (ix) and (xi), such Effects shall be taken into account to the extent they have a disproportionate adverse effect on Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which Company and its Subsidiaries operate.

“Company Material Contract” means any Contract (including any amendment thereto) to which Company or any of its Subsidiaries is a party that: (i) would be a “material contract” of Company (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act); (ii) is a joint venture, partnership or similar Contract that is material to the business of Company and its Subsidiaries, taken as a whole; (iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset); (iv) is a settlement, conciliation or similar agreement (A) with any Governmental Entity or (B) which would require Company or any of its Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement; (v) contains any covenant that (A) limits the freedom of Company or its Subsidiaries to engage in or compete in any line of business, excluding clauses in commercial contracts entered into in the ordinary course of business consistent with past practice or (B) includes any provisions in respect of most favored nations pricing, minimum purchase or sale guarantees or similar concepts that restricts the business activity of Company or any of its Subsidiaries, in the case of each of subclauses (A) and (B), to a degree that is material to Company and its Subsidiaries, taken as a whole; (vi) (A) relates to the acquisition, directly or indirectly (by merger or otherwise), of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $5,000,000 that has not been consummated prior to the date of this Agreement or pursuant to which Company or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations after the date of this Agreement that would reasonably be expected to result in payments in excess of $1,000,000 for any 12-month period or other post-closing indemnification obligations; or (B) gives any Person the right to acquire any assets of Company or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date of this Agreement with a total consideration of more than $5,000,000; (vii) is a Contract between any of Company or any of its Subsidiaries, on the one hand, and any Company Stockholder holding five percent (5%) or more of the issued and outstanding shares of Company Common Stock, on the other hand, within the last five (5) years; (viii) is a Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate exposure to fluctuations in currency exchange rates, the prices of commodities or interest rates; (ix) is a Contract under which any of Company or any of its Subsidiaries has advanced or loaned any amount of money to any Affiliate of the Company or any of its Subsidiaries, including any loan extended to directors, executive officers or key employees of the Company or any of its Subsidiaries; (x) contains any provision that requires the purchase of all of Company’s or any of its Subsidiaries’ requirements for a given product or service from a third party, which product or service is material to Company and its Subsidiaries, taken as a whole; (xi) requires any capital commitment or capital expenditure (or series of capital expenditures) by Company or any of its Subsidiaries in a total amount in excess of $5,000,000, other than any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business, (xii) is a Contract with an independent contractor or other service provider for the provision of labor to Company or any of its Subsidiaries, which (A) is not cancellable without penalty or without more than sixty (60) days’ notice and (B) provides for an annual rate in excess of $100,000; (xiii) is a Contract relating to the assignment, transfer, licensing, or grant of any other rights under, any material Intellectual Property by or to Company or any of its Subsidiaries having a one-time or annual fee in excess of $250,000 excluding (A) non-exclusive licenses granted in the ordinary course of business, (B) commercially available “off the shelf” software, (C) non-disclosure agreements and (D) Open Source Software licenses; (xiv) is a Contract providing for indemnification or any guaranty by Company or any of its Subsidiaries, in each case that is material to Company and its Subsidiaries, taken as a whole, other than (X) any guaranty by Company or any of its Subsidiaries of any of the obligations of Company or any of its Subsidiaries that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (Y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business; (xv) is a Contract under which Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of Company or any of its Subsidiaries; (xvi) grants any third Person, or obligates Company or any of its Subsidiaries to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to shares of common stock or other securities of the Company; (xvii) is a Contract with any Governmental Entity during the preceding three (3) years; or (xviii) is a Contract to which any Company Major Customer or any of its Affiliates is a party or under which such Company Major Customer or its Affiliates have any rights or obligations; provided, however, that “Company Material Contract” shall not include any Company Benefit Plan.

“Company Option” means an option to purchase a share of Company Common Stock granted under the Company Equity Plan.

“Company Option Cash Equivalent” means, with respect to each Company Option, an amount equal to the excess, if any, of (a) the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, (ii) the Per Share Merger Consideration and (iii) the Average Parent Stock Price less (b) the aggregate exercise price of the shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time.

“Company Owned Real Property” has the meaning set forth in Section 4.16.

“Company Permits” has the meaning set forth in Section 4.7(h).

“Company Personal Information” has the meaning set forth in Section 4.15(c).

“Company Real Property” has the meaning set forth in Section 4.16.

“Company Recommendation” has the meaning set forth in Section 4.3(a).

“Company Registration Statement” means Company’s Amendment Number 1 to the Registration Statement on Form S-1/A (Registration No. 333-276379), as filed on January 25, 2024, with the SEC.

“Company RSUs” means a restricted stock unit granted under the Company Equity Plan.

“Company Stockholder Approval” has the meaning set forth in Section 4.21.

“Company Stockholders” or “Company Stockholder” means any Person (or the Persons, as applicable) that holds any shares of Company Common Stock of record.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(b).

“Consent Time” has the meaning set forth in Section 6.8.

“Consenting Stockholders” means, collectively, Intervale Capital Fund II, L.P., a Delaware limited partnership, Intervale Capital Fund III, L.P., a Delaware limited partnership, Amberjack Capital Fund II, L.P., a Delaware limited partnership, Innovex Co-Invest Fund, L.P., a Delaware limited partnership, Innovex Co-Invest Fund II, L.P., a Delaware limited partnership, and Intervale Capital Fund II-A, L.P., a Delaware limited partnership.

“Contaminants” has the meaning set forth in Section 4.15(b).

“Continuing RSUs” has the meaning set forth in Section 3.5(b).

“Contract” means any agreement, lease, license, contract, loan, guarantee of indebtedness, credit agreement, bond, note, mortgage, indenture, instrument, permit, concession, franchise, or other binding obligation, other than any Company Benefit Plan or any Parent Benefit Plan.

“Credit Agreement” means the Second Amended and Restated Revolving Credit, Term Loan, Guaranty and Security Agreement, dated as of June 10, 2022, among Innovex Downhole Solutions, Inc., Tercel Oilfield Products USA L.L.C., Top-Co Inc. and each party joined thereto from time to time as a borrower, as borrowers, each person joined thereto from time to time as a guarantor, as guarantors, the financial institutions from time to time party thereto, as lenders, and PNC Bank, National Association, as the agent for lenders, as amended, modified or supplemented.

“Debt” means indebtedness for borrowed money (including any deferred financing fees), capitalized leases and equivalents, all obligations in respect of letters of credit, performance bonds, bank guarantees and similar instruments, to the extent drawn or called upon, as applicable, and other obligations evidenced by promissory notes or similar instruments.

“DGCL” has the meaning set forth in the Recitals.

“Disregarded Shares” has the meaning set forth in Section 3.2(a)(ii).

“Dissenting Shares” has the meaning set forth in Section 3.3.

“Dissenting Stockholders” has the meaning set forth in Section 3.3.

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Effects” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Eligible Shares” has the meaning set forth in Section 3.2(a)(i).

“End Date” has the meaning set forth in Section 8.1(b)(i).

“Enforceability Exceptions” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

“Environmental Law” has the meaning set forth in Section 4.8(c).

“Environmental Permits” has the meaning set forth in Section 4.8(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.4(a).

“Exchange Fund” has the meaning set forth in Section 3.4(a).

“First Certificate of Merger” has the meaning set forth in Section 2.2(a).

“First Merger” has the meaning set forth in the Recitals.

“Foreign Company Benefit Plan” has the meaning set forth in Section 4.9(a).

“Foreign Investment Authority” means any Governmental Entity of any jurisdiction with responsibility for enforcing any Foreign Investment Laws.

“Foreign Investment Laws” means any non-U.S. Laws that are designed or intended to prohibit, restrict, regulate, or screen acquisitions or investments involving foreign investors and/or acquisitions or investments in, or into, the sectors in which, (a) in the case of Company, Company or its Affiliates are active, or (b) in the case of Parent, Parent or its Affiliates are active, and any law, rule, or regulation requiring or permitting parties to submit any notification or filing to a Foreign Investment Authority regarding any transaction, merger, acquisition or joint venture.

“Foreign Parent Benefit Plan” has the meaning set forth in Section 5.9(a).

“Former Company Holders” has the meaning set forth in Section 3.4(b)(i).

“Former Company Shares” has the meaning set forth in Section 3.4(b)(i).

“Fraud” means, of a Person, an intentional and willful misrepresentation of or with respect to a representation or warranty set forth in this Agreement by such Person that constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation) with the specific intent to induce another party to rely upon such representation or warranty.

“GAAP” means United States generally accepted accounting principles or, when individually applicable to foreign Subsidiaries (as applicable), the generally accepted accounting principles applicable thereto.

“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Entity, or public international organization, any political party or official thereof, and any candidate for political office.

“Governmental Entity” means (a) any supranational body, any nation or government, any state, province, or other political subdivision thereof, including all branches of the foregoing; (b) any government agency, department, board, tribunal, commission or instrumentality of the United States of America, any non-U.S. government, any state of the United States of America, or any municipality or other political subdivision thereof; and (c) any court, tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 4.8(d).

“HSR Act” has the meaning set forth in Section 4.3(b).

“Humble Lease” means that certain Lease Agreement, dated as of August 18, 2022, by and between Prologis Targeted US Logistics Fund, L.P. and Company.

“Intellectual Property” means all intellectual property rights of every kind and description throughout the world, including all U.S. and non-U.S.: (i) patents, utility models and similar statutory rights with respect to the protection of inventions and any patent applications of any of the foregoing; (ii) trademarks, trade names, service marks, logos, domain names and other indicia of origin or source, all registrations and applications for all of the foregoing, and all goodwill associated with all of the foregoing; (iii) published and unpublished works of authorship, copyrights therein and thereto, software, and all registrations and applications for all of the foregoing; (iv) Trade Secrets; and (v) any other proprietary or intellectual property rights.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“International Trade Laws” means Sanctions and applicable Laws related to export controls, import controls, and anti-boycott provisions including, to the extent applicable, the United States Export Administration Act of 1979, as amended, the Export Control Reform Act of 2018, and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations, and the anti-boycott regulations, guidelines, and reporting requirements under the Export Administration Regulations and Section 999 of the Code.

“IRS” has the meaning set forth in Section 4.9(a).

“IT Systems” has the meaning set forth in Section 4.15(b).

“Knowledge” means (a) with respect to Parent, the actual knowledge of each individual, after reasonable inquiry of the direct reports of such individual, listed on Section 1.1(a) of the Parent Disclosure Letter and (b) with respect to Company, the actual knowledge of each individual, after reasonable inquiry of the direct reports of such individual, listed on Section 1.1(b) of the Company Disclosure Letter.

“Latest Company Balance Sheet” has the meaning set forth in Section 4.4(a).

“Laws” and “Law” has the meaning set forth in Section 4.7(a).

“Leases” means all leases and subleases (including all amendments, extensions, renewals and other agreements related thereto) of real property leased or subleased by Company or Parent, as applicable, or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“LLC Sub” has the meaning set forth in the Preamble.

“LLC Sub Approval” has the meaning set forth in the Recitals.

“LLC Sub Membership Interests” has the meaning set forth in Section 3.2(b)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Merger Sub Shares” has the meaning set forth in Section 3.2(a)(iii).

“Mergers” has the meaning set forth in the Recitals.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Net Debt” means the sum of (i) all Debt of Company and its Subsidiaries and (ii) all unpaid amounts payable by the Company or its Subsidiaries to Governmental Entities in respect of withholding and similar taxes on behalf of its employees in respect of Company Equity Awards minus all cash and cash equivalents of Company and its Subsidiaries, in each case as of Closing and in each case determined in accordance with GAAP; provided, however, that with respect to any Subsidiary that is not wholly-owned by the Company, the Debt and cash and cash equivalents of such Subsidiary utilized in calculating Net Debt shall be limited to an amount equal to the percentage of such amount that is equal to the percentage ownership of such non wholly-owned Subsidiary by Company and its wholly-owned Subsidiaries. The calculation of Net Debt shall be consistent with the presentation, methodologies and assumptions used in preparing Company’s calculation of Net Debt Calculation set forth on Exhibit E hereto, which calculation has been prepared for illustrative purposes as though the Closing Date was January 31, 2024.

“New Stockholders Agreement” has the meaning set forth in Section 7.2.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means all software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model or any other license described by the Open Source Initiative as set forth anywhere on www.opensource.org or that otherwise conditions any rights granted in such license upon the disclosure, distribution or licensing of any other software or the grant of a license to any patent.

“Order” means any order, judgment, writ, decree or injunction, whether temporary, preliminary or permanent, issued by any court, agency or other Governmental Entity.

“Parent” has the meaning set forth in the Preamble.

“Parent Alternative Acquisition Agreement” has the meaning set forth in Section 6.6(a).

“Parent Alternative Proposal” means any bona fide proposal or offer made by any Person other than Company and its Affiliates for (a) the direct or indirect acquisition by any Person (including by any asset acquisition, joint venture or similar transaction) or a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Parent or any of its Subsidiaries and involving more than twenty percent (20%) of the assets of Parent and its Subsidiaries, on a consolidated basis, (b) the direct or indirect acquisition by any Person of more than twenty percent (20%) of Parent’s equity securities or of the voting power of the issued and outstanding shares of Parent Common Stock, including any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of Parent’s equity securities or shares with twenty percent (20%) or more of the voting power of the issued and outstanding shares of Parent Common Stock, or (c) any combination of the foregoing, in each case of clauses (a) and (b) whether in a single transaction or a series of related transactions.

“Parent Approvals” has the meaning set forth in Section 5.3(b).

“Parent Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” (within the meaning of Section 3(1) of ERISA), any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), in each case, whether or not such plans are subject to ERISA, and any bonus, incentive, retention, deferred compensation, severance, termination, vacation, stock purchase, stock option, restricted stock, stock appreciation right, equity compensation, employment, change of control, fringe benefit or other plan, program, agreement, policy or arrangement (whether written or unwritten, insured or self-insured, covering a single individual or a group of individuals) (other than any (i) Multiemployer Plan; and (ii) plan mandated by Law to be contributed to by Parent or any of its Subsidiaries that is maintained by any Governmental Entity or other third party unrelated to Parent and its Subsidiaries), in each case, that is sponsored, maintained, contributed to or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employees, officers, directors or consultants of Parent or its Subsidiaries.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Capitalization Date” has the meaning set forth in Section 5.2(b).

“Parent Certificate of Incorporation Amendment” has the meaning set forth in Section 2.4(a).

“Parent Change of Recommendation” has the meaning set forth in Section 6.6(d).

“Parent Common Stock” has the meaning set forth in Section 3.2(a)(i).

“Parent Designees” has the meaning set forth in Section 2.5(a).

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Equity Awards” means all Parent Options, Parent Restricted Shares, Parent RSUs and Parent Performance Units, in each case, outstanding immediately prior to the Effective Time.

“Parent Equity Plan” means Parent’s 2017 Omnibus Incentive Plan, as amended from time to time.

“Parent Expenses” means a cash amount up to $4,253,000 to be paid in respect of Parent’s reasonable and documented out-of-pocket costs and expenses in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated herein.

“Parent Fully Diluted Shares” means the sum of (a) the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time plus (b) the number of shares of Parent Common Stock that are issuable pursuant to all Parent Equity Awards taking into account the consummation of the transactions contemplated by this Agreement and, with respect to Parent Equity Awards that are not settled as of Closing, assuming the maximum number of shares of Parent Common Stock that are or could become issuable thereunder following Closing, in each case as set forth in the Parent Fully Diluted Shares Certificate, plus (c) without duplication, the number of cash-settled Parent RSUs.

“Parent Fully Diluted Shares Certificate” has the meaning set forth in Section 3.2(d)(i).

“Parent Intervening Event” has the meaning set forth in Section 6.6(d).

“Parent Leased Real Property” has the meaning set forth in Section 5.16.

“Parent Major Customers” has the meaning set forth in Section 5.28.

“Parent Material Adverse Effect” means any Effect that has, individually or in the aggregate, a materially adverse effect on (a) the business, assets, operations, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent and its Subsidiaries to timely consummate the transactions contemplated by this Agreement, including any such Effect that prevents, materially delays or materially impedes Parent’s or its Subsidiaries’ ability to consummate the transactions contemplated by this Agreement; provided that for purposes of clause (a) no Effect to the extent arising from any of the following shall be taken into account in determining whether there has been, a Parent Material Adverse Effect: (i) changes in, or other Effects with respect to, general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, (ii) any decline in, or other Effects with respect to, the market price or change in the trading volume of shares of Parent Common Stock (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change or Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (iii) changes or developments in, or other Effects with respect to, the industries in which Parent and its Subsidiaries operate, (iv) the negotiation, execution and delivery of this Agreement or the public announcement or pendency of the Mergers or other transactions contemplated by this Agreement, including the impact thereof on the relationships of Parent or any of its Subsidiaries with its or their employees, customers, suppliers, distributors, regulators or partners (it being agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the public announcement of this

Agreement), or any litigation relating to the Mergers or this Agreement (other than with respect to any representations and warranties of Parent specifically addressing the impact of the Mergers or this Agreement on such matters), (v) the identity of Company or any of its Affiliates, (vi) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Company, or failure to take any action prohibited by this Agreement, (vii) any acts of war, armed hostilities or military conflict, or acts of foreign or domestic terrorism (including cyber-terrorism), (viii) any hurricane, tornado, fire, flood, earthquake, natural disaster, act of God or other comparable events, (ix) changes in Law or applicable regulations of any Governmental Entity, (x) changes in GAAP or the interpretation thereof, (xi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect) or (xii) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions or regulatory action taken in respect thereof; provided that, with respect to clauses (i), (iii), (vii), (viii), (ix), (x) and (xii), Effects shall be taken into account to the extent they have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which Parent and its Subsidiaries operate.

“Parent Material Contract” means any Contract (including any amendment thereto) to which Parent or any of its Subsidiaries is a party that: (i) would be a “material contract” of Parent (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act); (ii) is a joint venture, partnership or similar Contract that is material to the business of Parent and its Subsidiaries, taken as a whole; (iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset); (iv) is a settlement, conciliation or similar agreement (A) with any Governmental Entity or (B) which would require Parent or any of its Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement; (v) contains any covenant that (A) limits the freedom of Parent or its Subsidiaries to engage in or compete in any line of business, excluding clauses in commercial contracts entered into in the ordinary course of business consistent with past practice or (B) includes any provisions in respect of most favored nations pricing, minimum purchase or sale guarantees or similar concepts that restricts the business activity of Parent or any of its Subsidiaries, in the case of each of subclauses (A) and (B), to a degree that is material to Parent and its Subsidiaries, taken as a whole; (vi) (A) relates to the acquisition, directly or indirectly (by merger or otherwise), of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $5,000,000 that has not been consummated prior to the date of this Agreement or pursuant to which Parent or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations after the date of this Agreement that would reasonably be expected to result in payments in excess of $1,000,000 for any 12-month period or other post-closing indemnification obligations; or (B) gives any Person the right to acquire any assets of Parent or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date of this Agreement with a total consideration of more than $5,000,000; (vii) is a Contract between any of Parent or any of its Subsidiaries, on the one hand, and any Parent Stockholder holding five percent (5%) or more of the issued and outstanding shares of Parent Common Stock, on the other hand, within the last five

(5) years; (viii) is a Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate exposure to fluctuations in currency exchange rates, the prices of commodities or interest rates; (ix) is a Contract under which any of Parent or any of its Subsidiaries has advanced or loaned any amount of money to any Affiliate of Parent or any of its Subsidiaries, including any loan extended to directors, executive officers or key employees of Parent or any of its Subsidiaries; (x) contains any provision that requires the purchase of all of Parent’s or any of its Subsidiaries’ requirements for a given product or service from a third party, which product or service is material to Parent and its Subsidiaries, taken as a whole, (xi) requires any capital commitment or capital expenditure (or series of capital expenditures) by Parent or any of its Subsidiaries in a total amount in excess of $5,000,000, other than any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business, (xii) is a Contract with an independent contractor or other service provider for the provision of labor to Parent or any of its Subsidiaries, which (A) is not cancellable without penalty or without more than sixty (60) days’ notice and (B) provides for an annual rate in excess of $100,000; (xiii) is a Contract relating to the assignment, transfer, licensing, or grant of any other rights under, any material Intellectual Property by or to Parent or any of its Subsidiaries having a one-time or annual fee in excess of $250,000 excluding (A) non-exclusive licenses granted in the ordinary course of business, (B) commercially available “off the shelf” software, (C) non-disclosure agreements and (D) Open Source Software licenses; (xiv) is a Contract providing for indemnification or any guaranty by Parent or any of its Subsidiaries, in each case that is material to Parent and its Subsidiaries, taken as a whole, other than (X) any guaranty by Parent or any of its Subsidiaries of any of the obligations of Parent or any of its Subsidiaries that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (Y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business; (xv) is a Contract under which Parent or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of Parent or any of its Subsidiaries; (xvi) grants any third Person, or obligates Parent or any of its Subsidiaries to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to shares of common stock or other securities of Parent; (xvii) is a Contract with any Governmental Entity during the preceding three (3) years; or (xviii) is a Contract to which any Parent Major Customer or any of its Affiliates is a party or under which such Parent Major Customer or its Affiliates have any rights or obligations; provided, however, that “Parent Material Contract” shall not include any Parent Benefit Plan.

“Parent Meeting” has the meaning set forth in Section 6.8(b).

“Parent Option” means an option to purchase a share of Parent Common Stock granted under the Parent Equity Plan.

“Parent Owned Real Property” has the meaning set forth in Section 5.16.

“Parent Parties” has the meaning set forth in the Preamble.

“Parent Performance Unit” means a performance unit granted under the Parent Equity Plan, that vests (in whole or in part) upon the achievement of one or more previously established but not yet satisfied performance goals (notwithstanding that the vesting of such performance unit may also be conditioned upon the continued services of the holder thereof), pursuant to which the holder has a right to receive Parent Common Stock (or an equivalent amount in cash) after the vesting or lapse of restrictions applicable to such unit.

“Parent Permits” has the meaning set forth in Section 5.7(h).

“Parent Personal Information” has the meaning set forth in Section 5.15(c).

“Parent Real Property” has the meaning set forth in Section 5.16.

“Parent Recommendation” has the meaning set forth in Section 5.3(a).

“Parent Restricted Share” means a share of Parent Common Stock granted under Parent Equity Plan that is subject to vesting, forfeiture or other lapse restriction.

“Parent RSU” a restricted stock unit granted under the Parent Equity Plan pursuant to which the holder has a right to receive Parent Common Stock (or an equivalent amount in cash) after the vesting or lapse of restrictions applicable to such unit.

“Parent SEC Documents” has the meaning set forth in Section 5.4(a).

“Parent Share” has the meaning set forth in Section 3.2(a)(i).

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stockholder Approval” has the meaning set forth in Section 5.22.

“Parent Stockholders” or “Parent Stockholder” means any Person (or the Persons, as applicable) that holds any shares of Parent Common Stock.

“Parent Superior Proposal” means a written Parent Alternative Proposal (with all references to “twenty percent (20%)” in the definition of Parent Alternative Proposal being treated as references to fifty percent (50%) for these purposes) which did not result from any material breach of Section 6.6, that the Parent Board determines in good faith, after consultation with Parent’s financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Parent Board considers to be appropriate (but including any conditions to and expected timing of consummation of such Parent Alternative Proposal, and any other legal, financial and regulatory aspects of such Parent Alternative Proposal and this Agreement that the Parent Board considers relevant), and after taking into account any revisions to the terms and conditions to this Agreement made or proposed and committed to in writing by Company in response to such Parent Alternative Proposal pursuant to Section 6.6(d), to be more favorable from a financial point of view to holders of shares of Parent Common Stock than the transactions contemplated by this Agreement.

“Parent Termination Fee” means an amount equal to $31,895,000.

“Per Share Merger Consideration” has the meaning set forth in Section 3.2(a)(i).

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet delinquent, the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (b) inchoate, maritime liens and encumbrances for storage, repairs, necessaries, supplies, towage, drydock, bunkers, services, wharfage, and harbor dues, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, charterer’s, landlords’ or other similar Liens, arising in the ordinary course of business for amounts that are not delinquent and that will be paid in the ordinary course of business, (c) with respect to the Company Real Property, requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over such Company Real Property that are not violated by the current use or occupancy of such Company Real Property or the activities currently conducted thereon, in any material respect, (d) with respect to the Parent Real Property, requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over such Parent Real Property which are not violated by the current use or occupancy of such Parent Real Property or the activities currently conducted thereon, in any material respect, (e) Liens in favor of lessors arising in connection with any property leased to Company and its Subsidiaries or Parent and its Subsidiaries, (f) Liens that are disclosed on the most recent consolidated balance sheet of Company or Parent or notes thereto (or securing liabilities reflected on such balance sheet), (g) with respect to the Company Leased Real Property, Liens arising from the terms of the related Leases, (h) with respect to Parent Leased Real Property, Liens arising from the terms of the related Leases, (i) with respect to the Company Real Property, easements, rights of way, restrictions, covenants, Liens and title imperfections which, in each case of this clause (i), would not interfere with the present use of the properties or assets of the business of Company and its Subsidiaries, taken as a whole, (j) with respect to the Parent Real Property, easements, rights of way, restrictions, covenants, Liens and title imperfections which, in each case of this clause (j), would not materially impair the value or interfere with the present use of the properties or assets of the business of Parent and its Subsidiaries, taken as a whole, (k) non-exclusive licenses, non-disclosure agreements or covenants not to sue with respect to Intellectual Property granted by Company or its Subsidiaries or Parent and its Subsidiaries (i) in the ordinary course of business or (ii) to contractors, vendors or service providers solely for the purpose of performance of services for the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, where the license is ancillary to the purpose of the underlying contract; (l) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, tenders, trade contracts, insurance obligations or other obligations of a like nature incurred in the ordinary course of business, and (m) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security obligations.

“Permitted Net Debt Amount” has the meaning set forth in Section 6.1(b)(viii),

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity.

“Policies” has the meaning set forth in Section 4.18.

“Proxy Statement/Prospectus” has the meaning set forth in Section 4.12.

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Laws, orders, directives, guidelines or recommendations issued by any Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.

“Registration Rights Agreement” has the meaning set forth in Section 7.2(d).

“Registration Statement” has the meaning set forth in Section 4.12.

“Representatives” means, with respect to a Person, such Person’s investment bankers, consultants, attorneys, accountants, agents, advisors, Affiliates and other representatives.

“Requisite Company Stockholders” means the Company Stockholders comprising at least the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement.

“Sanctions” has the meaning set forth in Section 4.7(e).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.2(c).

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Effective Time” has the meaning set forth in Section 2.2(d).

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Specified Approvals” has the meaning set forth in Section 4.3(b).

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement among Company and the stockholders named therein, dated as of January 1, 2023, as amended, supplement, modified or restated from time to time.

“Subsidiary” means, with respect to any party, any corporation, limited liability company, partnership, association, trust or other form of legal entity of which (a) more than fifty percent (50%) of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Substitute RSU” has the meaning set forth in Section 3.5(b).

“Surviving Company” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Surviving Corporation Shares” has the meaning set forth in Section 3.2(a)(iii).

“Takeover Law” has the meaning set forth in Section 4.22.

“Tax Return” has the meaning set forth in Section 4.13(b).

“Taxes” has the meaning set forth in Section 4.13(b).

“Termination Date” has the meaning set forth in Section 6.1(a).

“Trade Secrets” means trade secrets, know-how, inventions, methods, processes, technology, data, databases and data collections, in each case, that derive independent economic value, actual or potential, from not being generally known to, or not readily ascertainable through proper means by, other Persons, but excluding any Copyrights or Patents that cover or protect any of the foregoing.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code (including any successor regulations).

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such action or failure to take such action would be a material breach of this Agreement.

Section 1.2 Headings. Headings of the articles and sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.3 Interpretation. When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” in this Agreement are to United States dollars. Any agreement or contract defined or referred to herein means such agreement or contract as from time to time amended, modified or supplemented in accordance with the terms hereof and thereof, including by waiver or consent; provided that with respect to any agreement or contract listed on a schedule hereto, all such amendments, modifications, or supplements must also be listed on the appropriate schedule. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it were drafted by all of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Documents or other information or materials will be deemed to have been “made available” by Company or Parent, as applicable, if such documents, information or materials have been (i) posted to the “Project Ironman” virtual data rooms managed by Company hosted with DFS Venue and by Parent hosted by DealRoom, in each case prior to 5:00 p.m. central time on the day prior to the date of this Agreement or (ii) filed with or furnished to the SEC and available on the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

ARTICLE II

THE MERGERS

Section 2.1 The Mergers. On the terms and subject to the satisfaction or, to the extent permitted herein and by applicable Law, waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Company, the separate corporate existence of Merger Sub will cease and Company will continue its corporate existence under the DGCL as the Surviving Corporation and a wholly owned Subsidiary of Parent. On the terms and subject to the satisfaction or, to the extent permitted herein and by applicable Law, waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, at the Second Merger Effective Time, the Surviving Corporation will merge with and into LLC Sub, the separate corporate existence of the Surviving Corporation will cease and LLC Sub will continue its limited liability company existence under the DLLCA as the surviving entity in the Second Merger and a wholly owned Subsidiary of Parent.

Section 2.2 Effective Time of the Mergers. Subject to the provisions of this Agreement, on the Closing Date, the parties shall cause the following to occur:

(a) Company shall execute and file a Certificate of Merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form and manner provided in the DGCL and shall make all other filings or recordings required under the DGCL to effect the First Merger.

(b) The First Merger shall become effective at such time as is provided in the First Certificate of Merger as agreed between Parent and Company (such time as the First Merger becomes effective, the “Effective Time”).

(c) LLC Sub shall execute and file a Certificate of Merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form and manner provided in the DGCL and DLLCA and shall make all other filings or recordings required under the DGCL and DLLCA to effect the Second Merger.

(d) The Second Merger shall become effective one minute after the Effective Time (such time as the Second Merger becomes effective, the “Second Merger Effective Time”), which shall be specified in the Second Certificate of Merger.

Section 2.3 Closing. The closing of the Mergers (the “Closing”) shall take place at 9:00 a.m., central time, on the third (3rd) Business Day after the satisfaction or waiver in accordance with this Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing), remotely through the electronic exchange of documents and consideration required to be delivered at the Closing, unless another place, date or time is agreed to in writing by Company and Parent. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.4 Certificate of Incorporation and Bylaws of Parent and the Surviving Company.

(a) Subject to Section 6.6 and Section 6.8 and to the receipt of the Parent Stockholder Approval, Parent shall take all actions reasonably necessary such that at the Effective Time, the restated certificate of incorporation and amended and restated bylaws of Parent shall be amended in the form set forth in Exhibit A and Exhibit B, respectively (the “Parent Certificate of Incorporation Amendment” and the “Amended and Restated Parent Bylaws”, respectively), and Parent shall cause the Parent Certificate of Incorporation Amendment to be executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware, and shall make any and all other filings or recordings required under the DGCL in connection therewith.

(b) Subject to Section 6.13, at the Effective Time, the certificate of incorporation and bylaws of Company shall be amended and restated to read as the certificate of incorporation and bylaws of Merger Sub, and as so amended and restated, shall be the certificate of incorporation and bylaws of the Surviving Corporation, in each case, until thereafter amended.

(c) Subject to Section 6.13, at the Second Merger Effective Time, the certificate of formation and limited liability company agreement of LLC Sub in effect as of immediately prior to the Second Merger Effective Time shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving Company from and after the Second Merger Effective Time until thereafter amended as provided therein or by applicable Law.

Section 2.5 Governance Matters.

(a) Parent shall take all actions reasonably necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the Parent Board immediately prior to the Effective Time) so that, at the Effective Time, the number of directors that will comprise the full Parent Board will be nine (9). The parties hereto shall take all actions reasonably necessary to cause (i) the four (4) individuals designated by Company set forth on Section 2.5(a) of the Company Disclosure Letter and identified thereon as the “Company Designees”

(the “Company Designees”), (ii) the Chief Executive Officer of Company immediately prior to the Effective Time and (iii) the four (4) individuals designated by Parent set forth on Section 2.5(a) of the Parent Disclosure Letter and identified thereon as the “Parent Designees” (the “Parent Designees”) to serve on the Parent Board so that, as a result, at the Effective Time, the Parent Board shall consist solely of the Company Designees, the Chief Executive Officer of Company immediately prior to the Effective Time and the Parent Designees until the earlier of their resignation, death or removal or until their respective successors are duly elected and qualified. Each member of the Parent Board identified in Section 2.5(a) of the Parent Disclosure Letter and at least one member of the Company Board identified in Section 2.5(a) of the Company Disclosure Letter as being “independent” shall qualify as an “independent director” as such term is defined in the applicable rules and regulations of the SEC and the NYSE. In the event that (i) any Company Designee is unable or unwilling to serve, for any reason, as a director on the Parent Board at the Effective Time, Company shall have the right to designate another individual reasonably acceptable to Parent to serve as a director on the Parent Board and to become a Company Designee in place of such Company Designee originally designated, provided, that if such director is a replacement for a director designated as “independent” on Section 2.5(a) of the Company Disclosure Letter such replacement director shall meet the requirements for being an “independent” director under the applicable standards of the NYSE and the SEC, and (ii) any Parent Designee is unable or unwilling to serve, for any reason, as a director on the Parent Board at the Effective Time, Parent shall have the right to designate another individual reasonably acceptable to Company to serve as a director on the Parent Board and to become a Parent Designee in place of such Parent Designee originally designated, provided, that if such director is a replacement for a director designated as “independent” on Section 2.5(a) of the Parent Disclosure Letter such replacement director shall meet the requirements for being an “independent” director under the applicable standards of the NYSE and the SEC.

(b) The parties hereto shall take all actions reasonably necessary such that, effective as of the Effective Time, the individuals designated on Section 2.5(b) of the Company Disclosure Letter shall be appointed as officers of Parent with the positions set forth thereon.

(c) The parties hereto shall take all actions reasonably necessary such that, effective as of the Second Merger Effective Time, the individuals designated on Section 2.5(c) of the Company Disclosure Letter shall be appointed as officers of the Surviving Company with the positions set forth thereon.

(d) The parties hereto agree that, from and after the Effective Time, the headquarters of Parent shall be in the greater Houston metropolitan area.

(e) Parent shall change its name to “Innovex, Inc.” or a similar name approved by Company prior to or as of the Effective Time.

(f) Parent shall cause the ticker symbol of Parent to be “INVX” as of immediately prior to the Effective Time.

(g) Parent shall take all actions necessary such that, at the Effective Time, (i) a Parent Designee selected by Parent shall have been appointed as Chairperson of the (A) Parent Board, (B) Audit Committee of the Parent Board, (C) Nomination & Governance Committee of the Parent Board and (D) Compensation Committee of the Parent Board and (ii) subject to satisfaction of applicable independence requirements, the Company Designees listed on Section 2.5(g) of the Company Disclosure Letter shall be appointed to the Nomination & Governance Committee and the Compensation Committee of the Parent Board.

(h) Parent shall take all actions necessary such that one of the Company Designees shall serve in the class of directors to be elected at the 2024 annual meeting of Parent Stockholders, one of the Company Designees shall serve in the class of directors to be elected at the 2025 annual meeting of Parent Stockholders, and two of the Company Designees shall serve in the class of directors to be elected at the 2026 annual meeting of Parent Stockholders.

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.1 Effects. The Mergers shall have the effects set forth in this Agreement, the First Certificate of Merger, the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all the rights, privileges, immunities, powers, purposes, property and assets of each of Merger Sub and Company shall vest in the Surviving Corporation, and all liabilities, obligations and penalties of each of Merger Sub and Company shall be assumed by the Surviving Corporation and (b) at the Second Merger Effective Time, all rights, privileges, immunities, powers, purposes, property and assets of each of the Surviving Corporation and LLC Sub shall vest in the Surviving Company, and all liabilities, obligations and penalties of each of the Surviving Corporation and LLC Sub shall be assumed by the Surviving Company.

Section 3.2 Conversion of Securities.

(a) At the Effective Time, by virtue of the First Merger and without any action on the part of any Parent Party, Company or the holders of any of the following securities:

(i) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Disregarded Shares and Dissenting Shares) (“Eligible Shares”) shall be converted automatically into and shall thereafter represent the right to receive a number of shares of common stock, par value $0.01 per share, of Parent (such shares, collectively, the “Parent Common Stock” and, each, a “Parent Share”) equal to the quotient of (i) the Aggregate Merger Consideration divided by (ii) the Company Fully Diluted Shares (the portion of the Aggregate Merger Consideration payable per share of Company Common Stock, the “Per Share Merger Consideration”). As of the Effective Time, all Eligible Shares shall cease to be outstanding, shall cease to exist, and shall be cancelled and thereafter represent only the right to receive the Per Share Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 3.4(c), in each case, to be issued or paid in accordance with Section 3.4, without interest and subject to any withholding of Taxes required by applicable Law. In no event will Parent issue more shares of Parent Common Stock pursuant to this Section 3.2 and Section 3.5 than the Aggregate Merger Consideration.

(ii) Company and Parent-Owned Company Shares. Each share of Company Common Stock owned by Company, Merger Sub, Parent or any direct or indirect, wholly owned Subsidiary of Company or Parent (“Disregarded Shares”), in each case, immediately prior to the Effective Time, shall cease to be outstanding, shall cease to exist and shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(iii) Conversion of Merger Sub Shares. Each share of common stock of Merger Sub (the “Merger Sub Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Shares”).

(b) At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of any Parent Party, the Surviving Corporation, Company or the holders of any of the following securities:

(i) LLC Sub Membership Interests. The membership interests of LLC Sub issued and outstanding immediately prior to the Second Merger Effective Time shall remain issued and outstanding and shall constitute the only outstanding membership interests of the Surviving Company immediately following the Second Merger Effective Time (the “LLC Sub Membership Interests”).

(ii) Capital Stock of the Surviving Corporation. Each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Merger Effective Time shall cease to be outstanding and shall automatically be cancelled and cease to exist at the Second Merger Effective Time, and no consideration shall be delivered in exchange therefor or cancellation thereof. Each holder of a share of Surviving Corporation Shares that was outstanding immediately prior to the Second Merger Effective Time shall cease to have any rights with respect thereto.

(c) Exchange of Certificates. Certificates that immediately prior to the Effective Time represented the shares of Company Common Stock (the “Company Certificates” or “Certificates”, and the shares of Company Common Stock represented by book-entry, the “Company Book-Entry Shares” or “Book-Entry Shares”) shall be exchanged in accordance with Section 3.4.

(d) Fully Diluted Shares Certificates.

(i) Parent will prepare and deliver to Company at least three (3) Business Days prior to the Closing Date a certificate signed by the chief financial officer of Parent in a form reasonably acceptable to Company, setting forth, as of immediately prior to the Effective Time, a detailed report containing all data necessary to calculate the Parent Fully Diluted Shares (the “Parent Fully Diluted Shares Certificate”).

(ii) Company will prepare and deliver to Parent at least three (3) Business Days prior to the Closing Date a certificate signed by the chief financial officer of Company, setting forth, as of immediately prior to the Effective Time a detailed report containing all data necessary to calculate, the Company Fully Diluted Shares (the “Company Fully Diluted Shares Certificate”).

Section 3.3 Dissenters’ Rights. Except as otherwise waived pursuant to the Stockholders Agreement, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the First Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive such stockholder’s portion of the Aggregate Merger Consideration, but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder’s shares of Company Common Stock shall thereupon be treated as an Eligible Share, as of the Effective Time in accordance with Section 3.2(a)(i). Company shall give Parent prompt notice and a copy of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by Company relating to Company Stockholders’ rights of appraisal. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.4 Deposit of Aggregate Merger Consideration and Exchange Procedures.

(a) Deposit of Aggregate Merger Consideration. Parent shall prior to the Effective Time, deposit, or cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent and reasonably acceptable to Company to act as an exchange agent hereunder (the “Exchange Agent”), in trust for the benefit of the Company Stockholders and other Persons entitled to receive part of the Aggregate Merger Consideration hereunder, (i) evidence of shares in book-entry form representing shares of Parent Common Stock comprising the aggregate Per Share Merger Consideration to be issued pursuant to Section 3.2(a)(i), (ii) cash in dollars of immediately available funds sufficient to pay cash in lieu of fractional shares pursuant to Section 3.4(d) and (iii) as necessary from time to time after the Effective Time, any dividends or other distributions payable on such shares of Parent Common Stock pursuant to Section 3.4(c). Such evidence of book-entry form representing shares of Parent Common Stock and such cash so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures; Fractional Shares.

(i) As soon as reasonably practicable after the Effective Time, but in no event later than three (3) Business Days following the Effective Time, Parent shall, and shall cause the Surviving Company to, cause the Exchange Agent to mail or otherwise make available to each holder of record, as of the Effective Time, of shares of Company Common Stock and Company Equity Awards (other than Continuing RSUs) (such holders, the “Former Company Holders”, and such shares, the “Former Company Shares”): (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Former Company Shares, shall pass, only upon proper delivery of the Company Certificate(s) or Company Book-Entry Share(s) to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Company Certificate(s) or Company Book-Entry Share(s) in exchange for the Per Share Merger Consideration therefor. Such letter of transmittal shall be in such form and have such other provisions as Parent and Company may mutually agree prior to the Closing.

(ii) Each Former Company Holder who surrenders to the Exchange Agent Company Certificate(s) or Company Book-Entry Share(s), as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, shall be entitled to receive in exchange therefor: (A) the number of shares of Parent Common Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Company Certificates or Company Book-Entry Shares, as applicable, were converted in accordance with Section 3.2(a)(i), and such Company Certificates or Company Book-Entry Shares so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars equal to (I) the amount of cash in lieu of fractional interests in shares of Parent Common Stock to be paid pursuant to Section 3.4(d), plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.4(c). Each Former Company Holder who holds a Company Equity Award (other than a Continuing RSU) and submits a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, shall be entitled to receive in exchange therefor: (A) the number of shares of Parent Common Stock, if any, that such holder is entitled to pursuant to Section 3.5, and (B) a check in an amount of U.S. dollars equal to (I) the amount of cash in lieu of fractional interests in shares of Parent Common Stock to be paid pursuant to Section 3.4(d), plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.4(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock issuable with respect to shares of Company Common Stock pursuant to the First Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares, and no cash payment in respect of fractional shares shall be paid to any such holder pursuant to Section 3.4(d), until those Certificates or Book-Entry Shares are surrendered as provided in this Article III. Upon surrender, there shall be issued and/or paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those shares of Parent Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Parent Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to such surrender.

(d) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued. Fractional share interests shall not entitle the holder thereof to vote or to any other rights of a Parent Stockholder or otherwise other than the right to receive cash as set forth in this Section 3.4. In lieu of the issuance of any fractional share, each Company Stockholder who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash in dollars, without interest, rounded to the nearest cent, equal to the product of (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time) would otherwise be entitled and (ii) the Average Parent Stock Price. The payment of cash in lieu of fractional share interests pursuant to this Section 3.4 is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the conversion of securities in connection with the First Merger. As soon as practicable after the determination of the amount of cash to be paid to such holders of Company Common Stock with respect to any fractional share interests in shares of Parent Common Stock, the Exchange Agent shall promptly pay such amounts, without interest, subject to customary rounding, to such holders of shares of Company Common Stock entitled to receive such cash subject to and in accordance with this Section 3.4.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed on the first anniversary of the Effective Time shall be delivered to Parent, upon demand by Parent, and any Company Stockholders or other relevant Persons who have not theretofore complied with this Article III shall thereafter (except to the extent representing Disregarded Shares or Dissenting Shares) look only to Parent for payment of their claim for any part of the Aggregate Merger Consideration, any cash in lieu of fractional Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

(f) No Liability. Anything herein to the contrary notwithstanding, none of Parent, Company, the Surviving Corporation, the Surviving Company, Merger Sub or LLC Sub shall be liable to any holder of Company Common Stock or any other Person entitled to receive part of the Aggregate Merger Consideration for cash or Parent Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Closing of Transfer Books. The Parent Common Stock issued and cash paid pursuant to this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, the stock transfer books of Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of Company of shares of Company Common Stock that were outstanding, respectively, immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent, Company or the Exchange Agent for transfer or any other reason, they shall be cancelled and exchanged pursuant to this Article III.

(h) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit reasonably acceptable to Parent of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in a customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay and deliver, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration for each Eligible Share represented thereby, any cash in respect of fractional shares and any dividends or distributions on the Certificate had such lost, stolen or destroyed Certificate been surrendered as provided in this Article III.

Section 3.5 Treatment of Company Equity Awards.

(a) Each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall, as of the Effective Time, become vested, be cancelled and be converted into the right to receive, that number of shares of Parent Common Stock equal to (x) the Company Option Cash Equivalent divided by (y) the Average Parent Stock Price (rounded up to the nearest whole cent), reduced by the number of shares of Parent Common Stock required to be deducted to satisfy applicable withholding and similar taxes arising in connection with the treatment under this Section 3.5 (provided that any fractional shares of Parent Common Stock shall be treated as set forth in Section 3.4(d)) (the “Aggregate Net Option Shares”).

(b) Each Company RSU that is outstanding immediately prior to the Effective Time, whether or not vested, and set forth on Section 3.5(b) of the Company Disclosure Letter (each a “Continuing RSU” and collectively the “Continuing RSUs”) will be either be: (i) if the Parent Stockholders approve the 2024 Long-Term Incentive Plan at the Parent Meeting, cancelled and the holder of such Continuing RSU shall be entitled to receive, as soon as practicable following the Closing Date, in, substitution for, and full satisfaction of, the rights of such holder with respect thereto, a restricted stock unit representing the opportunity to be issued shares of Parent Common Stock granted under, and in accordance with, the 2024 Long-Term Incentive Plan (each, a “Substitute RSU”), which Substitute RSU shall (A) provide the holder with the opportunity to be issued that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Continuing RSU as of immediately prior to the Effective Time multiplied by the Per Share Merger Consideration; provided, however, that notwithstanding anything herein or in the 2024 Long-Term Incentive Plan to the contrary, the substitution of the Substitute RSUs for the Continuing RSUs will be made in a manner consistent with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder and (B) be subject to vesting over the same time period as was applicable under the respective Continuing RSUs with such remaining vesting term being applied proportionately to the Substitute RSUs and will otherwise be subject to all of the terms and conditions of the 2024 Long-Term Incentive Plan (including settlement related provisions) and restricted stock unit award agreements for the Substitute RSUs (with terms and conditions substantially similar to 2024 Long-Term Incentive Plan and the applicable restricted stock unit award agreements under which the Continuing RSUs were originally granted); or (ii) if the Parent Stockholders do not approve the 2024 Long-Term Incentive Plan at the Parent Meeting, assumed by Parent (the “Assumed RSUs”) and, in such case, each Assumed RSU assumed by Parent will continue to have, and be subject to, the same terms and conditions of such Continuing RSU immediately prior to the Effective Time, including vesting restrictions, except for administrative changes that are not adverse to the holder of the Assumed RSU and except that (A) each Continuing RSU shall cover a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that would be issuable under the Continuing RSU immediately prior to the Effective Time multiplied by the Per Share Merger Consideration, rounded down to the nearest whole number of shares of Parent Common Stock and (B) all references to the “Company” in the Company Equity Plan and restricted stock unit agreements will be references to Parent.

(c) Each Company RSU that is outstanding immediately prior to the Effective Time, whether or not vested, and is not a Continuing RSU will not be assumed by Parent, but will instead be converted into the right to receive, in exchange for the cancellation of such Company RSU (or portion thereof), that number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, reduced by the number of shares of Company Common Stock required to be deducted to satisfy applicable withholding and similar taxes arising in connection with the treatment under this Section 3.5(c) and (y) the Per Share Merger Consideration (the “Aggregate Net RSU Shares”) (provided that any fractional shares of Parent Common Stock shall be treated as set forth in Section 3.4(d)).

(d) Prior to the Effective Time, Parent and Company, as applicable, will adopt such resolutions of the Parent Board or Company Board (or any appropriate committee thereof) as are required to effectuate the actions contemplated by this Section 3.5. Without limiting the generality of the foregoing, as soon as reasonably practicable (but in no event later than twenty (20) Business Days) after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Continuing RSU an appropriate notice setting forth such holder’s rights pursuant thereto. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon settlement of Continuing RSUs pursuant to the terms set forth in this Section 3.5. In the event that the Parent Stockholders do not approve the 2024 Long-Term Incentive Plan at the Parent Meeting, as of the Effective Time, Parent shall assume the obligations and succeed to the rights of the Company under the Company Equity Plan. As soon as practicable (but in no event more than twenty (20) Business Days) after the Effective Time, the shares of Parent Common Stock subject to the Continuing RSUs shall be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Continuing RSUs remain outstanding. For the avoidance of doubt, in the event that the Parent Stockholders approve the 2024 Long-Term Incentive Plan at the Parent Meeting and Substitute RSUs are issued under the 2024 Long-Term Incentive Plan pursuant to Section 3.5(b), the Substitute RSUs shall be in addition to and will not reduce the share reserve under the 2024 Long-Term Incentive Plan.

Section 3.6 Withholding. Each of Parent, the Exchange Agent, Company, the Surviving Corporation and the Surviving Company, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as each is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations, or any applicable provision of U.S. state or local tax law or non-U.S. tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the relevant party.

Section 3.7 Adjustments. If, after the date hereof and prior to the Effective Time, either (i) Parent pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any share of Parent Common Stock, or (ii) Company pays a distribution in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Company Common Stock, then the Per Share Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

Section 3.8 Intended Tax Treatment. The relevant parties will (a) file and retain such information as will be required under Treasury Regulations Section 1.368-3 and (b) file all Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law) or a change in applicable Law. Each of the parties agrees to use its respective reasonable best efforts (i) to promptly notify the other parties of any challenge to the Intended Tax Treatment by any Governmental Entity, and (ii) to provide such information as their relevant equityholders who qualify as “significant holders” may require to file a statement with their U.S. federal income tax return in accordance with Section 1.368-3(b) of the Treasury Regulations. None of the parties or their respective Affiliates will knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. In the event that the Mergers, taken together, would reasonably be likely to fail to qualify for the Intended Tax Treatment, the parties agree (x) to cooperate in good faith to explore such modifications to the structure or alternative structures as would permit the Mergers to qualify for the Intended Tax Treatment and (y) to the extent the parties agree to pursue any such modification or alternative structure in the exercise of their reasonable discretion, the parties will enter into an appropriate amendment to this Agreement to reflect such modification or alternative structure; provided, however, that any actions taken pursuant to this Section 3.8 will not prevent, delay or impede the Closing or impose any unreimbursed cost on any party without the consent of such party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed (a) in the Company Registration Statement filed prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section or forward-looking statements section or statements that are otherwise forward-looking, predictive, nonspecific or cautionary in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure or (b) in the disclosure letter delivered by Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to all Sections of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure), Company represents and warrants to Parent as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) Company is (i) a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of Company.

(b) Each of Company’s Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite limited liability company, corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign limited liability company, corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company has made available to Parent true and complete copies of the charter and bylaws (or similar organizational documents) of each of Company’s Subsidiaries. Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of Company and each Subsidiary’s jurisdiction of incorporation. Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) of each of the Subsidiaries is duly authorized, validly issued, fully paid (to the extent required by applicable Laws and the organizational documents of such Subsidiary) and nonassessable and owned, directly or indirectly, by Company or by a direct or indirect, wholly owned Subsidiary of Company, free and clear of any Liens. No direct or indirect Subsidiary of Company owns any shares of Company Common Stock or Company Equity Awards.

Section 4.2 Capitalization.

(a) The authorized share capital of Company consists of 20,000,000 shares of Company Common Stock.

(b) As of the close of business on March 15, 2024 (the “Company Capitalization Date”), there were (i) 15,393,464 shares of Company Common Stock issued and outstanding and (ii) Company Equity Awards in respect of an aggregate of 1,705,434 shares of Company Common Stock, 1,260,028 of which are issuable upon exercise of Company Options and 445,406 of which are issuable upon vesting and settlement of Company RSUs. As of the Company Capitalization Date, there were 294,566 shares of Company Common Stock available for issuance under the Company Equity Plan. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Since the Company Capitalization Date, Company has not issued any shares of Company Common Stock, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any shares of Company Common Stock, voting securities or other equity interests other than upon settlement or issuance in respect of Company Equity Awards.

(c) Except as set forth in subsection (b) above and in the Stockholders Agreement, as of the date of this Agreement, (i) Company does not have any shares of Company Common Stock issued or outstanding other than shares of Company Common Stock that have become outstanding after the Company Capitalization Date which were reserved for issuance as of such date, as set forth in subsection (b) above, (ii) there are no outstanding subscriptions, options, warrants, preemptive rights, phantom stock, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of shares of Company Common Stock (or other property in respect of the value thereof) to which Company or any of Company’s Subsidiaries is a party obligating Company or any of Company’s Subsidiaries to (A) issue, transfer or sell any shares of Company Common Stock or other equity interests of Company or any Subsidiary of Company or securities convertible into or exchangeable for such shares of Company Common Stock or other limited liability company interests, voting securities or other equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, preemptive rights, phantom stock, convertible or exchangeable securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, and (iii) there are no outstanding obligations of Company or any Subsidiary of Company to make any payment based on the price or value of any capital stock or other equity securities of Company or any of its Subsidiaries.

(d) Neither Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(e) Except as set forth in the Stockholders Agreement, there are no voting trusts or other agreements or understandings to which Company or any of its Subsidiaries is a party with respect to the voting of Company Common Stock or company interests, voting securities or other equity interests of Company or any of its Subsidiaries.

Section 4.3 Authority Relative to this Agreement; No Violation.

(a) Company has the requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The Company Board has (i) determined, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL, that it is advisable, fair to and in the best interests of Company and Company Stockholders to consummate the transactions contemplated by this Agreement, including the Mergers, (ii) approved and declared advisable this Agreement and (iii) resolved to submit and recommend the adoption of this Agreement by Company Stockholders (the “Company Recommendation”) and directed that such matter be submitted for consideration by Company Stockholders. No other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement except for, with respect to the Mergers, obtaining the Company Stockholder Approval and the filing of each of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by Company and, assuming this Agreement constitutes the valid and binding agreement of each Parent Party, constitutes the valid and binding agreement of Company, enforceable against Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by Company of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement by Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the First Certificate of Merger and Second Certificate of Merger, (ii) (A) the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (B) any filings under any other Antitrust Laws or Foreign Investment Laws set forth on Section 4.3(b) of the Company Disclosure Letter, (iii) compliance with the applicable requirements of the Exchange Act, (iv) compliance with the rules and regulations of any applicable stock exchange, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents from and/or notices to Governmental Entities set forth on Section 4.3(b) of the Company Disclosure Letter (collectively, clauses (i) through (vi), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification from or to a Governmental Entity the failure of which to make or obtain would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution, delivery and performance by Company of this Agreement and the consummation by Company of the First Merger and the other transactions contemplated by this Agreement (excluding, for the avoidance of doubt, other than in the case of the Credit Agreement and the Humble Lease, the Second Merger) do not and will not (i) assuming receipt of the Company Stockholder Approval, contravene or conflict with, or breach any provision of, the organizational or governing documents of Company or any of its Subsidiaries, or (ii) assuming compliance with the matters referenced in Section 4.3(b), receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, (A) contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to Company or any of its Subsidiaries or any of their respective properties or assets, or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any Contract to which Company or any of its Subsidiaries or by which they or any of their respective properties or assets may be bound or affected, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Company or any of its Subsidiaries, other than, in the case of clauses (ii)(A) and (B), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Attached to Section 4.4(a) of the Company Disclosure Letter are: (i) Company’s unaudited condensed consolidated balance sheets as of September 30, 2023 (the “Latest Company Balance Sheet”) and December 31, 2022 and the related condensed consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the nine (9) months ended September 30, 2023 and 2022, and (ii) Company’s audited consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2022 and 2021 (collectively, the “Company Financial Statements”). Except as set forth on Section 4.4(a) of the Company Disclosure Letter, the Company Financial Statements present fairly in all material respects, in accordance with GAAP, the consolidated financial condition and results of operations of Company and its Subsidiaries as of the dates and for the periods referred to therein applied on a consistent basis during the periods presented, except as may be indicated in the notes thereto and subject, in the case of the unaudited financial statements, to (x) the absence of footnote disclosures and other presentation items and (y) changes resulting from normal, year-end audit adjustments, none of which are expected to be material, made in the ordinary course of business.

(b) The books of account and other financial records of Company and its Subsidiaries have been kept accurately, in all material respects, in the ordinary course of business consistent with applicable Laws, and the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Company have been properly recorded therein in all material respects.

(c) No bankruptcy, insolvency, winding up, or similar proceedings have occurred or are pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries or Company’s or any of its Subsidiaries’ properties or assets, and there is no basis therefor. Each of Company’s and its Subsidiaries is, and will be as of immediately prior to the Closing, financially solvent in accordance with GAAP.

Section 4.5 Internal Controls and Procedures.

(a) Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) maintain accountability for assets, and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of Company and its Subsidiaries. Company’s system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(b) To the Knowledge of Company, from January 1, 2022 through the date of this Agreement, (i) neither Company nor any of its Subsidiaries or any of their respective directors or officers has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of Company or any of its Subsidiaries, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in unlawful accounting or auditing practices and (ii) there has been no material change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise) of Company that is not described in the Company Financial Statements. Since January 1, 2022, Company and its Subsidiaries have not identified and have not been advised in writing by the auditors of Company and its Subsidiaries of any fraud or allegation of fraud, whether or not material, that involves management or other employees of Company or any of its Subsidiaries who have a role in Company’s or any of its Subsidiaries internal controls over financial reporting.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the Latest Company Balance Sheet or the notes thereto, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred in the ordinary course of business since January 1, 2023 and (d) for liabilities or obligations that have been discharged or paid in full, neither Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Company and its Subsidiaries, other than liabilities that do not constitute, and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Each of Company and its Subsidiaries is, and since January 1, 2022 (in the case of Company) and the later of January 1, 2022 and such Subsidiary’s respective date of incorporation, formation or organization (in the case of a Subsidiary) has been, in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign law, constitution, treaty, convention, statute, ordinance, rule, regulation, judgment, settlement, Order, arbitration award or agency requirement of any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Anything contained in this Section 4.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 4.7(a) in respect of Anti-Corruption Laws, Anti-Money Laundering Laws, International Trade Laws, environmental, tax, intellectual property, employee benefits or labor Law matters, each of which is addressed by other sections of this Article IV.

(b) Company and its Subsidiaries comply, and have at all times within the past five (5) years complied, with Anti-Corruption Laws in all material respects. None of Company, any of its Subsidiaries, nor to the Knowledge of Company, any Person acting in their capacity for or on behalf of Company or any Company Subsidiaries, has within the past five (5) years, directly or indirectly, (a) violated any provision of any Anti-Corruption Law in any material respect; (b) unlawfully made, offered, promised, authorized, or promised to make or offer, any bribe, rebate, payoff, influence payment, commission, kickback, or anything of value in any material respect, including any unlawful reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, for the purpose of (i) influencing any act or decision of such Government Official, (ii) inducing such Government Official to do or omit to do any act in violation of a lawful duty, or (iii) obtaining or retaining business for or with any Person, or (iv) expediting or securing the performance of official acts of a routine nature, in each case with respect to clauses (i)-(iv), in any material respect; (c) unlawfully paid, offered, promised to pay or offer, authorized, or ratified any bribe, rebate, payoff, payment, kickback, or other similar unlawful payment of any nature in any material respect; or (d) unlawfully made, offered, promised to make or offer, authorized, or ratified any contributions, gifts, entertainment, or other unlawful expenditures in any material respect.

(c) The operations of Company and its Subsidiaries are and for the past five (5) years have been conducted at all times in material compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the jurisdictions in which the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulation or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”).

(d) Each of Company and its Subsidiaries, including their respective directors, officers and, to the Knowledge of Company, employees or any Person acting in their capacity for or on behalf of Company or any of its Subsidiaries, are, have been for the past five (5) years, and continue to be in compliance in all material respects with International Trade Laws and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws in violation of International Trade Laws in any material respect.

(e) Neither Company nor any of its Subsidiaries, nor any of their respective directors, officers, nor, to the Knowledge of the Company, employees, have currently or during the past five (5) years been: (i) the target of any economic or financial sanctions administered or enforced by the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State), the European Union, the United Kingdom (including His Majesty’s Treasury), or the United Nations Security Council (collectively, “Sanctions”), (ii) located, organized, or resident in a country or territory that is the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Zaporizhzhia and Kherson regions of Ukraine), or (iii) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above so that it would be subject to the same Sanctions as such Person.

(f) Company and its Subsidiaries have instituted, and maintain, policies and procedures reasonably designed to promote and achieve continued compliance with applicable International Trade Laws and Anti-Corruption Laws.

(g) There is no investigation or review by any Governmental Entity covering Company or any of its Subsidiaries or voluntary or other disclosure by Company or any of its Subsidiaries to any Governmental Entity related to any potential or actual material violation by the Company or any of its Subsidiaries, including any of their respective directors, officers and, to the Knowledge of Company, employees or any Person acting in their capacity for or on behalf of Company or any of its Subsidiaries, of Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws pending (or, to the Knowledge of Company, threatened).

(h) Each of Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity required by Law for Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of Company Permits would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of Company, threatened, except where such suspension or cancellation would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company and its Subsidiaries are not, and since January 1, 2022 have not been, in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Company or any of its Subsidiaries under, any Company Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew, extend, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Environmental Laws.

(a) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with and not in default under or in violation of any applicable Environmental Laws, (ii) neither Company nor any of its Subsidiaries has received (A) any written notices, demand letters or written claims from any third party or Governmental Entity alleging that Company or any of its Subsidiaries is in violation of or is liable under any Environmental Law or (B) any written requests for information from any Governmental Entity pursuant to Environmental Law, except in each clauses (A) and (B), for such matters that have been fully resolved and are not a source of ongoing obligations or requirements, (iii) neither Company nor any of its Subsidiaries has handled, treated, stored, transported, disposed of, arranged for or permitting the disposal of, or released any Hazardous Substances, or owned or operated any property or facility (and, to the Knowledge of Company, there have been no releases of Hazardous Substances to or from any property or facility owned, operated or otherwise used by Company or any of its Subsidiaries), in each case, in a manner that has given or would reasonably be expected to give rise to liability of Company or any of its Subsidiaries pursuant to any Environmental Law, (iv) neither Company nor any of its Subsidiaries is subject to any outstanding Order or pending Action or, to the Knowledge of Company, threatened Action pursuant to any Environmental Law, (v) to the Knowledge of Company, neither Company nor any of its Subsidiaries has owned, leased or operated a site or disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, that has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, as in effect as of the Closing Date, (vi) each of Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity (“Environmental Permits”) required by Environmental Law for Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, and all such Environmental Permits are in full force and effect, free from breach, and the transactions contemplated by this Agreement will not adversely affect them, and (vii) neither Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(b) To the Knowledge of Company, Company has delivered or made available to Parent all material environmental audits, reports and other material environmental documents relating to Company’s facilities or operations including the Company Real Property and any other real property previously owned or operated by Company, that are in its possession, custody or under its reasonable control.

(c) As used in this Agreement, “Environmental Law” means any Law relating to (i) the preservation, remediation, restoration or protection of the environment, natural resources or, to the extent related to exposure to Hazardous Substances, human health and safety or (ii) the manufacture, production, use, storage, recycling, testing, treatment, generation, transportation, handling, release, disposal, cleanup or control of Hazardous Substances.

(d) As used in this Agreement, “Hazardous Substance” means substance, material or waste which is regulated by any Environmental Law based on its effect or potential effect on human health and safety or the environment, including any substance, material or waste listed, defined, designated or classified as a pollutant or contaminant or as hazardous or toxic under any Environmental Law. Hazardous Substance includes asbestos, or asbestos-containing material, petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, radioactive material, per- or polyfluoroalkyl substances and polychlorinated biphenyls.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a)(i) of the Company Disclosure Letter lists each material Company Benefit Plan. Section 4.9(a)(ii) of the Company Disclosure Letter separately identifies each such Company Benefit Plan that is not subject to United States laws maintained primarily in respect of any current or former employees, officers, directors or consultants of Company or its Subsidiaries who are located outside of the United States (a “Foreign Company Benefit Plan”) and the non-United States jurisdiction applicable to each Foreign Company Benefit Plan. Company has, prior to the date of this Agreement, made available to Parent true and complete copies of each material Company Benefit Plan and certain related documents, including (i) each writing constituting a part of such Company Benefit Plan, including all material amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for such Company Benefit Plan; (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, if any; (v) the most recent actuarial report, financial statement or valuation report for such Company Benefit Plan, if any; and (vi) all material correspondence to or from any Governmental Entity relating to such Company Benefit Plan.

(b) Except as would not result or reasonably be expected to result in a material liability to Company: (i) each Company Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan provides, and neither Company nor any of its Subsidiaries has any liability or obligation for the provision of, medical or other welfare benefits with respect to current or former employees, directors, officers or consultants of Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (iv) no events have occurred that could result in a payment by or assessment against Company or any of its Subsidiaries of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code; (v) all premiums and contributions or other amounts payable by Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); and (vi) there are no pending, or, to the Knowledge of Company, threatened or anticipated Actions (other than routine claims for benefits) or audits by any Governmental Entity by, on behalf of, with respect to or against any of the Company Benefit Plans.

(c) Neither Company nor any of its ERISA Affiliates sponsors, maintains or contributes to (or is obligated to contribute to) or, within the last six (6) years, sponsored or maintained, contributed to or been obligated to contribute to, or has any liability with respect to: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to subject to Title IV of ERISA, Sections 412, 430 or 4971 of the Code or Section 302 of ERISA (including any Multiemployer Plan), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither Company nor any of its ERISA Affiliates have any liability as a result of a failure to comply with the continuing coverage requirements of COBRA.

(d) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” complies in all material respects with the requirements of Section 409A of the Code by its terms and has been operated in all material respects in accordance with such requirements.

(e) Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Company or any of its Subsidiaries to any additional compensation or benefits, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or increase the amount of compensation or benefits due to any such employee, director, consultant or officer or (iii) limit or restrict the right of Company to merge, amend or terminate any Company Benefit Plan. No amount that could become payable to any Company employee or service provider in connection with the consummation of the transaction (either alone or in combination with any other event) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) Neither Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax imposed by Section 409A or 4999 of the Code.

(g) Each Foreign Company Benefit Plan has been established, maintained, and administered in all material respects in accordance with its terms and applicable Law, and, if intended to qualify for special tax treatment, meets all the requirements for such treatment and there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect such special tax treatment. All employer and employee contributions to each Foreign Company Benefit Plan required by its terms or applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a Foreign Company Benefit Plan have been timely paid in full, in each case in all material respects. The fair market value of the assets of each funded Foreign Company Benefit Plan, the liability of each insurer for any Foreign Company Benefit Plan funded through insurance or the book reserve established for any Foreign Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuation most recently used to determine employer contributions for such Foreign Company Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Foreign Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 4.10 Absence of Certain Changes or Events.

(a) From January 1, 2023 through the date of this Agreement, other than the transactions contemplated by this Agreement, Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice.

(b) Since January 1, 2023, there has not been any event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of Company, threatened) by any Governmental Entity with respect to Company or any of its Subsidiaries that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Actions pending (or, to the Knowledge of Company, threatened) against or affecting Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Stock Issuance (excluding those that are issuable to the Consenting Stockholders) (including any amendments or supplements thereto, the “Registration Statement”) or (ii) the proxy statement to be sent to Parent Stockholders regarding the transactions contemplated by this Agreement in connection with the Parent Stock Issuance, the Parent Certificate of Incorporation Amendment, and the 2024 LTIP Adoption soliciting the Parent Stockholder Approval sought by vote at the Parent Meeting (including any amendments or supplements thereto, and which will be included in the Registration Statement, the “Proxy Statement/Prospectus”) will, at the time the Registration Statement becomes effective under the Securities Act, at the time the Proxy Statement/Prospectus is first mailed to Parent Stockholders, at the time of any amendment or supplement thereto, or at the time of the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Company with respect to information or statements made or incorporated by reference that were not supplied by or on behalf of Company.

Section 4.13 Tax Matters.

(a) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in accordance with all applicable Laws and all such filed Tax Returns are complete and accurate in all material respects; (ii) Company and each of its Subsidiaries have timely paid in full all Taxes required to be paid whether or not shown as due on such Tax Returns, including any Taxes required to be withheld, collected or deposited by or with respect to Company or any of its Subsidiaries; (iii) Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder, or other third party; (iv) to the Knowledge of Company, there are no outstanding, pending or threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes of Company or any of its Subsidiaries; (v) neither Company nor any of its Subsidiaries has waived, extended, or requested a waiver or extension for, any statute of limitations with respect to Taxes, or has agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such extension or waiver) has not yet expired (in each case other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (vi) there are no Liens for Taxes upon any property of Company or any of its Subsidiaries, except for Permitted Liens; (vii) neither Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two (2) year period ending on the date of this Agreement; (viii) neither Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2); (ix) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Company or any of its Subsidiaries, which agreement will be binding on such entity after the Closing Date; (x) neither Company nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xi) neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (A) customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes, and (B) any agreement or arrangement solely between or among the Company and/or any of its Subsidiaries; (xii) no written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns of a certain type that any such entity is or may be subject to Taxes in that jurisdiction of such type; and (xiii) neither Company nor any of its Subsidiaries has been, at any time after December 31, 2021, a member of an affiliated, combined, consolidated, unitary or similar group of corporations within the meaning of Section 1504 of the Code (or any similar applicable state, local or foreign Law) other than a group the common parent of which was Company.

(b) As used in this Agreement, (i) “Taxes” means any and all (A) U.S. federal, state, local or non-U.S. taxes, social security contributions, customs, duties or other governmental assessments of any kind whatsoever (whether payable directly or by withholding) (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, disability, net worth, excise, withholding, ad valorem, value added, gains, transfer, environmental (including taxes under prior Section 59A of the Code), license, stamp, occupation, severance, premium, registration, estimated, alternative or add-on minimum tax, (B) any liability for payments of amounts described in clause (A) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law, and (C) any liability for any payments of amounts described in clause (A) or (B) as a result of any tax sharing, tax indemnity, tax reimbursement, tax receivable, tax allocation or similar contract or arrangement, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or statement related to Taxes.

Section 4.14 Labor Matters.

(a) None of the employees of Company or any of its Subsidiaries is represented in his or her capacity as an employee of Company or any Subsidiary by any union or other labor organization. Neither Company nor any Subsidiary is, or has been during the period from January 1, 2022 to the date of this Agreement, a party to, bound by, or subject to, any collective bargaining agreement or other agreement with any union or other labor organization. As of the date of this Agreement, (i) there are no, and have not been during the two (2)-year period preceding the date of this Agreement any efforts by any labor organization to unionize, strikes, lockouts, slowdowns, or work stoppages in effect with respect to employees of Company or any of its Subsidiaries, (ii) to the Knowledge of Company, there is no, and has not been during the two (2)-year period preceding the date of this Agreement any, formal union organizing effort pending against Company or any of its Subsidiaries, and (iii) there is no, and has not been during the two (2)-year period preceding the date of this Agreement any, unfair labor practice, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has a duty to bargain with any union or other labor organization.

(b) Neither Company nor any of its Subsidiaries has received written notice during the past two (2) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Company or any of its Subsidiaries with respect to such matters and, to the Knowledge of Company, no such investigation is in progress or threatened. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries are, and during the two (2)-year period preceding the date of this Agreement have been, in compliance with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment, wages and hours, Fair Labor Standards Act exempt/non-exempt classifications, and occupational safety and health, and classifications of service providers as employees and/or independent contractors. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no employment-related Actions pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries.

(c) Neither Company nor any of its Subsidiaries has any liability under the Worker Adjustment and Retraining Act of 1988 or any similar state, local or other applicable Laws related to plant closings, relocations, mass layoffs and employment losses as a result of any action taken by Company or any of its Subsidiaries that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15 Intellectual Property.

(a) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and its Subsidiaries either own, free and clear of any and all Liens (other than Permitted Liens), or have a valid and enforceable right to use all Intellectual Property necessary to conduct the business of Company and its Subsidiaries as currently conducted by Company and its Subsidiaries. All Intellectual Property owned by Company and its Subsidiaries is, to the Knowledge of Company, valid, subsisting and enforceable. Company and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the businesses of Company and its Subsidiaries. To the Knowledge of Company, (i) neither Company nor any of its Subsidiaries is currently infringing, misappropriating or violating, or has infringed, misappropriated or violated any Intellectual Property of any third party and (ii) no third party is currently infringing, misappropriating or violating any Intellectual Property owned by or licensed to Company or any of its Subsidiaries. Except as listed on Section 4.15(a) of the Company Disclosure Letter, as of the date of this Agreement there are no actions, suits, claims or proceedings pending or, to the Knowledge of Company, threatened that (A) challenge or question Company’s ownership or right to use Intellectual Property of Company or any of its Subsidiaries or (B) assert infringement, misappropriation or violation by Company or any of its Subsidiaries of any Intellectual Property of a third party. Neither Company nor any of its Subsidiaries (i) has disclosed, distributed, licensed or made available to any Person any source code for any software owned by Company or any of its Subsidiaries, or (ii) is subject to any duty or obligation to disclose, distribute, license or make available to any Person any such source code, including under any escrow arrangement, except, in each case, pursuant to confidentiality or non-disclosure agreements that reasonably protect the interest of Company and its Subsidiaries in and to such source code. Neither Company nor any of its Subsidiaries has used Open Source Software in a manner that obligates Company or any of its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of any proprietary software of Company or any of its Subsidiaries to any third party or otherwise affects Company’s or any of its Subsidiaries’ freedom of action with respect to the use or distribution of such software. It is agreed and understood that no representation or warranty is made in respect of Intellectual Property matters in any section of this Agreement other than this Section 4.15(a).

(b) Company and its Subsidiaries have taken commercially reasonable steps to protect the information technology systems used in connection with the conduct of the business of Company and its Subsidiaries (“IT Systems”) from Contaminants. As used in this Agreement, “Contaminants” means any material “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such software or data or other software of users. Company and its Subsidiaries own or have rights to access and use all IT Systems. To the Knowledge of Company, (i) there have been no material unauthorized intrusions or breaches of the security of Company’s or any of its Subsidiaries’ IT Systems, and (ii) Trade Secrets, the data and information which they store or process has not been corrupted in any material discernible manner or accessed or used without Company’s or any of its Subsidiaries’ authorization.

(c) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance in all material respects with (i) applicable Law, as well as its own rules, policies, and procedures (which are in conformance with reputable industry practice), relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by Company or any of its Subsidiaries (“Company Personal Information”) and (ii) all Contracts under which Company or any of its Subsidiaries is a party to or bound by relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by Company or any of its Subsidiaries. Since January 1, 2022, no Company Personal Information has been the subject of any unauthorized access, use, or hacking.

Section 4.16 Real Property; Personal Property. Section 4.16 of the Company Disclosure Letter lists each real property leased by Company or its Subsidiaries (the “Company Leased Real Property”) and each real property owned by Company or its Subsidiaries (the “Company Owned Real Property”; and, together with the Company Leased Real Property, the “Company Real Property”), which comprises all of the real property occupied or otherwise used in the operation of Company’s business. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company or a Subsidiary of Company has good and valid title to all of the Company Owned Real Property and good title to all its owned personal property and has valid leasehold or subleasehold interests in all of Company Leased Real Property and leased personal property, free and clear of all Liens (except for Permitted Liens). Neither Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any of the Company Owned Real Property or any material portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein. Neither Company nor any of its Subsidiaries is in breach of or default under the terms of any Lease where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of Company, no other party to any Lease is in breach of or default under the terms of any Lease where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Lease is a valid and binding obligation of Company or the Subsidiary of Company which is party thereto and, to the Knowledge of Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions.

Section 4.17 Material Contracts. A true and complete copy of each Company Material Contract (including any amendments thereto) has been made available to Parent prior to the date of this Agreement. Neither Company nor any Subsidiary of Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of Company or the

Subsidiary of Company which is party thereto and, to the Knowledge of Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither Company nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of Company, a breach or default on the part of Company or any of its Subsidiaries under a Company Material Contract, and (ii) no party to any Company Material Contract has provided written notice exercising or threatening exercise of any termination rights with respect thereto.

Section 4.18 Insurance Policies. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies (“Policies”) covering Company and its Subsidiaries and their respective assets, properties and operations provide insurance in such amounts and against such risks as is commercially reasonable and (b) all of the Policies are in full force and effect. Since January 1, 2022 through the date of this Agreement, neither Company nor any of its Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such Policies. There are no material claims pending as to which coverage has been questioned, denied or disputed under any insurance policy of Company or any of its Subsidiaries.

Section 4.19 Affiliate Transactions. Except for (a) Contracts filed or incorporated by reference as an exhibit to the Company Registration Statement and (b) the Company Benefit Plans, Section 4.19 of the Company Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, Company or its Subsidiary and, on the other hand, any (i) present executive officer or director of Company or its Subsidiary or any person that has served as an executive officer or director of Company or its Subsidiary within the last five (5) years or any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than five percent (5%) of the shares of Company Common Stock as of the date of this Agreement or (iii) to the Knowledge of Company, any affiliate of any such officer, director or owner (other than Company or its Subsidiary).

Section 4.20 Finders or Brokers. Except as set forth on Section 4.20 of the Company Disclosure Letter, neither Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 4.21 Required Vote of the Company Stockholders. The affirmative vote of the Requisite Company Stockholders to adopt this Agreement is the only vote of holders of securities or other equity interests of Company which is required to approve and adopt this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement (the “Company Stockholder Approval”).

Section 4.22 Certain Arrangements. To the Knowledge of Company, there are no Contracts, undertakings, commitments, arrangements or understandings, whether written or oral, between Company or any of its Affiliates, on the one hand, and any beneficial owner of outstanding shares of Parent Common Stock or any member of Parent’s management or Parent Board, on the other hand, relating in any way to Parent, Parent’s securities, the transactions contemplated by this Agreement or to the operations of Parent after the Effective Time.

Section 4.23 Ownership of Parent Shares. Neither Company nor any of its Subsidiaries or its or their Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or any securities of any Subsidiary of Parent, and none of Company, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Parent Common Stock except pursuant to this Agreement.

Section 4.24 Takeover Laws. Assuming the representations and warranties of Parent set forth in Section 5.27 are true and correct, the Company Board has taken all necessary actions such that no restriction under any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover Law (each, a “Takeover Law”) is applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 4.25 Customers and Suppliers. Company has made available to Parent a list of the 10 largest customers (by revenues received) (collectively, “Company Major Customers”) and the 10 largest suppliers (by amounts spent) of Company and its Subsidiaries, taken as a whole, in each case for the twelve (12) month period ended December 31, 2023. Since December 31, 2023 and through the date of this Agreement, to the Knowledge of Company, (a) no such Company customer or supplier has cancelled or otherwise terminated its relationship with Company or any of its Subsidiaries and (b) no such Company customer or supplier has threatened in writing to cancel or otherwise terminate its relationship with Company or any of its Subsidiaries or its usage of the services of the Company or any of its Subsidiaries.

Section 4.26 Pending Transactions. None of Company or any Subsidiary of Company is a party to any pending equity investment, or transaction to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any person or portion thereof, or otherwise acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (a) impose any delay in the obtaining of, or increase the risk of not obtaining, the consents, approvals, authorizations or waivers of any Governmental Entity necessary to consummate the Mergers or the expiration of termination of any applicable waiting period, (b) increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the Mergers, (c) delay the consummation of the Mergers, or (d) otherwise result, or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

Section 4.27 No Additional Representations. Except for the representations and warranties contained in this Article IV, neither Company nor any other Person makes any other express or implied representation or warranty on behalf of Company or any of its Affiliates. Company acknowledges that none of Parent or any other Person has made any representation or warranty, express or implied except as expressly set forth in Article V, and Company has not relied on any representation other than those expressly set forth in Article V. Without limiting the foregoing, Company makes no representation or warranty to Parent with respect to any business or financial projection or forecast relating to Company or any of its Subsidiaries, whether or not included in the data room or any management presentation. Company, on its behalf and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters, and disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Parent has specifically disclaimed any express or implied representation or warranty made by any Person, other than those set forth in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

Except as disclosed (a) in the Parent SEC Documents filed prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section or forward-looking statements section or statements that are otherwise forward-looking, predictive, nonspecific or cautionary in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure or (b) in the disclosure letter delivered by Parent to Company simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to all Sections of this Agreement and all other sections or subsections of the Parent Disclosure Letter to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure), the Parent Parties, jointly and severally, represent and warrant to Company as follows:

Section 5.1 Qualification, Organization, Subsidiaries, etc.

(a) Each Parent Party is (i) a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Party has made available to Company true and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Parent Parties.

(b) Each of Parent’s Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite limited liability company, corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign limited liability company, corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to Company true and complete copies of the charter and bylaws (or similar organizational documents) of each of Parent’s Subsidiaries. Section 5.1(b) of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent and each Subsidiary’s jurisdiction of incorporation. Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) of each of the Subsidiaries is duly authorized, validly issued, fully paid (to the extent required by applicable Laws and the organizational documents of such Subsidiary) and nonassessable and owned, directly or indirectly, by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Liens.

Section 5.2 Capital Stock.

(a) (i) The authorized share capital of Parent consists of (A) 100,000,000 shares of Parent Common Stock and (B) 10,000,000 shares of preferred stock, par value $0.01 per share; and (ii) there were 100 Merger Sub Shares issued and outstanding.

(b) As of the close of business on March 15, 2024 (the “Parent Capitalization Date”), there were (i) 34,419,768 shares of Parent Common Stock issued and outstanding, (ii) no outstanding Parent Options, (iii) 650,389 outstanding Parent Restricted Shares, including (A) 588,036 shares issued to officers and employees and (B) 62,353 shares issued to directors, (iv) 395,902 shares of Parent Common Stock subject to issuance pursuant to outstanding Parent Performance Units (assuming Parent Performance Units are issued at target) and (v) no shares of Parent Common Stock held by Parent in its treasury. As of the Parent Capitalization Date, there were 634,997 shares of Parent Common Stock available for issuance under the Parent Equity Plan (assuming outstanding Parent Performance Units are issued at target). As of the Parent Capitalization Date, there were 100 Merger Sub Shares issued and outstanding, and Parent owned all LLC Sub Membership Interests issued and outstanding. All outstanding shares of Parent Common Stock, Merger Sub Shares and LLC Sub Membership Interests are duly authorized, validly issued, fully paid (to the extent required by applicable Laws and the organizational documents of each relevant entity) and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Since the Parent Capitalization Date, Parent has not issued any shares of its capital stock, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or other equity interests, and Merger Sub and LLC Sub have not issued any shares of its capital stock, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or other equity interests.

(c) Except as set forth in subsection (b) above, as of the date of this Agreement, (i) none of the Parent Parties has any shares of its capital stock or other equity interests issued or outstanding other than shares of Parent Common Stock, Merger Sub Shares and LLC Sub Membership Interests that have become outstanding after the Parent Capitalization Date which were issued or reserved for issuance as of such date, as set forth in subsection (b) above, (ii) other than this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of capital stock (or other property in respect of the value thereof) to which Parent or any of Parent’s Subsidiaries is a party obligating Parent or any of Parent’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares of Parent Common Stock or other limited liability company interests, voting securities or other equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, and (iii) other than this Agreement, there are no outstanding obligations of Parent or any Subsidiary of Parent to make any payment based on the price or value of any capital stock or other equity securities of Parent or any of its Subsidiaries.

(d) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with Parent Stockholders on any matter.

(e) Other than as contemplated under this Agreement, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of voting securities, the capital stock or other equity interests of Parent or any of its Subsidiaries.

(f) Subject to the receipt of the Parent Stockholder Approval, the shares of Parent Common Stock to be issued as part of the Aggregate Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

Section 5.3 Authority Relative to this Agreement; No Violation.

(a) Parent has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. Each of Merger Sub and LLC Sub has all requisite corporate or limited liability company power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The Parent Board at a duly held meeting has (i) determined, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL, that it is advisable, fair to and in the best interests of Parent and Parent Stockholders to effect the transactions contemplated by this Agreement, the Parent Stock Issuance, the Parent Certificate of Incorporation Amendment and the 2024 LTIP Adoption, (ii) approved and declared advisable this Agreement, the Parent Stock Issuance, the Parent Certificate of Incorporation Amendment and the 2024 LTIP Adoption, (iii) resolved to recommend the approval of the Parent Stock Issuance, the Parent Certificate of Incorporation Amendment and the 2024 LTIP Adoption by Parent Stockholders (the “Parent Recommendation”) and (iv) directed that such matters be submitted for consideration by Parent Stockholders at the Parent Meeting. The Merger Sub Board at a duly held meeting has (i)

determined, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL, that it is advisable, fair to and in the best interests of Merger Sub and its sole stockholder to consummate the transactions contemplated by this Agreement, including the Mergers, (ii) approved and declared advisable this Agreement and (iii) resolved to submit and recommend the adoption of this Agreement by Merger Sub’s sole stockholder. Parent, as sole member of LLC Sub, has approved and adopted this Agreement concurrently with its execution pursuant to Section 18-404 of the DLLCA. No other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement except for obtaining the Parent Stockholder Approval and the filing of the Parent Certificate of Incorporation Amendment with the Secretary of State of the State of Delaware. No other corporate or limited liability company proceedings on the part of Merger Sub or LLC Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement except for obtaining the adoption of this Agreement by the sole stockholder of Merger Sub and the sole member of LLC Sub and the filing of the First Certificate of Merger and the Second Certificate of Merger, as applicable, with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by each Parent Party and, assuming this Agreement constitutes the valid and binding agreement of Company, this Agreement constitutes the valid and binding agreement of each Parent Party, enforceable against each Parent Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by each Parent Party of this Agreement and the consummation of the First Merger and Second Merger, as applicable, and the other transactions contemplated by this Agreement by the Parent Parties do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the First Certificate of Merger, Second Certificate of Merger and the Parent Certificate of Incorporation Amendment, (ii) (A) the filing of a pre-merger notification and report form under the HSR Act and (B) any filings under any other Antitrust Laws or Foreign Investment Laws set forth on Section 5.3(b) of the Parent Disclosure Letter, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement/Prospectus with the SEC, (iv) compliance with the rules and regulations of any applicable stock exchange, (v) compliance with any applicable foreign or state securities or blue sky laws, and (vi) the other consents from and/or notices to Governmental Entities set forth on Section 5.3(b) of the Parent Disclosure Letter (collectively, clauses (i) through (vi), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification from or to a Governmental Entity the failure of which to make or obtain would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution, delivery and performance by each Parent Party of this Agreement and the consummation by the Parent Parties of the First Merger and Second Merger, as applicable, and the other transactions contemplated by this Agreement do not and will not (i) assuming receipt of the Parent Stockholder Approval, contravene or conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries or (ii) assuming compliance with the matters referenced in Section 5.3(b), receipt of the Parent Approvals and the receipt of the Parent Stockholder Approval, (A) contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract to which Parent or any of its Subsidiaries or by which they or any of their respective properties or assets may be bound or affected or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii)(A) and (B), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 Reports and Financial Statements.

(a) Parent has filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC since January 1, 2021 (as amended and supplemented from time to time, the “Parent SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements (including all related notes and schedules) of Parent and its Subsidiaries included in the Parent SEC Documents (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, and except that the unaudited statements may not contain footnotes and are subject to normal year-end adjustments), were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). None of the Subsidiaries of Parent is required to file periodic reports with the SEC.

(c) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q and each amendment of any such report included in the Parent SEC Documents filed since January 1, 2021, the principal executive officer and principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent) have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct as of their respective dates (except for such certifications contained in a Parent SEC Document that was subsequently amended).

(d) Since January 1, 2021, there has been no change in Parent’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to Parent’s financial statements except as described in the Parent SEC Documents or except as may be required by any regulatory authority. The reserves reflected in Parent’s financial statements are in accordance with GAAP and have been calculated in a consistent manner.

(e) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3) thereunder, or the rules and regulations promulgated by the SEC, since January 1, 2021, neither Parent nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of Parent.

(f) No bankruptcy, insolvency, winding up, or similar proceedings have occurred or are pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or Parent’s or any of its Subsidiaries’ properties or assets, and there is no basis therefor. Each of Parent’s and its Subsidiaries is, and will be as of immediately prior to the Closing, financially solvent in accordance with GAAP.

Section 5.5 Internal Controls and Procedures.

(a) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2023, and such assessment concluded that such controls were effective and did not identify any (A) “significant deficiency” or “material weakness” in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) or (B) fraud or allegation of fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance regarding the reliability of financing reporting and the preparation of financial statements for external purposes in accordance with GAAP (including (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that would materially affect Parent’s financial statements).

(b) To the Knowledge of Parent, from January 1, 2022 through the date of this Agreement, (i) neither Parent nor any of its Subsidiaries or any of their respective directors or officers has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of Parent or any of its Subsidiaries, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in unlawful accounting or auditing practices and (ii) there has been no material change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise) of Parent that is not described in the consolidated financial statements (including all related notes and schedules) of Parent and its Subsidiaries included in the Parent SEC Documents. Since January 1, 2022, Parent and its Subsidiaries have not identified and have not been advised in writing by the auditors of Parent and its Subsidiaries of any fraud or allegation of fraud, whether or not material, that involves management or other employees of Parent or any of its Subsidiaries who have a role in Parent’s or any of its Subsidiaries internal controls over financial reporting.

Section 5.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2023 or the notes thereto, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred in the ordinary course of business since January 1, 2023 and (d) for liabilities or obligations that have been discharged or paid in full, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries, other than liabilities that do not constitute, and would not reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.7 Compliance with Law; Permits.

(a) Each of Parent and its Subsidiaries is, and since January 1, 2022 (in the case of Parent) and the later of January 1, 2022 and such Subsidiary’s respective date of incorporation, formation or organization (in the case of a Subsidiary) has been, in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Anything contained in this Section 5.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 5.7(a) in respect of Anti-Corruption Laws, Anti-Money Laundering Laws, International Trade Laws, environmental, tax, intellectual property, employee benefits or labor Law matters, each of which is addressed by other sections of this Article V.

(b) Parent and its Subsidiaries comply, and have at all times within the past five (5) years complied, with Anti-Corruption Laws in all material respects. None of Parent, any of its Subsidiaries, nor to the Knowledge of Parent, any Person acting in their capacity for or on behalf of Parent or any Parent Subsidiaries, has within the past five (5) years, directly or indirectly, (a) violated any provision of any Anti-Corruption Law in any material respect; (b) unlawfully made, offered, promised, authorized, or promised to make or offer, any bribe, rebate, payoff, influence payment, commission, kickback, or anything of value in any material respect, including any unlawful reward, advantage, or benefit of any kind, to or for the benefit of any Government Official, for the purpose of (i) influencing any act or decision of such Government Official, (ii) inducing such Government Official to do or omit to do any act in violation of a lawful duty, or (iii) obtaining or retaining business for or with any Person, or (iv) expediting or securing the performance of official acts of a routine nature in each case with respect to clauses (i)-(iv), in any material respect; (c) unlawfully paid, offered, promised to pay or offer, authorized, or ratified any bribe, rebate, payoff, payment, kickback, or other similar unlawful payment of any nature in any material respect; or (d) unlawfully made, offered, promised to make or offer, authorized, or ratified any contributions, gifts, entertainment, or other unlawful expenditures in any material respect.

(c) The operations of Parent and its Subsidiaries are and for the past five (5) years have been conducted at all times in material compliance with the requirements of Anti-Money Laundering Laws.

(d) Each of Parent and its Subsidiaries, including their respective directors, officers, and, to the Knowledge of Parent, employees or any Person acting in their capacity for or on behalf of Parent or any of its Subsidiaries, are, have been for the past five (5) years, and continue to be in compliance in all material respects with International Trade Laws and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid International Trade Laws in violation of International Trade Laws in any material respect.

(e) Neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers, nor, to the Knowledge of Parent, employees, have currently or during the past five (5) years been: (i) the target of any Sanctions, (ii) located, organized, or resident in a country or territory that is the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Zaporizhzhia and Kherson regions of Ukraine), or (iii) owned, 50% or more, individually or in the aggregate by, controlled by, or acting on behalf of a Person described in clause (i) or (ii) above so that it would be subject to the same Sanctions as such Person.

(f) Parent and its Subsidiaries have instituted, and maintain, policies and procedures reasonably designed to promote and achieve continued compliance with applicable International Trade Laws and Anti-Corruption Laws.

(g) There is no investigation or review by any Governmental Entity covering Parent or any of its Subsidiaries or voluntary or other disclosure by Parent or any of its Subsidiaries to any Governmental Entity related to any potential or actual material violation by the Parent or any of its Subsidiaries, including any of their respective directors, officers, and, to the Knowledge of Parent, employees, or any Person acting in their capacity for or on behalf of Parent or any of its Subsidiaries, of Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws pending (or, to the Knowledge of Parent, threatened).

(h) Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity required by Law for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where such suspension or cancellation would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since January 1, 2022 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew, extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8 Environmental Laws.

(a) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with and not in default under or in violation of any applicable Environmental Laws, (ii) neither Parent nor any of its Subsidiaries has received (A) any written notices, demand letters or written claims from any third party or Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of or is liable under any Environmental Law or (B) any written requests for information from any Governmental Entity pursuant to Environmental Law, except in each clauses (A) and (B), for such matters that have been fully resolved and are not a source of ongoing obligations or requirements, (iii) neither Parent nor any of its Subsidiaries has handled, treated, stored, transported, disposed of, arranged for or permitting the disposal of, or released any Hazardous Substances, or owned or operated any property or facility (and, to the Knowledge of Parent, there have been no releases of Hazardous Substances to or from any property or facility owned, operated or otherwise used by Parent or any of its Subsidiaries), in each case, in a manner that has given or would reasonably be expected to give rise to liability of Parent or any of its Subsidiaries pursuant to any Environmental Law, (iv) neither Parent nor any of its Subsidiaries is subject to any outstanding Order or pending Action or, to the Knowledge of Parent, threatened Action pursuant to any Environmental Law, (v) to the Knowledge of Parent, neither Parent nor any of its Subsidiaries has owned, leased or operated a site or disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, that has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, as in effect as of the Closing Date, (vi) each of Parent and its Subsidiaries is in possession of all Environmental Permits required by Environmental Law for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, and all such Environmental Permits are in full force and effect, free from breach, and the transactions contemplated by this Agreement will not adversely affect them, and (vii) neither Parent nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(b) To the Knowledge of Parent, Parent has delivered or made available to Company all material environmental audits, reports and other material environmental documents relating to Parent’s facilities or operations including the Parent Real Property and any other real property previously owned or operated by Parent, that are in its possession, custody or under its reasonable control.

Section 5.9 Employee Benefit Plans.

(a) Section 5.9(a)(i) of the Parent Disclosure Letter lists each material Parent Benefit Plan. Section 5.9(a)(ii) of the Parent Disclosure Letter separately identifies each such Parent Benefit Plan that is not subject to United States laws maintained primarily in respect of any current or former employees, officers, directors or consultants of Parent or its Subsidiaries who are located outside of the United States (a “Foreign Parent Benefit Plan”) and the non-United States jurisdiction applicable to each Foreign Parent Benefit Plan. Parent has, prior to the date of this Agreement, made available to Company true and complete copies of each material Parent Benefit Plan and certain related documents, including (i) each writing constituting a part of such Parent Benefit Plan, including all material amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Parent Benefit Plan; (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Parent Benefit Plan, if any; (v) the most recent actuarial report, financial statement or valuation report for such Parent Benefit Plan, if any; and (vi) all material correspondence to or from any Governmental Entity relating to such Parent Benefit Plan.

(b) Except as would not result or reasonably be expected to result in a material liability to Parent: (i) each Parent Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of Parent, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Parent Benefit Plan provides, and neither Parent nor any of its Subsidiaries has any liability or obligation for the provision of, medical or other welfare benefits with respect to current or former employees, directors, officers or consultants of Parent or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (iv) no events have occurred that could result in a payment by or assessment against Parent or any of its Subsidiaries of any excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code; (v) all premiums and contributions or other amounts payable by Parent or its Subsidiaries as of the date of this Agreement with respect to each Parent Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP (other than with respect to amounts not yet due); and (vi) there are no pending, or, to the Knowledge of Parent, threatened or anticipated Actions (other than routine claims for benefits) or audits by any Governmental Entity by, on behalf of, with respect to or against any of the Parent Benefit Plans.

(c) Neither Parent nor any of its ERISA Affiliates sponsors, maintains or contributes to (or is obligated to contribute to) or, within the last six (6) years, sponsored or maintained, contributed to or been obligated to contribute to, or has any liability with respect to: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to subject to Title IV of ERISA, Sections 412, 430 or 4971 of the Code or Section 302 of ERISA (including any Multiemployer Plan), (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Neither Parent nor any of its ERISA Affiliates have any liability as a result of a failure to comply with the continuing coverage requirements of COBRA.

(d) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” complies in all material respects with the requirements of Section 409A of the Code by its terms and has been operated in all material respects in accordance with such requirements.

(e) Except as set forth on Section 5.9(e) of the Parent Disclosure Letter, as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Parent or any of its Subsidiaries to any additional compensation or benefits, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or increase the amount of compensation or benefits due to any such employee, director, consultant or officer or (iii) limit or restrict the right of Parent to merge, amend or terminate any Parent Benefit Plan. No amount that could become payable to any Parent employee or service provider in connection with the consummation of the transaction (either alone or in combination with any other event) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(f) Neither Parent nor any of its Subsidiaries is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax imposed by Section 409A or 4999 of the Code.

(g) Each Foreign Parent Benefit Plan has been established, maintained, and administered in all material respects in accordance with its terms and applicable Law, and, if intended to qualify for special tax treatment, meets all the requirements for such treatment and there are no existing circumstances or events that have occurred that could reasonably be expected to adversely affect such special tax treatment. All employer and employee contributions to each Foreign Parent Benefit Plan required by its terms or applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a Foreign Parent Benefit Plan have been timely paid in full, in each case in all material respects. The fair market value of the assets of each funded Foreign Parent Benefit Plan, the liability of each insurer for any Foreign Parent Benefit Plan funded through insurance or the book reserve established for any Foreign Parent Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuation most recently used to determine employer contributions for such Foreign Parent Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Foreign Parent Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 5.10 Absence of Certain Changes or Events.

(a) From January 1, 2023 through the date of this Agreement, other than the transactions contemplated by this Agreement, Parent and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice.

(b) Since January 1, 2023, there has not been any event or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries that would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Actions pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Parent Parties for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will, at the time the Registration Statement becomes effective under the Securities Act, at the time the Proxy Statement/Prospectus is first mailed to Parent Stockholders, at the time of any amendment or supplement thereto, or at the time of the Parent Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 5.12, no representation or warranty is made by the Parent Parties with respect to information or statements made or incorporated by reference that were not supplied by or on behalf of the Parent Parties.

Section 5.13 Tax Matters. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in accordance with all applicable Laws and all such filed Tax Returns are complete and accurate in all material respects; (ii) Parent and each of its Subsidiaries have timely paid in full all Taxes required to be paid whether or not shown as due on such Tax Returns, including any Taxes required to be withheld, collected or deposited by or with respect to Parent or any of its Subsidiaries; (iii) Parent and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder, or other third party; (iv) to the Knowledge of Parent, there are no outstanding, pending or threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes of Parent or any of its Subsidiaries; (v) neither Parent nor any of its Subsidiaries has waived, extended, or requested a waiver or extension for, any statute of limitations with respect to Taxes, or has agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such extension or waiver) has not yet expired (in each case other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (vi) there are no Liens for Taxes upon any property of Parent or any of its Subsidiaries, except for Permitted Liens; (vii) neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two (2) year period ending on the date of this Agreement; (viii) neither Parent nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2); (ix) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Parent or any of its Subsidiaries, which agreement will be binding on such entity after the Closing Date; (x) neither Parent nor any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xi) neither Parent nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax indemnity, sharing, allocation, or reimbursement agreement or arrangement, other than (A) customary Tax provisions in ordinary course commercial agreements, the principal purpose of which is not related to Taxes, and (B) any agreement or arrangement solely between or among the Parent and/or any of its Subsidiaries; (xii) no written claim has been made by any Governmental Entity in a jurisdiction where the Parent or any of its Subsidiaries does not file Tax Returns of a certain type that any such entity is or may be subject to Taxes in that jurisdiction of such type; (xiii) neither Parent nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group of corporations within the meaning of Section 1504 of the Code (or any similar applicable state, local or foreign Law) other than a group the common parent of which was Parent; and (xiv) LLC Sub has been, since the date of its formation, an entity disregarded as separate from its owner for U.S. federal income tax purposes.

Section 5.14 Labor Matters.

(a) None of the employees of Parent or any of its Subsidiaries is represented in his or her capacity as an employee of Parent or any Subsidiary by any union or other labor organization. Neither Parent nor any Subsidiary is, or has been during the period from January 1, 2022 to the date of this Agreement, a party to, bound by, or subject to, any collective bargaining agreement or other agreement with any union or other labor organization. As of the date of this Agreement, (i) there are no, and have not been during the two (2)-year period preceding the date of this Agreement any efforts by any labor organization to unionize, strikes, lockouts, slowdowns, or work stoppages in effect with respect to employees of Parent or any of its Subsidiaries, (ii) to the Knowledge of Parent, there is no, and has not been during the two (2)-year period preceding the date of this Agreement any, formal union organizing effort pending against Parent or any of its Subsidiaries, and (iii) there is no, and has not been during the two (2)-year period preceding the date of this Agreement any, unfair labor practice, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has a duty to bargain with any union or other labor organization.

(b) Neither Parent nor any of its Subsidiaries has received written notice during the past two (2) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Parent or any of its Subsidiaries with respect to such matters and, to the Knowledge of Parent, no such investigation is in progress or threatened. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and during the two (2)-year period preceding the date of this Agreement have been, in compliance with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment, wages and hours, Fair Labor Standards Act exempt/non-exempt classifications, and occupational safety and health, and classifications of service providers as employees and/or independent contractors. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no employment-related Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries has any liability under the Worker Adjustment and Retraining Act of 1988 or any similar state, local or other applicable Laws related to plant closings, relocations, mass layoffs and employment losses as a result of any action taken by Parent or any of its Subsidiaries that would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.15 Intellectual Property.

(a) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries either own, free and clear of any and all Liens (other than Permitted Liens), or have valid and enforceable right to use all Intellectual Property necessary to conduct the business of Parent and its Subsidiaries as currently conducted by Parent and its Subsidiaries. All Intellectual Property owned by Parent and its Subsidiaries is, to the Knowledge of Parent, valid, subsisting and enforceable. Parent and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the businesses of Parent and its Subsidiaries. To the Knowledge of Parent, (i) neither Parent nor any of its Subsidiaries is currently infringing, misappropriating or violating, or has infringed, misappropriated or violated any Intellectual Property of any third party and (ii) no third party is currently infringing, misappropriating or violating any Intellectual Property owned by or licensed to Parent or any of its Subsidiaries. Except as listed on Section 5.15(a) of the Parent Disclosure Letter, as of the date of this Agreement there are no actions, suits, claims or proceedings pending or, to the Knowledge of Parent, threatened that (A) challenge or question Parent’s ownership or right to use Intellectual Property of Parent or any of its Subsidiaries or (B) assert infringement, misappropriation or violation by Parent or any of its Subsidiaries of any Intellectual Property of a third party. Neither Parent nor any of its Subsidiaries (i) has disclosed, distributed, licensed or made available to any Person any source code for any software owned by Parent or any of its Subsidiaries, or (ii) is subject to any duty or obligation to disclose, distribute, license or make available to any Person any such source code, including under any escrow arrangement, except, in each case, pursuant to confidentiality or non-disclosure agreements that reasonably protect the interest of Parent and its Subsidiaries in and to such source code. Neither Parent nor any of its Subsidiaries has used Open Source Software in a manner that obligates Parent or any of its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of any proprietary software of Parent or any of its Subsidiaries to any third party or otherwise affects Parent’s or any of its Subsidiaries’ freedom of action with respect to the use or distribution of such software. It is agreed and understood that no representation or warranty is made in respect of Intellectual Property matters in any section of this Agreement other than this Section 5.15(a).

(b) Parent and its Subsidiaries have taken commercially reasonable steps to protect their respective IT Systems from Contaminants. Parent and its Subsidiaries own or have rights to access and use all IT Systems. To the Knowledge of Parent, (i) there have been no material unauthorized intrusions or breaches of the security of Parent’s or any of its Subsidiaries’ IT Systems, and (ii) Trade Secrets, the data and information which they store or process has not been corrupted in any material discernible manner or accessed or used without Parent’s or any of its Subsidiaries’ authorization.

(c) Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance in all material respects with (i) applicable Law, as well as its own rules, policies, and procedures (which are in conformance with reputable industry practice), relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by Parent or any of its Subsidiaries (“Parent Personal Information”) and (ii) all Contracts under which Parent or any of its Subsidiaries is a party to or bound by relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by Parent or any of its Subsidiaries. Since January 1, 2022, no Parent Personal Information has been the subject of any unauthorized access, use, or hacking.

Section 5.16 Real Property; Personal Property. Section 5.16 of the Parent Disclosure Letter lists each real property leased by Parent or its Subsidiaries (the “Parent Leased Real Property”) and each real property owned by Parent or its Subsidiaries (the “Parent Owned Real Property”; and, together with Parent Leased Real Property, the “Parent Real Property”), which comprises all of the real property occupied or otherwise used in the operation of Parent’s business. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent has good and valid title to all of Parent Owned Real Property and good title to all its owned personal property and has valid leasehold or subleasehold interests in all of the Parent Leased Real Property and leased personal property, free and clear of all Liens (except for Permitted Liens). Neither Parent nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any of the Parent Owned Real Property or any material portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Parent Owned Real Property or any portion thereof or interest therein. Neither Parent nor any of its Subsidiaries is in breach of or default under the terms of any Lease where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no other party to any Lease is in breach of or default under the terms of any Lease where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Lease is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions.

Section 5.17 Material Contracts. A true and complete copy of each Parent Material Contract (including any amendments thereto) has been made available to Company prior to the date of this Agreement. Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would have, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of Parent, a breach or default on the part of Parent or any of its Subsidiaries under a Parent Material Contract, and (ii) no party to any Parent Material Contract has provided written notice exercising or threatening exercise of any termination rights with respect thereto.

Section 5.18 Insurance Policies. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all material Policies covering Parent and its Subsidiaries and their respective assets, properties and operations provide insurance in such amounts and against such risks as is commercially reasonable and (b) all of the Policies are in full force and effect. Since January 1, 2022 through the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such Policies. There are no material claims pending as to which coverage has been questioned, denied or disputed under any insurance policy of Parent or any of its Subsidiaries.

Section 5.19 Affiliate Transactions. Except for (a) Contracts filed or incorporated by reference as an exhibit to the Parent SEC Documents and (b) the Parent Benefit Plans, Section 5.19 of the Parent Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, Parent or its Subsidiary and, on the other hand, any (i) present executive officer or director of Parent or its Subsidiary or any person that has served as an executive officer or director of Parent or its Subsidiary within the last five (5) years or any of such officer’s or director’s immediate family members, (ii) record or beneficial owner of more than five percent (5%) of the shares of Parent Common Stock as of the date of this Agreement or (iii) to the Knowledge of Parent, any affiliate of any such officer, director or owner (other than Parent or its Subsidiary).

Section 5.20 Finders or Brokers. Except for Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 5.21 Opinion of Parent’s Financial Advisor. The Parent Board has received the opinion of Citigroup Global Markets Inc., to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth therein, the Aggregate Merger Consideration provided for pursuant to this Agreement is fair, from a financial point of view, to Parent. A correct and complete copy of such written opinion will be made available to Company, for informational purposes only and solely on a non-reliance basis, promptly after receipt thereof by the Parent Board.

Section 5.22 Required Vote of Parent Stockholders. The affirmative vote of (a) the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the Parent Certificate of Incorporation Amendment is the only vote of holders of securities of Parent which is required to approve the Parent Certificate of Incorporation Amendment, (b) a majority of the votes cast by the holders of the shares of Parent Common Stock present at the Parent Meeting on the Parent Stock Issuance is the only vote of holders of securities of Parent which is required to approve the Parent Stock Issuance and (c) a majority of the votes cast by the holders of the shares of Parent Common Stock present at the Parent Meeting on the 2024 LTIP Adoption is the only vote of holders of securities of Parent which is required to approve the 2024 LTIP Adoption (the votes specified in clauses (a) and (b), the “Parent Stockholder Approval”). The vote or consent of Parent (a) as the sole stockholder of Merger Sub and (b) as the sole member of LLC Sub (each of which have been obtained or will be obtained immediately following the execution hereof) to approve and/or adopt this Agreement is the only vote or consent of the holders of any class or series of capital stock or other equity interests of Merger Sub and LLC Sub necessary to approve this Agreement or the First Merger or Second Merger, as applicable, or the other transactions contemplated hereby.

Section 5.23 Certain Arrangements. To the Knowledge of Parent, there are no Contracts, undertakings, commitments, arrangements or understandings, whether written or oral, between Parent or any of its Affiliates, on the one hand, and any beneficial owner of outstanding shares of Company Common Stock or any member of Company’s management or Company Board, on the other hand, relating in any way to Company, Company’s securities, the transactions contemplated by this Agreement or to the operations of Company after the Effective Time.

Section 5.24 Ownership of Company Shares. Neither Parent nor any of its Subsidiaries or its or their Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of Company, and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Common Stock except pursuant to this Agreement.

Section 5.25 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.26 Ownership and Operations of LLC Sub. LLC Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Second Merger Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.27 Takeover Laws. Assuming the representations and warranties of Company set forth in Section 4.22 are true and correct, the Parent Board has taken all necessary actions such that no restriction under any Takeover Law or any similar provisions of the restated certificate of incorporation (including Article EIGHTH thereof) and amended and restated bylaws of Parent is applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 5.28 Customers and Suppliers. Parent has made available to Company a list of the 10 largest customers (by revenues received) (collectively, “Parent Major Customers”) and the 10 largest suppliers (by amounts spent) of Parent and its Subsidiaries, taken as a whole, in each case for the twelve (12) month period ended December 31, 2023. Since December 31, 2023 and through the date of this Agreement, to the Knowledge of Parent, (a) no such Parent customer or supplier has cancelled or otherwise terminated its relationship with Parent or any of its Subsidiaries and (b) no such Parent customer or supplier has threatened in writing to cancel or otherwise terminate its relationship with Parent or any of its Subsidiaries or its usage of the services of Parent or any of its Subsidiaries.

Section 5.29 Pending Transactions. None of Parent or any Subsidiary of Parent is a party to any pending equity investment, or transaction to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any person or portion thereof, or otherwise acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to

(a) impose any delay in the obtaining of, or increase the risk of not obtaining, the consents, approvals, authorizations or waivers of any Governmental Entity necessary to consummate the Mergers or the expiration of termination of any applicable waiting period, (b) increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the Mergers, (c) delay the consummation of the Mergers, or (d) otherwise result, or would reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect.

Section 5.30 No Additional Representations. Except for the representations and warranties contained in this Article V, none of the Parent Parties nor any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Affiliates. Each of the Parent Parties acknowledges that neither Company nor any other Person has made any representation or warranty, express or implied, except as expressly set forth in Article IV, and none of the Parent Parties has relied on any representation other than those expressly set forth in Article IV. Without limiting the foregoing, each of the Parent Parties makes no representation or warranty to Company with respect to any business or financial projection or forecast relating to Parent or any of its Subsidiaries, whether or not included in the data room or any management presentation. Each of the Parent Parties, on its behalf and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters, and disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Company has specifically disclaimed any express or implied representation or warranty made by any Person, other than those set forth in Article IV.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by Company.

(a) From and after the date of this Agreement and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated and abandoned pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law (including any Public Health Measures), (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or expressly permitted by this Agreement or (iv) as set forth in Section 6.1(b) of the Company Disclosure Letter, Company shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to (1) conduct its business in the ordinary course of business in all material respects and (2) preserve substantially intact its present business organization.

(b) Without limiting the generality of the foregoing Section 6.1(a), between the date of this Agreement and the Effective Time or the Termination Date, if any, except (A) as may be required by applicable Law (including any Public Health Measures), (B) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be expressly required or expressly permitted by this Agreement, or (D) as set forth in Section 6.1(b) of the Company Disclosure Letter, Company shall not, and shall not permit any of its Subsidiaries to:

(i) other than the Company Closing Cash Dividend, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock, units or other securities of Company or its Subsidiaries), except dividends, dividend equivalents and distributions paid by wholly owned Subsidiaries of Company to Company or to any of its other wholly owned Subsidiaries;

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by a Company Benefit Plan in effect on the date of this Agreement, (A) (1) increase the base salary, retainer or other fees or any other component of compensation for any director, executive officer, employee or individual independent contractor of Company or its Subsidiaries with an annual base compensation of more than $250,000, (2) increase the base salary, retainer or other fees or any other component of compensation for any director, executive officer, employee or individual independent contractor of Company or its Subsidiaries with an annual base compensation of less than $250,000 by more than five percent (5%) unless in the ordinary course of business consistent with past practice, or (3) increase the benefits provided to Company’s or its Subsidiaries’ current or former directors, executive officers, or employees (other than increases resulting from routine changes to welfare benefit programs); (B) enter into any employment, change of control, severance or retention agreement with any employee with an annual base salary of more than $250,000, individual independent contractor with an annual compensation of in excess of $250,000, executive officer or director of Company or any of its Subsidiaries (except for separation agreements entered into in the ordinary course of business consistent with past practice in connection with terminations of employment); (C) enter into, establish, adopt, amend, terminate or waive any rights with respect to, any collective bargaining agreement or any agreement with any labor organization or other employee representative; (D) except as permitted pursuant to clause (A) or (B) above, enter into, establish, adopt, amend, terminate or waive any rights with respect to, any material Company Benefit Plan (or any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, executive officers or employees or any of their beneficiaries that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement); (E) take any action to accelerate any payment or benefit, or to accelerate the funding of any payment or benefit, payable or to become payable to Company’s current or former employees, individual independent contractors, executive officers or directors; or (F) grant any new Company Equity Awards or other equity-based incentive awards;

(iv) change material financial accounting policies or material procedures or any of its material methods of reporting income, deductions or other material items for financial accounting purposes, except as required by changes in GAAP, SEC rule or applicable Law;

(v) adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements);

(vi) except for transactions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries, issue, sell, pledge, dispose of or encumber or otherwise subject to a Lien (other than a Permitted Lien) any shares of its capital stock or other ownership interest in Company or any Subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(vii) except for transactions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries, directly or indirectly, purchase, redeem, buy back or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock from a holder of Company Equity Awards in satisfaction of withholding obligations upon the settlement of such award;

(viii) incur, offer, place, arrange, syndicate, assume, guarantee, prepay or otherwise become liable for any Debt (directly, contingently or otherwise), except for (1) any indebtedness for borrowed money among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries, (2) any Debt that will be cancelled or repaid prior to the Effective Time, (3) guarantees by Company of indebtedness for borrowed money of Subsidiaries of Company, which indebtedness is incurred in compliance with this Section 6.1(b), and (4) indebtedness for borrowed money that, together with the other Debt of Company and its Subsidiaries, minus all cash and cash equivalents of Company and its Subsidiaries, does not exceed the sum of (A) $125,000,000 in aggregate principal amount outstanding at any time incurred by Company or any of its Subsidiaries other than in accordance with clauses (1) through (3), inclusive, plus (B) the purchase price paid in connection with any acquisition consented to by Parent (together, the “Permitted Net Debt Amount”);

(ix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its material properties or assets having a fair market value in excess of $5,000,000 in the aggregate, except (1) for transactions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries, (2) pursuant to existing agreements in effect prior to the execution of this Agreement and disclosed or made available to Parent prior to the date of this Agreement, (3) for Liens arising by reason of deposits necessary to obtain standby letters of credit and bank guarantees in the ordinary course of business, (4) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement or (5) sales, charters, leases or dispositions of properties or assets made in the ordinary course of business consistent with past practice;

(x) (1) modify, amend, terminate or waive any rights under any Company Material Contract in any material respect in a manner which is adverse to Company other than in the ordinary course of business or (2) enter into any Contract that would constitute a Company Material Contract if entered into prior to the date of this Agreement (other than in the ordinary course of business or in connection with the expiration or renewal of any Company Material Contract), except to the extent such Contract provides for an action that would otherwise be permitted under this Section 6.1(b);

(xi) voluntarily settle, pay, discharge or satisfy (1) any Action, other than any Action to which Section 6.14 applies or that involves only the payment of monetary damages not in excess of $5,000,000 in the aggregate, excluding from such dollar thresholds amounts covered by any insurance policy of Company or any of its Subsidiaries (provided, that in no event shall Company or any of its Subsidiaries be prevented from paying, discharging or satisfying (with prior notice to Parent if practicable) any judgment and the amount of any such payment, discharge or satisfaction shall not be included in the foregoing dollar thresholds) or (2) any Action to which Section 6.14 applies; provided, that Company shall promptly provide notice to Parent of any voluntary settlement, payment, discharge or satisfaction of any Action that does not require consent under this Section 6.1(b)(xi) and involves payment of an amount in excess of $250,000 or the release of a liability in excess of $250,000;

(xii) (1) make, change or revoke any material Tax election, except in the ordinary course of business in a manner consistent with past practice, (2) file any material amended Tax Return, (3) change any material Tax accounting period or make a material change in any method of Tax accounting, (4) settle or compromise any material Tax liability or any audit or other proceeding relating to a material Tax or surrender any right to claim a material refund of Taxes, (5) enter into any “closing agreement” within the meaning of Code Section 7121 (or any similar provision of state, local or foreign Law) with respect to Taxes, (6) waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), (7) enter into any tax sharing, tax indemnity, tax reimbursement, tax receivable, tax allocation or similar agreement with respect to Taxes, or (8) request any ruling from any Governmental Entity relating to Taxes;

(xiii) acquire (by merger, consolidation, purchase of stock or assets or otherwise) or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or any assets from any other Person (excluding ordinary course purchases of goods, products, services and off-the-shelf software licenses), other than acquisitions for consideration (including assumed liabilities) that does not exceed $1,000,000 in the aggregate;

(xiv) sell, assign, transfer or license any Intellectual Property owned by Company or any of its Subsidiaries (other than non-exclusive licenses granted in the ordinary course of business);

(xv) adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of Company or any of its Subsidiaries (other than the Mergers or the transactions contemplated by this Agreement);

(xvi) enter into or amend any material transaction with any Affiliate (other than transactions among Company and its wholly owned Subsidiaries or among Company’s wholly owned Subsidiaries); provided, that the payment of compensation and benefits in the ordinary course to directors, officers and employees shall not be deemed to be a “transaction” with an Affiliate for purposes of this Section 6.1(b)(xvi), it being understood that this Section 6.1(b)(xvi) (including this proviso) shall not be read to narrow Section 6.1(b)(iii);

(xvii) make any material changes to existing insurance policies and programs (except as permitted pursuant to Section 6.1(b)(iii)); or

(xviii) agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.2 Conduct of Business by Parent Parties.

(a) From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, if any, and except (i) as may be required by applicable Law (including any Public Health Measures), (ii) as may be consented to in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or expressly permitted by this Agreement or (iv) as set forth in Section 6.2(b) of the Parent Disclosure Letter, each of the Parent Parties shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to (1) conduct their business in the ordinary course of business in all material respects and (2) preserve substantially intact its present business organization.

(b) Without limiting the generality of the foregoing Section 6.2(a), between the date of this Agreement and the Effective Time or the Termination Date, if any, except (A) as may be required by applicable Law (including any Public Health Measures), (B) as may be consented to in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be expressly required or expressly permitted by this Agreement or (D) as set forth in Section 6.2(b) of the Parent Disclosure Letter, each of the Parent Parties shall not, and shall not permit any of its Subsidiaries to:

(i) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock, units or other securities of Parent or its Subsidiaries), except dividends, dividend equivalents and distributions paid by wholly owned Subsidiaries of Parent to Parent or to any of its other wholly owned Subsidiaries;

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by a Parent Benefit Plan in effect on the date of this Agreement, (A) (1) increase the base salary, retainer or other fees or any other component of compensation for any director, executive officer, employee or individual independent contractor of Parent or its Subsidiaries with an annual base compensation of more than $250,000, (2) increase the base salary, retainer or other fees or any other component of compensation for any director, executive officer, employee or individual independent contractor of Parent or its Subsidiaries with an annual base compensation of less than $250,000 by more than five percent (5%) unless in the ordinary course of business consistent with past practice, or (3) increase the benefits provided to Parent’s or its Subsidiaries’ current or former directors, executive officers, or employees (other than increases resulting from routine changes to welfare benefit programs); (B) enter into any employment, change of control, severance or retention agreement with any employee with an annual base salary of more than $250,000, individual independent contractor with an annual compensation in excess of $250,000, executive officer or director of Parent or any of its Subsidiaries (except for separation agreements entered into in the ordinary course of business consistent with past practice in connection with terminations of employment); (C) enter into, establish, adopt, amend, terminate or waive any rights with respect to, any collective bargaining agreement or any agreement with any labor organization or other employee representative; (D) except as permitted pursuant to clause (A) or (B) above, enter into, establish, adopt, amend, terminate or waive any rights with respect to, any material Parent Benefit Plan (or any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, executive officers or employees or any of their beneficiaries that would be a material Parent Benefit Plan if it were in existence as of the date of this Agreement); (E) take any action, including any discretionary action, to accelerate or increase any payment or benefit (including the vesting attributable to any Parent Performance Units) or to accelerate the funding of any payment or benefit, payable or to become payable to Parent’s current or former employees, individual independent contractors, executive officers or directors; or (F) grant any new Parent Equity Awards or other equity-based incentive awards other than quarterly awards of restricted stock to non-employee Directors in lieu of all or a portion of their fees for serving on Parent Board;

(iv) change material financial accounting policies or material procedures or any of its material methods of reporting income, deductions or other material items for financial accounting purposes, except as required by changes in GAAP, SEC rule or applicable Law;

(v) other than the Parent Certificate of Incorporation Amendment and the Amended and Restated Parent Bylaws, adopt any amendments to its certificate of incorporation or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements);

(vi) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, issue, sell, pledge, dispose of or encumber or otherwise subject to a Lien (other than a Permitted Lien) any shares of its capital stock or other ownership interest in Parent or any Subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(vii) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, directly or indirectly, purchase, redeem, buy back or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares other than the acquisition of shares of Parent Common Stock from a holder of Parent Equity Awards in satisfaction of withholding obligations upon the settlement of such award;

(viii) incur, offer, place, arrange, syndicate, assume, guarantee, prepay or otherwise become liable for any Debt (directly, contingently or otherwise), except for (1) any indebtedness for borrowed money among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (2) any Debt that will be cancelled or repaid prior to the Effective Time, (3) guarantees by Parent of indebtedness for borrowed money of Subsidiaries of Parent, which indebtedness is incurred in compliance with this Section 6.1(b), (4) guarantees or performance bonds that may be entered into by Parent or its Subsidiaries in connection with contracts entered into by Parent with its customers in the ordinary course of business from time to time, and (5) indebtedness for borrowed money not to exceed $5,000,000 in aggregate principal amount outstanding at any time incurred by Parent or any of its Subsidiaries other than in accordance with clauses (1) through (3), inclusive;

(ix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its material properties or assets having a fair market value in excess of $5,000,000 in the aggregate, except (1) for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (2) pursuant to existing agreements in effect prior to the execution of this Agreement and disclosed or made available to Company prior to the date of this Agreement, (3) for Liens arising by reason of deposits necessary to obtain standby letters of credit and bank guarantees in the ordinary course of business, (4) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement or (5) sales, charters, leases or dispositions of properties or assets made in the ordinary course of business consistent with past practice;

(x) (1) modify, amend, terminate or waive any rights under any Parent Material Contract in any material respect in a manner which is adverse to Parent other than in the ordinary course of business or (2) enter into any Contract (A) that would constitute a Parent Material Contract if entered into prior to the date of this Agreement (other than in the ordinary course of business or in connection with the expiration or renewal of any Parent Material Contract), except to the extent such Contract provides for an action that would otherwise be permitted under this Section 6.2(b), (B) involving collaboration with a third party for the manufacture or supply of subsea wellheads or (C) associated with subsea production systems, including subsea control systems and subsea trees;

(xi) voluntarily settle, pay, discharge or satisfy (1) any Action, other than any Action to which Section 6.14 applies or that involves only the payment of monetary damages not in excess of $5,000,000 in the aggregate, excluding from such dollar thresholds amounts covered by any insurance policy of Parent or any of its Subsidiaries (provided, that in no event shall Parent or any of its Subsidiaries be prevented from paying, discharging or satisfying (with prior notice to Company if practicable) any judgment and the amount of any such payment, discharge or satisfaction shall not be included in the foregoing dollar thresholds) or (2) any Action to which Section 6.14 applies; provided, that Parent shall promptly provide notice to Company of any voluntary settlement, payment, discharge or satisfaction of any Action that does not require consent under this Section 6.2(b)(xi) and involves payment of an amount in excess of $250,000 or the release of a liability in excess of $250,000;

(xii) (1) make, change or revoke any material Tax election, except in the ordinary course of business in a manner consistent with past practice, (2) file any material amended Tax Return, (3) change any material Tax accounting period or make a material change in any method of Tax accounting, (4) settle or compromise any material Tax liability or any audit or other proceeding relating to a material Tax or surrender any right to claim a material refund of Taxes, (5) enter into any “closing agreement” within the meaning of Code Section 7121 (or any similar provision of state, local or foreign Law) with respect to Taxes, (6) waive or extend the statute of limitations in respect of material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), (7) enter into any tax sharing, tax indemnity, tax reimbursement, tax receivable, tax allocation or similar agreement with respect to Taxes, or (8) request any ruling from any Governmental Entity relating to Taxes;

(xiii) acquire (by merger, consolidation, purchase of stock or assets or otherwise) or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or any assets from any other Person (excluding ordinary course purchases of goods, products, services and off-the-shelf software licenses), other than acquisitions for consideration (including assumed liabilities) that does not exceed $1,000,000 in the aggregate;

(xiv) sell, assign, transfer or license any Intellectual Property owned by Parent or any of its Subsidiaries (other than non-exclusive licenses granted in the ordinary course of business);

(xv) adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of Parent or any of its Subsidiaries (other than the Mergers or the transactions contemplated by this Agreement or in compliance with Section 6.6 and Article VIII of this Agreement);

(xvi) enter into or amend any material transaction with any Affiliate (other than transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries); provided, that the payment of compensation and benefits in the ordinary course to directors, officers and employees shall not be deemed to be a “transaction” with an Affiliate for purposes of this Section 6.2(b)(xvi), it being understood that this Section 6.2(b)(xvi) (including this proviso) shall not be read to narrow Section 6.2(b)(iii);

(xvii) make any material changes to existing insurance policies and programs (except as permitted pursuant to Section 6.2(b)(iii)); or

(xviii) agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.3 Control of Operations. Nothing contained in this Agreement shall give (a) any Parent Party, directly or indirectly, the right to control or direct Company’s operations or (b) Company, directly or indirectly, the right to control or direct the Parent Party’s operations, prior to the Effective Time. Prior to the Effective Time, each Parent Party and Company shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.4 Access.

(a) Subject to compliance with applicable Laws (including any Public Health Measures) and solely for purposes related to the consummation of the transactions contemplated by this Agreement, each party shall afford to the other party and its Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to such party’s and its Subsidiaries’ officers, employees, properties, assets, equipment, inventory, operating sites, Contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement. The foregoing notwithstanding, a party shall not be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would, in the reasonable judgment of such party, result in a loss of privilege or trade secret protection to such party or any of its Subsidiaries or would constitute a violation of any applicable Laws, including any Public Health Measures (provided, that in each case such party shall use its reasonable best efforts to allow for such access in a way that would not have any of the foregoing effects). Subject to the foregoing restrictions, each party shall be permitted to conduct reasonable inspections, assessments and testing of the other party’s properties, assets, equipment, inventory and operating sites; provided, however, that nothing herein shall authorize any party or its Representative to undertake any testing involving invasive techniques, including testing involving sampling of soil, sediment, groundwater, surface water, air or building materials, at any of the other party’s or its Subsidiary’s properties, without the prior written consent of such other party, which consent shall not be unreasonably delayed, conditioned or withheld.

(b) Each party hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Confidential Information (as defined therein), as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of November 17, 2022, between Company and Parent (the “Confidentiality Agreement”).

Section 6.5 No Solicitation by Company. From and after the date of this Agreement until the Effective Time (or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII), Company and its Subsidiaries shall not, and Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries, announcements or communications relating to, or the making or submission of any proposal or offer that constitutes or would reasonably be expected to lead to, a Company Alternative Proposal from any Persons, (ii) enter into, participate in, maintain or continue any discussions or negotiations with any Persons with respect to Company or its Subsidiaries in connection with a Company Alternative Proposal (other than, solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 6.5 and to limit its conversation or other communication exclusively to such referral), (iii) furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to Company that constitutes, or would reasonably expected to lead to, any Company Alternative Proposal by any Person, or (iv) accept any Company Alternative Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Company Alternative Proposal or otherwise relating to any Company Alternative Proposal. Within five (5) Business Days following the date hereof, Company shall request that any Person (other than Parent) and its Representatives promptly return or destroy all confidential information concerning Company and its Subsidiaries theretofore furnished thereto by or on behalf of Company or any of its Subsidiaries in connection with a Company Alternative Proposal, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case in accordance with the applicable confidentiality agreement between Company and such Person. In addition, from the date of this Agreement until the Effective Time, or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII, neither the Company Board nor any committee thereof shall (A) grant any waiver, amendment or release under any Takeover Law or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement), (B) submit any Company Alternative Proposal or any matter related thereto to a vote of the Company Stockholders, or (C) accept, authorize, cause or permit Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, business combination agreement or any other similar agreement providing for the consummation of any transaction contemplated by any Company Alternative Proposal or otherwise relating to any Company Alternative Proposal.

Section 6.6 No Solicitation by Parent.

(a) Except as expressly permitted by this Section 6.6, from and after the date of this Agreement until the Effective Time (or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII), Parent and its Subsidiaries shall not, and Parent shall instruct and use its best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries, announcements or communications relating to, or the making or submission of any proposal or offer that constitutes or would reasonably be expected to lead to, a Parent Alternative Proposal from any Persons, (ii) enter into, participate in, maintain or continue any discussions or negotiations with any Persons with respect to Parent or its Subsidiaries in connection with a Parent Alternative Proposal, (iii) furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to Parent that constitutes, or would reasonably expected to lead to, any Parent Alternative Proposal by any Person, or (iv) accept any Parent Alternative Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Parent Alternative Proposal or otherwise relating to any Parent Alternative Proposal, including, without limitation, any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating thereto, or any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby. Within five (5) Business Days following the date hereof, Parent shall request that any Person (other than Company) and its Representatives promptly return or destroy all confidential information concerning Parent and its Subsidiaries theretofore furnished thereto by or on behalf of Parent or any of its Subsidiaries in connection with a Parent Alternative Proposal, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case in accordance with the applicable confidentiality agreement between Parent and such Person. In addition, except as expressly permitted under this Section 6.6, from the date of this Agreement until the Effective Time, or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII, neither the Parent Board nor any committee thereof shall (A) grant any waiver, amendment or release under any Takeover Law or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) unless the Parent Board determines in good faith that a failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and then solely to the extent necessary to allow such Person to make and pursue a Parent Alternative Proposal, (B) submit any Parent Alternative Proposal or any matter related thereto to a vote of Parent Stockholders, (C) effect a Parent Change of Recommendation or (D) accept, authorize, cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, business combination agreement or any other similar agreement providing for the consummation of any transaction contemplated by any Parent Alternative Proposal or otherwise relating to any Parent Alternative Proposal (other than an Acceptable Confidentiality Agreement) (a “Parent Alternative Acquisition Agreement”).

(b) Notwithstanding anything to the contrary in this Section 6.6, if Parent receives a written Parent Alternative Proposal from any Person at any time following the date of this Agreement and prior to the time the Parent Stockholder Approval is obtained (provided that there has not been any material breach of the restrictions in this Section 6.6 with respect to the making of such Parent Alternative Proposal), Parent and its Representatives may contact such Person solely to clarify the terms and conditions thereof in compliance with this Section 6.6, and (i) Parent and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, Parent and its Subsidiaries to such Person if Parent receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that, subject to applicable Law, Parent shall substantially contemporaneously therewith make available to Company any non-public information concerning Parent or its Subsidiaries that is provided to any Person given such access that was not previously made available to Company, and (ii) Parent and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Parent Alternative Proposal, if and only to the extent that, prior to taking any action described in clause (i) or (ii) above, the Parent Board or relevant committee thereof determines in good faith (after consultation with Parent’s outside counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (after consultation with Parent’s outside counsel and financial advisor) such Parent Alternative Proposal constitutes or is reasonably likely to lead to a Parent Superior Proposal and provides Company with written notice of such determination.

(c) Parent shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Parent Alternative Proposal or material modification thereto, and shall (i) promptly (and in any event within twenty-four (24) hours of any such event) notify Company of its entry into an Acceptable Confidentiality Agreement and the receipt of any Parent Alternative Proposal or any material amendment thereto, (ii) promptly (and in any event within twenty-four (24) hours of receipt of a Parent Alternative Proposal or material amendment thereto) provide with respect to any Parent Alternative Proposal or material amendment thereto, a written summary of the material terms and conditions of each such Parent Alternative Proposal or such material amendment thereto, including in such summary the identity of the Person making such Parent Alternative Proposal, and (iii) shall keep Company informed in reasonable detail, on a current basis, of any material developments or modifications to the terms of any such Parent Alternative Proposal or amendment thereto and the status of any discussions or negotiations relating to such material developments or modifications.

(d) Except as set forth in this Section 6.6(d), neither the Parent Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, or publicly propose to change, withhold, withdraw, qualify or modify, in a manner adverse to Company, the Parent Recommendation, (B) fail to include the Parent Recommendation in the Proxy Statement/Prospectus, (C) approve, adopt, endorse or recommend to Parent Stockholders, or publicly propose to approve, adopt, endorse or recommend to Parent Stockholders, a Parent Alternative Proposal or Parent Superior Proposal, or (D) if a tender offer or exchange offer for shares of capital stock of Parent that constitutes a Parent Alternative Proposal is commenced, fail to recommend against, or recommend, the acceptance of such tender offer or exchange offer by Parent Stockholders within ten (10) Business Days after commencement of such tender offer or exchange offer (provided that making any “stop, look and listen” communication to Parent Stockholders pursuant to Rule 14d-9(f) of the Exchange Act (or any similar communications to Parent Stockholders) shall not be prohibited) (any of the foregoing, a “Parent Change of Recommendation”) or (ii) cause or permit Parent or any of its Subsidiaries to enter into any Parent Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Stockholder Approval is obtained, the Parent Board may (I) effect a Parent Change of Recommendation if the Parent Board determines in good faith (after consultation with Parent’s outside counsel) that, as a result of any event, change, development or circumstance that materially affects the business, assets of operations of Parent and its Subsidiaries, taken as a whole, (other than any event, change, development or circumstance resulting from a material breach of this Agreement by any Parent Party) that was not known to or, if known, the consequences of which were not reasonably foreseeable by, the Parent Board as of or prior to the execution and delivery of this Agreement (a “Parent Intervening Event”; provided, that in no event shall any event, change, development or circumstance resulting from or relating to any of the following give rise to a Parent Intervening Event: (i) the receipt, existence or terms of a Parent Alternative Proposal; (ii) the public announcement, execution, delivery or performance of this Agreement, the identity of Company or the public announcement, pendency or consummation of the transaction contemplated hereby (or the public announcement of any discussions among the parties related thereto); (iii) any change in the trading price or trading volume of the Parent Common Stock (although for purposes of clarity, any underlying events or circumstances, with respect to this clause (iii) relating to or causing such change may be considered, along with the effects or consequences thereof); (iv) any action taken by either party pursuant to the affirmative covenants set forth in Section 6.10, or the consequences of any such action, (v) the fact that, in and of itself, Parent or any of its respective Subsidiaries meets, fails to meet or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such event may be taken into account in determining whether there has been, or will be, a Parent Intervening Event to the extent not otherwise excluded hereunder), or (vi) any change in general economic or political conditions or the securities, credit or financial markets (including changes in interest or exchange rates)), failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law (taking into account any adjustments to the terms and conditions of the Mergers proposed by Company in response to such Parent Intervening Event), and (II) if Parent receives a Parent Alternative Proposal (provided that there has not been any material breach of the restrictions in this Section 6.6 in connection with the making of such Parent Alternative Proposal) that the Parent Board determines in good faith (after consultation with Parent’s outside counsel and financial advisor) constitutes a Parent Superior Proposal (taking into account any adjustments to the terms and conditions of the Mergers proposed by Company in response to such Parent Alternative Proposal), and (after consultation with Parent’s outside counsel) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, effect a Parent Change of Recommendation and/or cause or permit Parent to enter into a Parent Alternative Acquisition Agreement with respect to such Parent Superior Proposal in accordance with Section 8.1(d)(ii); provided, however, the Parent Board may take the actions described in clause (I) or (II) if and only if:

(1) Parent shall have provided prior written notice to Company of the Parent Board’s intention to take such actions at least five (5) Business Days in advance of taking such action, which notice shall specify, as applicable, a reasonably detailed description of such Parent Intervening Event or the material terms of the Parent Alternative Proposal received by Parent that constitutes a Parent Superior Proposal, including the identity of the party making the Parent Alternative Proposal, a copy of such written Parent Alternative Proposal or amendment thereto and any other written terms, documents or proposals provided to Parent or any of its Subsidiaries in connection with such Parent Alternative Proposal and, with respect to any Parent Alternative Proposal or amendment thereto not made in writing, a written summary of the material terms and conditions of each such Parent Alternative Proposal or such amendment thereto;

(2) after providing such notice and prior to taking such actions, Parent shall have negotiated, and shall have caused its Representatives to negotiate, with Company in good faith (to the extent Company desires to negotiate) during such five (5) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Parent Board not to take such actions; and

(3) the Parent Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Company by 11:59 p.m. central time on the fifth (5th) Business Day of such five (5) Business Day period and shall have determined in good faith (A) with respect to the actions described in clause (I) above, after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Parent Change of Recommendation, and (B) with respect to the actions described in clause (II) above, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and, after consultation with Parent’s outside counsel and financial advisor, the Parent Alternative Proposal received by Parent would continue to constitute a Parent Superior Proposal, in each case, if such changes offered in writing by Company were given effect. Notwithstanding the foregoing, the parties agree (x) that in the event that, after commencement of the five (5) Business Day period referred to above, there is any material revision to the terms of a Parent Superior Proposal, including any revision in price, or any material change to the facts and circumstances related to a Parent Intervening Event, such period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in such period subsequent to the time Parent notifies Company of any such material revision or change and (y) that there may be multiple extensions of such period.

(e) Nothing contained in this Section 6.6 shall be deemed to prohibit Parent, the Parent Board or any committee of the Parent Board from (i) complying with its disclosure obligations under U.S. federal securities Law, determined in good faith (after consultation with outside counsel), with regard to a Parent Alternative Proposal, including taking and disclosing to Parent Stockholders a position contemplated by, as applicable, Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to Parent Stockholders in connection with the making or amendment of a tender offer or exchange offer), or making any “stop, look and listen” communication to Parent Stockholders (or any similar communications to Parent Stockholders) or (ii) making any disclosure if the Parent Board determines in good faith after consultation with Parent’s outside counsel that failure to make such disclosure would be inconsistent with the directors’ fiduciary duties under applicable Law; provided that neither the Parent Board nor any committee thereof shall effect a Parent Change of Recommendation unless the applicable requirements of Section 6.6(d) shall have been satisfied.

(f) Parent agrees that any violation of the restrictions contained in this Section 6.6 by any of Parent’s Subsidiaries, or by any of Parent’s or its Subsidiaries’ respective Representatives acting through, or at the direction of, senior management of such Representative or acting at the direction of Parent shall be deemed to be a breach of this Section 6.6 by Parent.

Section 6.7 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent shall prepare (with Company’s reasonable cooperation) and shall file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Proxy Statement/Prospectus comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Subject to Section 6.7(d), unless the Parent Board has made a Parent Change of Recommendation in accordance with Section 6.6, the Proxy Statement/Prospectus shall include the Parent Recommendation. Prior to the filing of the Registration Statement, Parent shall provide Company and its counsel a reasonable opportunity to review and comment on such documents, and Parent will consider, in good faith, incorporating any such comments of Company and/or its counsel prior to such filing. Parent shall use its reasonable best efforts to (i) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC) and (ii) cause the Proxy Statement/Prospectus to be mailed to Parent Stockholders as promptly as practicable thereafter.

(b) Each of Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement/Prospectus, the Registration Statement and the resolution of any comments to either of the foregoing documents received from the SEC. If at any time prior to the receipt of the Parent Stockholder Approval, any information relating to Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by Company or Parent which is required to be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and (i) an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and (ii) with respect to the Proxy Statement/Prospectus, to the extent required by applicable Law, disseminated to Parent Stockholders.

(c) The parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall (A) supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus or the Registration Statement and (ii) all stop orders of the SEC relating to the Registration Statement and (B) provide each other with a reasonable opportunity to participate in the response to those comments and requests.

(d) No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by a party without the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that Parent, in connection with a Parent Change of Recommendation made in compliance with the terms hereof, may amend or supplement the Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (x) a Parent Change of Recommendation, (y) a statement of the reason of the board for making such a Parent Change of Recommendation, and (z) additional information reasonably related to the foregoing.

Section 6.8 Company Stockholder Approval and Parent Stockholder Meetings.

(a) Company shall take all action necessary in accordance with this Agreement, the DGCL, the certificate of incorporation and bylaws of Company and the Stockholders Agreement to obtain the Company Stockholder Approval promptly after the execution and delivery of this Agreement by all parties and, in any event, by no later than 11:59 p.m. central time on the date hereof (such time, the “Consent Time”). If the Company Stockholder Approval is obtained in the form of duly executed written consents that are delivered to Company, Company will deliver to Parent a copy thereof (including by facsimile or other electronic image scan transmission).

(b) Subject to the other provisions of this Agreement, Parent shall (i) take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Registration Statement is declared effective (and no later than forty-five (45) days after such date), for the purpose of obtaining the Parent Stockholder Approval (the “Parent Meeting”), provided that Parent shall be entitled to one (1) or more adjournments or postponements of the Parent Meeting if it determines (in consultation with Company) it is reasonably advisable to do so to obtain a quorum, to obtain the Parent Stockholder Approval or to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Parent has determined is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Meeting, and (ii) unless there has been a Parent Change of Recommendation in accordance with Section 6.6, use reasonable best efforts to solicit from Parent Stockholders proxies in favor of the Parent Stock Issuance, the Parent Certificate of Incorporation Amendment and the 2024 LTIP Adoption; provided, however, that Parent shall postpone or adjourn the Parent Meeting no more than two (2) times for up to an aggregate of fifteen (15) Business Days upon the reasonable request of Company; provided, further, unless this Agreement shall have been terminated pursuant to Article VIII, no Parent Change of Recommendation nor any public proposal or announcement or other submission to Parent of a Parent Alternative Proposal shall obviate or otherwise affect the obligation of Parent to duly call, give notice of, convene and hold the Parent Meeting for the purpose of obtaining the Parent Stockholder Approval in accordance with this Section 6.8(b). The only matters to be voted upon at each of the Parent Meetings are (i) the Parent Stock Issuance, (ii) the Parent Certificate of Incorporation Amendment, (iii) the 2024 LTIP Adoption, (iv) any adjournment or postponement of the Parent Meeting and (v) any other matters as are required by applicable Law to be voted on solely in connection with the transactions contemplated by this Agreement.

Section 6.9 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the First Merger as part of the Aggregate Merger Consideration and any shares of Parent Common Stock to be issued in connection with the Continuing RSUs, if applicable, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.10 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties to this Agreement shall (and shall cause each of their Affiliates to) use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all consents, approvals or waivers from third parties required to be obtained in connection with the Mergers, including the obtaining by the Company of all necessary consents of the lenders party to the Credit Agreement to the consummation of the Mergers and the other transactions contemplated by this Agreement; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Parent, Company, or any of their respective Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract (with the exception of any filing fee, or similar, payable to any Governmental Entities with respect to the Specified Approvals or Parent Approvals).

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the parties shall (and shall cause their Affiliates to) (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file any and all required notification and report forms under the HSR Act, and file as promptly as practicable any other required filings and/or notifications under other applicable Antitrust Laws or Foreign Investment Laws listed in Section 4.3(b) of the Company Disclosure Letter and Section 5.3(b) of the Parent Disclosure Letter, with respect to the Mergers and the other transactions contemplated by this Agreement, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act or any other Antitrust Law or Foreign Investment Laws; (ii) use their reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals; (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law; and (iv) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Company and Parent shall not (and shall cause their Subsidiaries and Affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Law, enter into or extend a timing agreement with any Governmental Entity or withdraw or refile any filing under the HSR Act or any other Antitrust Law or Foreign Investment Law, without the prior written consent of the other party.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or Foreign Investment Law or if any Action is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or Foreign Investment Law, each of Parent and Company shall (and shall cause each of their Affiliates to) (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), and/or (ii) take such action as necessary to overturn any regulatory action by any Governmental Entity to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), including by defending any Action brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal up to a final non-appealable order if necessary, in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Antitrust Law or Foreign Investment Law so as to permit consummation of the transactions contemplated by this Agreement.

(d) Without limiting the foregoing, Parent agrees to (and shall cause its Affiliates to) use its reasonable best efforts, and agrees to take (and shall cause its Affiliates to take), any and all actions to avoid and, if necessary, eliminate, each and every impediment under any Antitrust Laws or Foreign Investment Laws that may be asserted by any person, so as to enable the Closing to occur no later than the End Date, including but not limited to proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise: (i) the sale, divestiture or disposition of, any assets, products, businesses or interests of the parties (or their respective Affiliates); (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, products, businesses or interests; (iii) any modification or waiver of the terms and conditions of this Agreement; or (iv) take any other action that limits the freedom of action with respect to, or the ability to retain, any assets, products, businesses or interests of Parent or any of its Affiliates in order to avoid the entry of or to effect the dissolution of any order or Action (whether temporary, preliminary or permanent), or that would otherwise have the effect of preventing or delaying the consummation of the Mergers and the other transactions contemplated by this Agreement; provided, however, that nothing in this Agreement shall require Parent or Parent’s Subsidiaries to propose, execute, carry out, or agree or submit to any action or remedy that individually or in the aggregate would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of (x) Parent and Parent’s Subsidiaries (taken as a whole prior to the Closing) or (y) the Company and the Company’s Subsidiaries (taken as a whole).

(e) Without limiting the foregoing, Parent and Company shall not, and shall cause their Affiliates not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, or take or cause to take any action, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, consents, approvals, authorizations or waivers of Governmental Entities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the Specified Approvals or Parent Approvals; (ii) materially delay the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of any Governmental Entities entering a judgment prohibiting the consummation of the transactions contemplated by this Agreement; (iv) materially increase the risk of not being able to remove any such judgment on appeal or otherwise; or (v) otherwise materially impair or delay the ability of any Parent Party to perform its material obligations under this Agreement.

(f) The parties shall (and shall cause their Affiliates to) cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 6.10; and, subject to applicable legal limitations and the instructions of any Governmental Entity, Company, on the one hand, and Parent, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies (or, in the case of oral communications, summaries) of notices or other material communications received by Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, Company, on the one hand, and Parent, on the other hand, shall to the extent practicable permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any substantive written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of Company and its Subsidiaries, or proposals from third parties with respect thereto; (y) as necessary or appropriate to address reasonable privilege concerns or reasonable confidentiality concerns relating to proprietary or commercially sensitive information regarding Parent and its operations; and (z) as necessary or appropriate to address reasonable privilege concerns or reasonable confidentiality concerns relating to proprietary or commercially sensitive information regarding Company and its operations. Each of the parties agrees not to (and to cause each of their Affiliates not to) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other parties in advance and, to the extent not prohibited or required otherwise by such Governmental Entity, gives the other party or if advisable the other party’s outside counsel the opportunity to attend and participate.

Section 6.11 Takeover Laws. If any Takeover Law shall become applicable to the transactions contemplated by this Agreement, each of Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 6.12 Public Announcements. Neither Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Mergers or the other transactions contemplated by this Agreement without first providing the other party the opportunity to review and comment upon such release or announcement, unless such party determines in good faith that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Mergers or the other transactions contemplated by this Agreement, in which event such party shall use its reasonable best efforts to provide an opportunity for the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided each party and its respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent and Company in compliance with this Section 6.12. Notwithstanding the foregoing, (i) the restrictions set forth in this Section 6.12 shall not apply in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby, (ii) no provision of this Agreement shall be deemed to restrict in any manner a party’s ability to communicate with its employees and (iii) Parent shall not be required by any provision of this Agreement to consult with or obtain any approval from Company, or provide Company with an opportunity to review and comment, with respect to a public announcement or press release issued in connection with the receipt and existence of a Parent Alternative Proposal and matters related thereto or Parent Change of Recommendation, other than as set forth in and subject to compliance with Section 6.6.

Section 6.13 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of Company or any of its Subsidiaries (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, Action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Company or any Subsidiary of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).

(b) For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Company to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided that the Surviving Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement); provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant to this Agreement, but in such case shall purchase as much coverage as reasonably practicable for such amount. Company may (or, if requested by Parent, shall) purchase, prior to the Effective Time, a six (6) year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by Company with respect to claims arising from facts or events that occurred at or before the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement) for a maximum cost of 300% of the last annual premium paid by Company prior to the date of this Agreement in respect of the current policies of directors’ and officers’ liability insurance maintained by Company, which prepaid “tail” policy shall include as much coverage as reasonably practicable for such amount. If such “tail” prepaid policy has been obtained by Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Company, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(c) All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions under Company’s (or any Subsidiary of Company’s) certificate of incorporation, limited liability company agreement, bylaws, other organizational documents or indemnification Contracts or undertakings existing in favor of those Persons who are, or were, directors and officers of Company (or any Subsidiary of Company) at or prior to the date of this Agreement shall survive the Mergers. Without limiting the foregoing, the organizational documents of Surviving Company (or any Subsidiary of Surviving Company), from and after the Effective Time, shall contain provisions no less favorable to the Company Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification that are set forth as of the date of this Agreement in the certificate of incorporation, limited liability company agreement, bylaws and other organizational documents of Company (or any Subsidiary of Company), which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Company

Indemnified Parties. In addition, from the Effective Time, Surviving Company shall, and Parent shall cause Surviving Company to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including attorneys’ fees) of any Company Indemnified Party under this Section 6.13 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.13) as incurred to the fullest extent permitted under applicable Law for a period of six (6) years from the Effective Time; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(d) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume or cause Surviving Company to continue to be bound by the obligations set forth in this Section 6.13. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of their Subsidiaries or their respective officers and directors, it being understood and agreed that the indemnification provided for in this Section 6.13 is not prior to, or in substitution for, any claims under any such policies.

(e) The provisions of this Section 6.13 (i) shall survive the consummation of the Mergers and continue in full force and effect, (ii) are intended to be for the benefit of, and shall be enforceable by a Company Indemnified Party and his or her heirs and representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.14 Stockholder Litigation. In the event that any litigation or other Action of any Company Stockholder or Parent Stockholder related to this Agreement, the Mergers or the other transactions contemplated by this Agreement is initiated or pending, or, to the Knowledge of the applicable party, threatened in writing, against any party or its Subsidiaries and/or the members of the board of directors of such party (or of any equivalent governing body of any Subsidiary of such party) prior to the Effective Time (or earlier termination of this Agreement), such party shall promptly notify the other party of any such stockholder or Action by a Company Stockholder or Parent Stockholder, give the other party the opportunity to participate in the defense or settlement of any such Action, and shall keep the other party reasonably informed with respect to the status thereof. No settlement of any such stockholder or Action by a Company Stockholder or Parent Stockholder shall be agreed to without the other party’s consent (not to be unreasonably withheld, delayed or conditioned).

Section 6.15 Financing Matters.

(a) From the date of this Agreement until the Effective Time, the parties shall, and shall cause their Subsidiaries to, cooperate with one another as reasonably requested by any other party hereto in connection with obtaining or refinancing any debt financing of Parent, Company or their Affiliates, including by using reasonable best efforts to (i) furnish financial and other pertinent information of Parent, Company or their Subsidiaries necessary to show the pro forma impact of the transactions contemplated by this Agreement on Parent, Company and its Subsidiaries, as applicable, (ii) cooperate with the creation and perfection of pledge and security instruments effective as of the Effective Time and (iii) provide pertinent information of Parent, Company and their Subsidiaries in connection with the applicable debt financing (1) required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations or (2) as may otherwise be reasonably requested and customarily needed for refinancings or debt financings of the type contemplated; provided that such party shall be reimbursed for any reasonable out-of-pocket costs incurred by such party in connection with such cooperation with respect to the other party’s debt financing.

(b) Notwithstanding anything to the contrary contained in Section 6.15(a), nothing in this Section 6.15 shall require any such cooperation to the extent that it would (i) require the parties hereto or any of their respective Subsidiaries or their respective Representatives, as applicable, to waive or amend any terms of this Agreement, (ii) unreasonably interfere with the ongoing business or operations of such party or any of its Subsidiaries, (iii) require a party or any of its Subsidiaries to take any action that will conflict with or violate the organizational documents of such party or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Parent Material Contract or Company Material Contract, as the case may be, or (iv) require a party or any of its Subsidiaries to enter into or approve any financing, pledge, security or similar agreement in connection with the foregoing prior to the Effective Time.

Section 6.16 Approval of Merger Sub. Immediately following the execution and delivery of this Agreement by the parties, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Mergers, in accordance with applicable Law, by written consent.

Section 6.17 Section 16 Matters. Prior to the Effective Time, Parent and Company, if applicable, shall use their respective reasonable best efforts to take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.18 Special Cash Dividend . Prior to the Effective Time, Company shall declare a cash dividend (the “Company Closing Cash Dividend”) to the holders of Company Common Stock as of a record date on or prior to the Closing Date, which, in the aggregate shall not exceed an amount equal to $75,000,000, subject to funds being legally available therefor; provided that the payment of the Company Closing Cash Dividend may be conditioned upon the occurrence of the Closing. Company shall announce, declare and pay (or cause to be paid) the Company Closing Cash Dividend in compliance with all applicable Law.

Section 6.19 Drag-Along Notice . Prior to the Closing, at the direction of the Consenting Stockholders, Company will deliver a Drag-Along Notice (as defined in the Stockholders Agreement) to each Company Stockholder (other than the Consenting Stockholders) with respect to the transactions contemplated by this Agreement in accordance with the Stockholders Agreement.

Section 6.20 Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement or to vest the surviving entities of the Mergers with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations or the constituent limited liability company of the Mergers, as applicable, the proper officers and directors of each party to this Agreement shall take all such necessary action. Parent shall take all action necessary to cause Merger Sub, LLC Sub, the Surviving Corporation and the Surviving Company to perform their respective obligations under this Agreement.

Section 6.21 2024 Long-Term Incentive Plan. Effective as of (and contingent on) the Closing, the Parent Board shall adopt, subject to obtaining the 2024 LTIP Adoption, the 2024 Long-Term Incentive Plan, in substantially the form attached hereto as Exhibit F.

ARTICLE VII

CONDITIONS TO THE MERGERS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers and the other transactions to be effected at the Closing as contemplated by this Agreement shall be subject to the fulfillment (or waiver in writing by Parent and Company) at or prior to and as of the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been duly obtained.

(b) The Parent Stockholder Approval shall have been duly obtained.

(c) No Order by any Governmental Entity of competent jurisdiction which makes illegal or prohibits the consummation of the Mergers, the Parent Stock Issuance, the Parent Certificate of Incorporation Amendment or the 2024 LTIP Adoption shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case, prohibits or makes illegal the consummation of the Mergers, the Parent Stock Issuance, the Parent Certificate of Incorporation Amendment or the 2024 LTIP Adoption.

(d) Any applicable waiting period (and any extension thereof and any timing agreement with any Governmental Entity to toll, stay, or extend any such waiting period, or to delay or not to consummate the Mergers contemplated by this Agreement entered into in connection therewith) under the HSR Act relating to the Mergers shall have expired or been earlier terminated; and all consents, waivers, approvals, licenses, permits, orders or authorizations required to be obtained under Antitrust Laws and Foreign Investment Laws that are listed on Section 7.1(d) the Company Disclosure Letter shall have been obtained from the applicable Governmental Entity (whether by lapse of time or express confirmation of the relevant Governmental Entity) and shall be in full force and effect at the Closing.

(e) The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

(f) The Parent Common Stock to be issued as Aggregate Merger Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Company to Effect the Mergers. The obligations of Company to effect the Mergers and the other transactions to be effected at the Closing as contemplated by this Agreement are further subject to the fulfillment (or waiver in writing by Company) at or prior to and as of the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Parent Parties set forth in this Agreement (other than the representations and warranties set forth in the first sentence of Section 5.1(a), Section 5.2, Section 5.3(a), Section 5.3(c)(i), Section 5.7(b)-(d), Section 5.10(b) and Section 5.20) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded); (ii) the representations and warranties in the penultimate sentence of Section 5.2(b) and in the first sentence of Section 5.1(a) and in Section 5.3(a) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representations or warranties expressly relate to an earlier date, in which case only as of such earlier date); and (iii) the representations and warranties of the Parent Parties set forth in Section 5.2 (other than the penultimate sentence of Section 5.2(b)), Section 5.3(c)(i), Section 5.7(b)-(d), Section 5.10(b) and Section 5.20 shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b) Each Parent Party shall have performed in all material respects all obligations under this Agreement required to be performed by them at or prior to the Effective Time.

(c) Parent shall have delivered to Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Parent shall have delivered or cause to be delivered to Company the Registration Rights Agreement in the form of Exhibit C (the “Registration Rights Agreement”), duly executed by Parent.

(e) Parent shall have delivered or cause to be delivered to Company the Stockholders Agreement in the form of Exhibit D (the “New Stockholders Agreement”), duly executed by Parent.

(f) Parent shall have delivered or cause to be delivered to Company the Parent Fully Diluted Shares Certificate.

(g) Parent shall have taken all actions necessary to cause the Parent Board and the officers of Parent as of the Effective Time to be constituted as set forth in each of Section 2.5(a) and Section 2.5(b).

(h) The Parent Certificate of Incorporation Amendment shall have been duly filed with the Secretary of State of the State of Delaware.

(i) Effective as of (and contingent on) the Closing, the Parent Board shall have adopted, subject to the 2024 LTIP Adoption, the 2024 Long-Term Incentive Plan, in substantially the form attached hereto as Exhibit F.

Section 7.3 Conditions to Obligations of Parent to Effect the Mergers. The obligations of each Parent Party to effect the Mergers and the other transactions to be effected at the Closing as contemplated by this Agreement is further subject to the fulfillment (or waiver in writing by Parent) at or prior to and as of the Effective Time of the following conditions:

(a) (i) The representations and warranties of Company set forth in this Agreement (other than the representations and warranties set forth in the first sentence of Section 4.1(a), Section 4.2, Section 4.3(a), Section 4.3(c)(i), Section 4.7(b)-(d), Section 4.10(b) and Section 4.20) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Company Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded); (ii) the representations and warranties in the penultimate sentence of Section 4.2(b) and in the first sentence of Section 4.1(a) and in Section 4.3(a) shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representations or warranties expressly relate to an earlier date, in which case only as of such earlier date); and (iii) the representations and warranties of Company set forth in Section 4.2 (other than the penultimate sentence of Section 4.2(b)), Section 4.3(c)(i), Section 4.7(b)-(d), Section 4.10(b) and Section 4.20 shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b) Company shall have performed in all material respects all obligations under this Agreement required to be performed by it at or prior to the Effective Time.

(c) Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of Company, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by the Chief Financial Officer of Company, certifying that Net Debt as of the Closing does not exceed the Permitted Net Debt Amount, together with the work papers and back-up materials used in preparing such certificate.

(e) Company shall have delivered or cause to be delivered to Parent the Registration Rights Agreement duly executed by the Consenting Stockholders.

(f) Company shall have delivered or cause to be delivered to Parent the New Stockholders Agreement duly executed by each Company Stockholder specifically contemplated in the New Stockholders Agreement.

(g) Company shall have delivered or cause to be delivered to Parent the Company Fully Diluted Shares Certificate.

(h) The Stockholders Agreement shall have been terminated and shall have no further force or effect.

(i) Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by the Consenting Stockholders, certifying by such Consenting Stockholders that the representations and warranties provided by the Consenting Stockholders in the written consent delivered by the Consenting Stockholders pursuant to this Agreement shall be true and correct in all material respects, as of the date of such consent and as of the Closing Date.

Section 7.4 Frustration of Closing Conditions. Neither Company nor Parent may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, respectively, on the failure of any condition set forth in Section 7.1, Section 7.2, or Section 7.3 as the case may be, to be satisfied if the failure to perform any material obligation required to be performed by such party has been the primary cause of the failure of such condition.

ARTICLE VIII

TERMINATION

Section 8.1 Termination and Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:

(a) by the mutual written consent of Company and Parent;

(b) by either Company or Parent:

(i) if (A) the Effective Time shall not have occurred on or before December 18, 2024 (the “End Date”); provided, however, that if the conditions to the Closing set forth in Section 7.1(d) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), the End Date shall be extended automatically to March 18, 2025, and such date, as so extended, shall be the “End Date”; and (B) the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have been the primary cause of the failure to consummate the Mergers on or before such date;

(ii) if any court of competent jurisdiction shall have issued or entered an Order permanently enjoining or otherwise prohibiting the consummation of the Mergers and such injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used such efforts as required by Section 6.10 to prevent, oppose and remove such injunction;

(iii) if the Parent Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval shall not have been obtained; or

(iv) if the Company Stockholder Approval shall not have been obtained by the Consent Time.

(c) by Company:

(i) at any time prior to the receipt of the Parent Stockholder Approval, in the event of a Parent Change of Recommendation;

(ii) if any Parent Party shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) cannot be cured by the End Date or, if curable, is not cured (1) within thirty (30) days following Company’s delivery of written notice to Parent of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (2) within any shorter period of time that remains between the date Company delivers the notice described in the foregoing subclause (1) and the day prior to the End Date; provided that Company is not then in breach of any representation, warranty, agreement or covenant contained in this Agreement so as to cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be capable of being satisfied; or

(iii) if Parent or any of its Subsidiaries shall have materially breached its obligations under Section 6.6.

(d) by Parent:

(i) if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) cannot be cured by the End Date or, if curable, is not cured (1) within thirty (30) days following Parent’s delivery of written notice to Company of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (2) within any shorter period of time that remains between the date Parent delivers the notice described in the foregoing subclause (1) and the day prior to the End Date; provided that Parent, Merger Sub or LLC Sub is not then in breach of any representation, warranty, agreement or covenant contained in this Agreement so as to cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be capable of being satisfied; or

(ii) in accordance with Section 6.6(d), if (A) the Parent Board has authorized Parent to enter into a Parent Alternative Acquisition Agreement with respect to a Parent Superior Proposal, (B) prior to or concurrently with such termination, Parent shall have paid the Parent Termination Fee to Company pursuant to Section 8.3(a)(iii) and (C) concurrently with the termination of this Agreement, Parent enters into a Parent Alternative Acquisition Agreement with respect to the Parent Superior Proposal referred to in clause (A).

Section 8.2 Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions of this Agreement pursuant to which such termination is being effected and the basis therefor described in reasonable detail. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the parties or their respective Subsidiaries or Affiliates. Notwithstanding the foregoing: (a) no such termination shall relieve any party of its obligation to pay the Company Expenses, Parent Termination Fee or Parent Expenses, as applicable, if, as and when required pursuant to Section 8.3; (b) no such termination shall relieve any party for liability for such party’s Willful Breach of this Agreement or for Fraud; and (c) (i) the Confidentiality Agreement (in accordance with its terms), and (ii) the provisions of Section 6.4(b), this Section 8.2, Section 8.3, and Article IX will survive the termination of this Agreement.

Section 8.3 Termination Fees.

(a) In the event that:

(i) (1) this Agreement shall have been terminated pursuant to (x) Section 8.1(b)(i) [End Date] (provided, in the case of a termination by Parent, Company had the right to terminate this Agreement pursuant to Section 8.1(b)(i) [End Date], or Company had the right to terminate this Agreement pursuant to Section 8.1(c)(i) [Parent Change in Recommendation], Section 8.1(c)(ii) [Parent Breach of Reps and Warranties or Covenants] or Section 8.1(c)(iii) [Parent Breach of No Solicitation]), (y) Section 8.1(b)(iii) [Parent No-Vote] or (z) Section 8.1(c)(ii) [Parent Breach of Reps and Warranties or Covenants], (2) Parent or any

other Person shall have publicly disclosed or announced a Parent Alternative Proposal made on or after the date of this Agreement but prior to the Parent Meeting, and such Parent Alternative Proposal has not been publicly withdrawn (A) in the case of clause (1)(x) above, prior to the End Date, (B) in the case of clause (1)(y) above, at least five (5) days prior to the date of the Parent Meeting, and (C) in the case of clause (1)(z) above, prior to a material breach that gives rise to Company’s termination right pursuant to Section 8.1(c)(ii), and (3) within twelve (12) months of such termination, a Parent Alternative Proposal is consummated or a Parent Alternative Acquisition Agreement is entered into (which Parent Alternative Proposal is thereafter consummated); provided that, for purposes of this clause (3), the references to “20%” in the definition of “Parent Alternative Proposal” shall be deemed to be references to “more than 50%” and, in the case of clause (1)(x), references in this clause (3) to “Parent Alternative Proposal” shall be with the same Person or Affiliate of such Person that made the Parent Alternative Proposal that was made and not publicly withdrawn as set forth in clause (2) or with any other Person that submitted a subsequent Parent Alternative Proposal in response to any then pending Parent Alternative Proposal referenced in clause (2);

(ii) Company shall have terminated this Agreement pursuant to Section 8.1(c)(i) [Parent Change in Recommendation] or Section 8.1(c)(iii) [Parent Breach of No-Shop]; or

(iii) Parent shall have terminated this Agreement pursuant to Section 8.1(d)(ii) [Parent Superior Proposal];

then, Parent shall, (A) in the case of clause (i) above, upon the consummation of the Parent Alternative Proposal, pay Company (or one or more of its designees) the Parent Termination Fee less any amount previously paid under Section 8.3(b); (B) in the case of clause (ii) above, within two (2) Business Days after such termination, pay Company (or one or more of its designees) the Parent Termination Fee; and (C) in the case of clause (iii) above, upon the entry into a Parent Alternative Acquisition Agreement, pay Company (or one or more of its designees) the Parent Termination Fee; in each case by wire transfer of immediately available funds to one or more accounts designated by Company; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Following receipt by Company (or one or more of its designees) of the Parent Termination Fee in accordance with this Section 8.3(a), Parent shall have no further liability with respect to this Agreement or the transactions contemplated herein to Company or its Subsidiaries or Affiliates or any other Person, other than in respect of Willful Breach of this Agreement or Fraud.

(b) Expenses. In the event this Agreement is terminated by Parent or Company pursuant to Section 8.1(b)(iii) and the Parent Termination Fee is not otherwise payable by Parent pursuant to Section 8.3(a), then Parent shall pay to Company the Company Expenses within two (2) Business Days of such termination by wire transfer of immediately available funds to one or more accounts designated by Company. In the event this Agreement is terminated by Parent or Company pursuant to Section 8.1(b)(iv), then Company shall pay to Parent the Parent Expenses within two (2) Business Days of such termination by wire transfer of immediately available funds to one or more accounts designated by Parent.

(c) If Parent or Company fails to timely pay an amount due pursuant to this Section 8.3, the defaulting party shall pay the non-defaulting party interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus three percent (3%) per annum through the date such payment is actually received. If, in order to obtain such payment, the non-defaulting party commences a proceeding that results in judgment for such party for such amount, the defaulting party shall pay the non-defaulting party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding.

(d) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. The parties agree that other than in respect of Willful Breach of this Agreement or Fraud (i) subject to Section 8.2, payment of the Company Expenses, the Parent Expenses or the Parent Termination Fee, as applicable, shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the receiving party following the termination of this Agreement and (ii) in no event will the receiving party or any other Person seek to recover any other money damages (other than the payment of the Company Expenses, the Parent Expenses or the Parent Termination Fee, as applicable) or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers. This Section 9.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms contemplates performance in whole or in part after the Effective Time, which shall survive to the extent expressly provided for herein or therein.

Section 9.2 Expenses. Except as set forth in Section 8.3, whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses, except that Company and Parent shall each pay fifty percent (50%) of all (x) expenses incurred in connection with the printing, filing and mailing of the Registration Statement (including applicable SEC filing fees) and (y) filing fees paid in respect of the HSR Act for any such filings required of Parent, Company, or their respective Affiliates, any other Antitrust Laws, Foreign Investment Laws, and/or any such other laws or regulations applicable to any of Parent or its Affiliates.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

Section 9.4 Governing Law; Jurisdiction.

(a) This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) In addition, each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (I) the suit, action or proceeding in such court is brought in an inconvenient forum, (II) the venue of such suit, action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties to this Agreement agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.7.

Section 9.5 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement), the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach (including failing to take such actions as are required of them hereunder to consummate this Agreement). Each party acknowledges and agrees that (A) each party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (B) the availability of any monetary remedy (1) does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (C) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Company, Parent, Merger Sub, nor LLC Sub would have entered into this Agreement.

(b) Each party further agrees that (i) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.6 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.6.

Section 9.7 Notices. Any notice required to be given hereunder shall be in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of delivery, with such notice deemed to be given upon receipt), hand delivery (with such notice deemed to be given upon receipt) or by electronic mail transmission (with such notice deemed to have been given at the time of confirmation of transmission, and with such notice to be followed reasonably promptly with a copy delivered by one of the foregoing methods), addressed as follows:

To Company:

Innovex Downhole Solutions, Inc.

19120 Kenswick Drive

Humble, Texas 77338

Attention: Adam Anderson

Email: adam.anderson@innovex-inc.com

Attention: Kendal Reed

Email: kendal.reed@innovex-inc.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld, LLP

1111 Louisiana, 44th Floor

Houston, Texas 77002

Attention: Matt Kapinos

Telephone: (713) 250-2117

Email: mkapinos@akingump.com

Attention: W. Robert Shearer

Telephone: (713) 220-5812

Email: rshearer@akingump.com

To the Parent Parties:

Dril-Quip, Inc.

2050 West Sam Houston Parkway S., Suite 1100

Houston, Texas 77042

Attention: James C. Webster

Email: James_Webster@dril-quip.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Gerry Spedale

Telephone: 346.718.6888

Email: GSpedale@gibsondunn.com

or to such other address as any party shall specify by written notice so given (subject to the proviso of the immediately following sentence), and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. Any purported assignment not permitted by this Section 9.8 shall be null and void.

Section 9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Notwithstanding anything to the contrary, under no circumstances shall the rights of holders of Company Common Stock or shares of Parent Common Stock as third-party beneficiaries pursuant to Section 9.10(b)(ii) be enforceable by such stockholders, respectively, or any other Person acting for or on their behalf other than Company or Parent, respectively, and such party’s successors in interest.

Section 9.10 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement (including the exhibits, annexes and schedules to this Agreement) and the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(b) Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (i) as specifically provided in Section 6.13 (which shall be for the benefit of the Company Indemnified Parties from and after the Effective Time) and Section 9.12 (which shall be for the benefit of the Persons named in the second sentence thereof); and (ii) solely from and after the Effective Time and subject to the consummation of the Mergers, the provisions of Article III with respect to holders of Company Common Stock (which, from and after the Effective Time, shall be for the benefit of holders of Company Common Stock as of the Effective Time).

Section 9.11 Amendments; Waivers.

(a) At any time prior to the Effective Time, any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the parties hereto, provided, that if the Company Stockholder Approval or Parent Stockholder Approval has been obtained, then no such amendment may be made to this Agreement that requires further stockholder approval under applicable Law or in accordance with the rules and regulations of any applicable stock exchange without obtaining such further approval.

(b) At any time and from time to time prior to the Effective Time, any party may, to the extent legally allowed and except as otherwise set forth in this Agreement, (a) extend the time for the performance of any of the covenants or other acts of the other parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such party in this Agreement; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained in this Agreement. Any agreement by a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Non-Recourse. Unless expressly agreed to otherwise by the parties in writing, this Agreement may only be enforced against, and any action in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement may only be brought against the Persons expressly named as parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any party or of any Affiliate of any party, or any of their respective successors, Representatives and permitted assigns (unless, for the avoidance of doubt, such Person is a party), shall have any liability or other obligation for any obligation of any party under this Agreement or for any action in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability or other obligation of the parties for breaches of the terms and conditions of this Agreement.

Section 9.13 Fulfillment of Obligations. Whenever this Agreement requires Merger Sub or LLC Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub or LLC Sub, as applicable, to take such action.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DRIL-QUIP, INC.

By:	/s/ Jeffrey J. Bird
Name: Jeffrey J. Bird
Title: President and Chief Executive Officer

IRONMAN MERGER SUB, INC.

By:	/s/ Jeffrey J. Bird
Name: Jeffrey J. Bird
Title: President

DQ MERGER SUB, LLC

By:	/s/ Jeffrey J. Bird
Name: Jeffrey J. Bird
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

INNOVEX DOWNHOLE SOLUTIONS, INC.

By:	/s/ Adam Anderson
Name: Adam Anderson
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Parent Certificate of Incorporation Amendment

[See attached.]

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

DRIL-QUIP, INC.

Dril-Quip, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the Corporation is Dril-Quip, Inc. The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State’s Office on February 26, 2018.

SECOND: The Amendments set forth in this Certificate of Amendment to the Restated Certificate of Incorporation were duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable the amendments set forth in this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation and directed that the proposed amendments be considered by the stockholders of the Corporation. The proposed amendments set forth in this Certificate of Amendment to the Restated Certificate of Incorporation were considered at the special meeting of stockholders duly called upon notice in accordance with Section 222 of the DGCL and held on [•], 2024, at which meeting the necessary number of shares were voted in favor of the proposed amendments set forth in this Certificate of Amendment to the Restated Certificate of Incorporation. The stockholders of the Corporation duly adopted this Certificate of Amendment to the Restated Certificate of Incorporation in accordance with Section 242 of the DGCL.

THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST and replacing it with a new Article FIRST to read in its entirety as follows:

FIRST: The name of the Corporation is [Innovex, Inc.] (hereinafter the “Corporation”).

FOURTH: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH and replacing it with a new first paragraph of Article FOURTH to read in its entirety as follows:

FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000), divided into Two Hundred Million (200,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Shares of any class of capital stock of the Corporation may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine. Each share of Common Stock shall be entitled to one vote.

FIFTH: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of clause (b) of Article FIFTH and replacing it with a new first paragraph of clause (b) of Article FIFTH to read in its entirety as follows:

(b) Number, Election and Terms of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office, but shall not be less than three nor more than nine (and shall include the CEO Directorship (as defined below)), except to the extent necessary to satisfy the requirements of Delaware law or the New York Stock Exchange or such other stock exchange or interdealer quotation system designated as the primary market on which the Common Stock is then listed or quoted for trading. The directors, other than those that may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, Class I, Class II and Class III. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected. Each director shall hold office until the annual meeting at which such director’s term expires and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

For so long as Amberjack Capital Partners, L.P. or its successor (“Amberjack”) has the right to designate one or more individuals for nomination by the Corporation to the Board of Directors (the “Amberjack Designees”) pursuant to the Stockholders’ Agreement, dated as of [•], 2024, by and among the Corporation, Amberjack and the other stockholders party thereto (as the same may be amended, supplemented or restated from time to time, the “Stockholders Agreement”), it shall be a director qualification that one of the members of the Board of Directors shall be the person who is then serving as the Chief Executive Officer of the Corporation (such director, the “CEO Director” and such directorship, the “CEO Directorship”), it being understood that upon any person ceasing to serve as the Chief Executive Officer of the Corporation such person shall cease to be qualified to serve as the CEO Director and shall automatically be removed from the CEO Directorship.

SIXTH: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting clause (d) of Article FIFTH and replacing it with a new clause (d) to read in its entirety as follows:

(d) Vacancies. Except as provided in Article FOURTH hereof, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, disability, retirement, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, if Amberjack has the right to designate at least one Amberjack Designee pursuant to the Stockholders Agreement and a vacancy is created by the death, disability, retirement, resignation, removal or other cause of any Amberjack Designee, such vacancy shall be filled by the affirmative vote of a majority of the voting power of the directors then in office, even though less than a quorum of the Board of Directors, with each Amberjack Designee then in office entitled to cast a number of votes (or fractions thereof) equal to a majority of the votes entitled to be cast by all then serving members of the Board of Directors divided by the number of Amberjack Designees then in office; provided that if no Amberjack Designees are then in office, Amberjack shall have the right to fill such vacancy (i) at a meeting, special or otherwise, of the stockholders of the Corporation or (ii) by written consent, notwithstanding Article SIXTH of this Restated Certificate of Incorporation. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

SEVENTH: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article NINTH and replacing it with a new Article NINTH to read in its entirety as follows:

NINTH: (a) In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, or adopt new Bylaws, without any action on the part of the stockholders, except as may be otherwise provided by applicable law, this Certificate of Incorporation or the Bylaws of the Corporation.

(b) For so long as Amberjack has the right to designate at least one Amberjack Designee to the Board of Directors pursuant to the Stockholders Agreement, the Corporation shall not, by merger, consolidation, statutory conversion, transfer, domestication, or continuance or otherwise, in addition to any other vote of stockholders that may be required by applicable law, without the prior written consent of Amberjack, (i) amend this Restated Certificate of Incorporation or its Bylaws in any manner that would disproportionately and adversely affect the rights of Amberjack, its Permitted Transferees or the Principal Stockholders (as each term is defined in the Stockholders Agreement), as a group, thereunder compared to other stockholders of the Corporation, (ii) amend clause (b) of Article FIFTH, clause (d) of Article FIFTH, clause (b) of Article NINTH, Article ELEVENTH or Article TWELFTH of this Restated Certificate of Incorporation or

Sections 3.1, 3.3, 3.4, 3.6, 3.14, 4.3, 7.1 or 7.9 or Article VI or Article VIII of the Bylaws, or (iii) form any new committee of the Board of Directors (including an executive committee) involving a material delegation of authority from the Board of Directors or amend the charter of any committee of the Board of Directors, in either case, in a manner that would disproportionately and adversely affect the rights of the Amberjack, its Permitted Transferees or the Principal Stockholders hereunder or pursuant to the Stockholders Agreement.

EIGHTH: The Restated Certificate of Incorporation of the Corporation is hereby amended by adding a new Article ELEVENTH and Article TWELFTH to read in its entirety as follows:

ELEVENTH: No officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as an officer; provided, however, that the foregoing provisions shall not eliminate or limit the liability of an officer (i) for any breach of such officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transactions from which such officer derived an improper personal benefit, or (iv) in any action by or in the right of the Corporation. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such law, as so amended. Any repeal or modification of this Article ELEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of an officer of the Corporation existing at the time of such repeal or modification.

TWELFTH: (a) In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of the Principal Stockholders and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Corporation and (ii) the Principal Stockholders and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article TWELFTH are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Principal Stockholders or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b) To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for (x) any director of the Corporation or any of its subsidiaries, or officer of the Corporation or any of its subsidiaries (so long as such individual is not also an employee of the Corporation or any of its subsidiaries) who is also a director, officer, employee, managing director, equity holder, representative or Affiliate of Amberjack or any Principal Stockholder and (y) Amberjack and each Principal Stockholder and any Affiliate of Amberjack or a Principal Stockholder (other than the Corporation and its subsidiaries) (such Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) and the Corporation or any of its Affiliates. To the fullest extent permitted by law, none of the Identified Persons shall have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates including, without limitation, (A) investing in, carrying on and conducting, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its subsidiaries, (B) doing business with any client, customer, vendor or lessor of any of the Corporation or its Affiliates, and/or (C) making investments in any kind of property in which the Corporation or its subsidiaries may make investments, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities and the Corporation shall, to the fullest extent permitted by applicable law, indemnify each Identified Person against any claim, that such Identified Person is liable to the Corporation or its stockholders (or any subsidiary or controlled Affiliate) for breach of any fiduciary duty or otherwise solely by reason of the fact that such Identified Person (I) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (II) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (III) does not communicate information regarding such corporate opportunity or offer such corporate opportunity to the Corporation, its subsidiaries or any controlled Affiliate. The Corporation shall, to the fullest extent permitted by applicable law, pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that an Identified Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Article TWELFTH, in which case any such advanced expenses shall be promptly reimbursed to the Corporation. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person. Notwithstanding the foregoing and anything in this clause (b) of this Article TWELFTH to the contrary, the Corporation does not renounce its interest in any corporate opportunity offered to any Identified Persons if such opportunity is expressly offered in writing to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of this clause (b) of this Article TWELFTH shall not apply to any such corporate opportunity.

(c) In addition to and notwithstanding the foregoing provisions of this Article TWELFTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(d) For purposes of this Article TWELFTH, (i) “Affiliate” shall mean (A) in respect of the Principal Stockholders, any Person that, directly or indirectly through one or more intermediaries, is controlled by the Principal Stockholders, controls the Principal Stockholders, or is under common control with the Principal Stockholders, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any Person that is controlled by the Corporation) and any Person that is deemed an affiliate of the Principal Stockholders under the Stockholders Agreement and (B) in respect of the Corporation, any Person that, directly or indirectly through one or more intermediaries, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, limited liability company, association, partnership, joint venture, trust, estate or other entity or organization.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article TWELFTH.

NINTH: This Certificate of Amendment to the Restated Certificate of Incorporation shall become effective upon the filing of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of [•], 2024.

DRIL-QUIP, INC.

By:
Name:
Title:

EXHIBIT B

Form of Amended and Restated Parent Bylaws

[See attached.]

AMENDMENT

TO THE

AMENDED AND RESTATED BYLAWS

OF

DRIL-QUIP, INC.

Pursuant to Article VII, Section 7.1 of the Amended and Restated Bylaws (the “Bylaws”) of Dril-Quip, Inc., a Delaware corporation (the “Corporation”), the Corporation certifies that:

FIRST: All references to “Dril-Quip, Inc.” in the Bylaws are hereby deleted and replaced with references to “[Innovex, Inc.]”

SECOND: The first sentence of Article III, Section 3.3(a) of the Bylaws is hereby amended and restated to read in its entirety as follows:

Subject to (i) such rights of the holders of one or more outstanding series of Preferred Stock of the Corporation to elect one or more directors in case of arrearages in the payment of dividends or other defaults as shall be prescribed in the Certificate of Incorporation or in the resolutions of the Board of Directors providing for the establishment of any such series, and (ii) the rights of Amberjack Capital Partners, L.P., a Delaware limited partnership (“Amberjack”) under the Certificate of Incorporation and the Stockholders Agreement (as defined below), only persons who are nominated in accordance with the procedures set forth in this Section 3.3 shall be eligible for election as, and to serve as, directors.

THIRD: Article III, Section 3.4 of the Bylaws is hereby amended and restated to read in its entirety as follows:

3.4

Place of Meeting; Order of Business. Except as otherwise provided by law, meetings of the Board of Directors, regular or special, may be held either within or without the State of Delaware, at whatever place is specified by the person or persons calling the meeting. In the absence of specific designation, the meetings shall be held at the principal office of the Corporation. The Chairman of the Board will chair and preside over meetings of the Board of Directors at which he is present, except that, during the Standstill Period (as defined in the Stockholders Agreement), the Special Amberjack Designee will chair and preside over meetings of the Board of Directors called by the Special Amberjack Designee pursuant to Section 3.6 hereof. A majority of the directors present at any meeting of the Board of Directors from which the Chairman of the Board or the Special Amberjack Designee, as applicable, is absent will designate one of their number as the chair of that meeting. The Secretary will act as secretary of meetings of the Board of Directors, but in his absence from any such meeting the chair of that meeting may appoint any person to act as secretary of that meeting. At all meetings of the Board of Directors, business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board (or, with respect to meetings called by the Special Amberjack Designee, the Special Amberjack Designee), or in his absence by the President, or by resolution of the Board of Directors.

FOURTH: Article III, Section 3.6 of the Bylaws is hereby amended and restated to read in its entirety as follows:

3.6

Special Meetings. Special meetings of the Board of Directors shall be held, whenever called by the Chairman of the Board, the President or by a written notice signed by a majority of the members of the Board of Directors, at such place or places within or without the State of Delaware as may be stated in the notice of the meeting; provided, that during the Standstill Period, the Special Amberjack Designee shall also be permitted to call special meetings.

FIFTH: The following Section 3.14 shall be added immediately following Article III, Section 3.13 of the Bylaws:

3.14	Definitions. For purposes of this Article III:

“Special Amberjack Designee” means the Amberjack Designee (as defined in the Stockholders Agreement) designated by Amberjack Capital Partners, L.P., a Delaware limited partnership, as the Special Amberjack Designee in connection with his nomination to the Board of Directors.

“Stockholders Agreement” means that certain Stockholders’ Agreement, dated [•], by and among the Corporation, Amberjack and the other stockholders party thereto (as the same may be amended, supplemented or restated from time to time).

SIXTH: Article VI of the Bylaws is hereby amended and restated to read in its entirety as follows:

ARTICLE VI

INDEMNIFICATION

6.1

Right to Indemnification. Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or an officer of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation, in any capacity, with any corporation or a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators, and the Corporation shall indemnify and hold harmless in such manner any person designated by the Board of Directors, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Board of Directors as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise whether such request is made before or after the acts taken or allegedly taken or events occurring or allegedly occurring which give rise to such proceeding, all on the terms and conditions set forth in these Bylaws; provided, however, that, except as otherwise required by law or provided in Section 6.3 with respect to suits to enforce rights under this Article VI, the Corporation shall indemnify any such indemnitee in connection with a proceeding, or part thereof, initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such indemnitee; or (ii) the Corporation in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized by the Board of Directors.

6.2	Right to Advancement of Expenses.

(a)

In addition to the right to indemnification conferred in Section 6.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

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6.3

Right of Indemnitee to Bring Suit. If a request for indemnification under Section 6.1 is not paid in full by the Corporation within 30 days, or if a request for an advancement of expenses under Section 6.2 is not paid in full by the Corporation within 20 days, after a written request has been received by the Secretary of the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of such request. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Article VI or otherwise shall be on the Corporation.

6.4

Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

6.5

Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

6.6

Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent and in the manner permitted by law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation.

6.7

Nature of Rights. The rights conferred upon indemnitees in this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

6.8

Settlement of Claims. Notwithstanding anything in this Article VI to the contrary, the Corporation shall not be liable to indemnify any indemnitee under this Article VI for any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld.

6.9

Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee (excluding insurance obtained on the indemnitee’s own behalf), and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

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6.10

Procedures for Submission of Claims. The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Article VI, determination of the entitlement of any person thereto and review of any such determination. Such procedures shall be set forth in an appendix to these Bylaws and shall be deemed for all purposes to be a part hereof.

6.11

Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the indemnitee to the fullest extent set forth in this Article VI.

SEVENTH: The following Section 7.9 shall be added immediately following Article VII, Section 7.8 of the Bylaws:

7.9

Restrictions on Other Agreements. To the fullest extent permitted by applicable law, the provisions of the Certificate of Incorporation and of the Stockholders Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of these Bylaws.

EIGHTH: The following Article VIII shall be added immediately following Article VII of the Bylaws:

ARTICLE VIII

FORUM FOR ADJUDICATION OF DISPUTES

8.1

Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, this Section 8.1 shall not apply to claims seeking to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8.1.

8.2

Enforceability. If any provision of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held

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to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

[The remainder of this page has been left intentionally blank.]

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IN WITNESS WHEREOF, this Amendment to the Bylaws has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of [•], 2024.

DRIL-QUIP, INC.

By:
Name:
Title:

EXHIBIT C

Form of Registration Rights Agreement

[See attached.]

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of this __ day of ___________, 2024, by and among Dril-Quip, Inc., a Delaware corporation (the “Company”), and each of the other parties listed on the signature pages hereto (the “Initial Holders” and, together with the Company, the “Parties”).

WHEREAS, the Company, Ironman Merger Sub Inc., a Delaware corporation, DQ Merger Sub, LLC, a Delaware limited liability company, and Innovex Downhole Solutions, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger, dated March 18, 2024 (as it may be amended form time to time, the “Merger Agreement”), pursuant to which the Initial Holders have been issued shares of Common Stock (as hereinafter defined) pursuant to the Merger Agreement; and

WHEREAS, (i) the Merger Agreement contemplates the execution and delivery of this Agreement and (ii) the Company has agreed to provide to the Initial Holders registration rights with respect to the Registrable Securities (as hereinafter defined) as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the Parties hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms have the meanings indicated:

“Action” means any claim, action, cause of action, appeal, petition, plea, charge, complaint, demand, suit, litigation, arbitration, inquiry, investigation, audit, or other similar legal proceeding, whether at law or in equity, that is commenced by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, a Person shall be deemed to control a specified Person if such Person possesses, the power to direct the management and policies of such specified Person. For purposes of this Agreement, the Holders shall not be considered Affiliates of the Company.

“Agreement” has the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405.

“Blackout Period” has the meaning set forth in Section 3(p).

“Block Trade” has the meaning set forth in Section 2(c).

“Block Trade Notice” has the meaning set forth in Section 2(c).

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required to close.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Securities” means any equity interest of any class or series in the Company.

“Demand Notice” has the meaning set forth in Section 2(a)(i).

“Demand Registration” has the meaning set forth in Section 2(a)(i).

“Effective Date” means the time and date that a Registration Statement is first declared effective by the Commission or otherwise becomes effective.

“Effectiveness Period” has the meaning set forth in Section 2(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Freely Tradeable” means the Registrable Securities (i) are freely transferable under Rule 144 and the securities laws of any other applicable jurisdiction without limitation, or any volume, manner-of-sale or other restrictions or conditions, without registration and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c) (or any similar rule then in force) and (ii) do not bear a restrictive legend relating to the Securities Act or the securities laws of any other applicable jurisdiction or a restricted CUSIP and have been deposited (or are eligible for deposit) in the Depository Trust Company (or successor thereto).

“Governmental Authority” means any federal, state or local, tribal or foreign governmental or quasi-governmental authority, any subdivision or agency of any of the foregoing, any judicial or arbitral body or any applicable self-regulatory organization (in each case, whether domestic or foreign).

“Holder” means (i) each Initial Holder unless and until such Initial Holder ceases to hold any Registrable Securities; and (ii) any holder of Registrable Securities to whom registration rights conferred by this Agreement have been transferred in compliance with Section 8(e) hereof unless and until such subsequent Holder ceases to hold any Registrable Securities; provided that any Person referenced in clause (ii) shall be a Holder only if such Person agrees in writing to be bound by and subject to the terms set forth in this Agreement.

“Holder Indemnified Persons” has the meaning set forth in Section 6(a).

“Holder Lock-Up Period” has the meaning set forth in Section 3(r).

“Holder Underwriter Registration Statement” has the meaning set forth in Section 3(t).

“Initial Holder” has the meaning set forth in the preamble.

“Initiating Holder(s)” means the Holder(s) delivering the Demand Notice, Underwritten Offering Notice or Block Trade Notice, as applicable.

“Lock-Up Period” means a period of 180 days from the Closing Date.

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“Lock-Up Release Date” means the date of the termination or expiration of the Lock-Up Period whether by its terms or by the earlier agreement of the Company.

“Losses” has the meaning set forth in Section 6(a).

“Managing Underwriter” means, with respect to any Underwritten Offering or Block Trade, the book running lead manager or managers of such Underwritten Offering or Block Trade.

“Minimum Amount” has the meaning set forth in Section 2(a)(i).

“Opt-Out Notice” has the meaning set forth in Section 2(d)(v).

“Parties” has the meaning set forth in the preamble.

“Person” means an individual or any, corporation, association, partnership, joint venture, limited liability company, joint stock or other company, business trust, organization, Governmental Authority, unincorporated organization, trust, association or other entity of any kind.

“Piggyback Registration” has the meaning set forth in Section 2(d)(i).

“Piggyback Registration Notice” has the meaning set forth in Section 2(d)(i).

“Piggyback Registration Request” has the meaning set forth in Section 2(d)(i).

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A, Rule 430B or Rule 430C), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means the Shares; provided, however, that Registrable Securities shall not include: (i) any Shares that have been registered under the Securities Act and disposed of pursuant to an effective Registration Statement; (ii) any Shares transferred in a private transaction to a Person who is not entitled to the registration and other rights hereunder; (iii) any Shares that have been sold or transferred by the Holder thereof pursuant to Rule 144 (or any similar provision then in force under the Securities Act) and the transferee thereof does not receive “restricted securities” as defined in Rule 144; (iv) any Shares that cease to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise); and (v) after the tenth anniversary hereof, any Shares held by a Holder at such time that are Freely Tradeable and the Holder of such Shares (together with its Affiliates) is not an affiliate of the Company (as defined in Rule 144) and does not beneficially own a number of shares of Common Stock equal to or greater than 5% of the total number of then outstanding shares of Common Stock.

“Registration Expenses” has the meaning set forth in Section 5.

“Registration Statement” means a registration statement of the Company in the form required to register under the Securities Act and other applicable law the resale of the Registrable Securities in accordance with the intended plan of distribution of each Holder of Registrable Securities included therein, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

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“Requested Underwritten Offering” has the meaning set forth in Section 2(b).

“Requested Underwritten Offering Cap” has the meaning set forth in Section 2(b).

“Requested Underwritten Offering Minimum Condition” has the meaning set forth in Section 2(a)(iii).

“Rule 144” means Rule 144, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Rule 405” means Rule 405, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Rule 415” means Rule 415, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Rule 424” means Rule 424, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Rule 430A” means Rule 430A, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Rule 430B” means Rule 430B, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Rule 430C” means Rule 430C, as amended from time to time, promulgated by the Commission pursuant to the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (except as set forth in Section 5).

“Shares” means (i) the shares of Common Stock held by the Holders and issued pursuant to the Merger Agreement, and (ii) any other equity interests of the Company or equity interests in any successor of the Company issued in respect of the shares of Common Stock described in clause (i) above by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity or similar event involving a change in the capital structure of the Company.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the Commission on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any similar rule that may be adopted by the Commission) or, if the Company is not then eligible to file on Form S-3, on Form S-1 or any other appropriate form under the Securities Act, or any successor rule that may be adopted by the Commission, and all amendments and supplements to such Registration Statement (including post-effective amendments), covering the Registrable Securities, as applicable.

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“Suspension Period” has the meaning set forth in Section 8(b).

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

“Underwritten Offering” means an underwritten offering of Common Stock for cash (whether a Requested Underwritten Offering or in connection with a public offering of Common Stock by the Company, stockholders or both), excluding an offering relating solely to an exchange offer, employee benefit plan or a dividend reinvestment plan, an offering relating to a transaction on Form S-4 or Form S-8 or an offering on any registration statement form that does not permit secondary sales.

“Underwritten Offering Limitation” has the meaning set forth in Section 2(b).

“Underwritten Offering Notice” has the meaning set forth in Section 2(b).

“Underwritten Offering Piggyback Notice” has the meaning set forth in Section 2(d)(ii).

“Underwritten Offering Piggyback Request” has the meaning set forth in Section 2(d)(ii).

“Underwritten Piggyback Offering” has the meaning set forth in Section 2(d)(ii).

“VWAP” means, as of a specified date and in respect of Registrable Securities, the volume weighted average price for such security on the Trading Market for the five trading days immediately preceding, but excluding, such date.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Sections refer to Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (h) references to any Person include such Person’s successors and permitted assigns; and (i) references to “days” are to calendar days unless otherwise indicated.

2. REGISTRATION.

(a) Demand Registration.

(i) At any time after the Lock-Up Release Date, any Holder(s) shall have the option and right, exercisable by delivering a written notice to the Company (a “Demand Notice”), to require the Company to, pursuant to the terms of and subject to the limitations contained in this Agreement, prepare and file with the Commission a Registration Statement registering the offering and sale of the number and type of Registrable Securities on the terms and conditions specified in the Demand Notice, which may include sales on a delayed or continuous basis pursuant to Rule 415 pursuant to a Shelf Registration Statement (a “Demand Registration”). The Demand Notice

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must set forth the number of Registrable Securities that the Initiating Holder(s) intend to include in such Demand Registration and the intended methods of disposition thereof. Notwithstanding anything to the contrary herein, in no event shall the Company be required to effectuate a Demand Registration unless the Registrable Securities of the Initiating Holder(s), their respective Affiliates and any other Holders to be included therein have an aggregate value, based on the VWAP as of the date of the Demand Notice, of at least $30 million (the “Minimum Amount”). In addition, as promptly as reasonably practicable, but in no event later than 10 Business Days after the date hereof, the Company shall prepare and file with the Commission a Registration Statement on Form S-3 (which shall be an Automatic Shelf Registration Statement if available) to permit the public resale of all of the Registrable Securities in accordance with the terms of this Agreement. The Company shall use its reasonable best efforts to cause such Registration Statement (including such Shelf Registration Statement) to become or to be declared effective by the Commission as soon as reasonably practicable after the initial filing of such Registration Statement (or 90 days following the filing thereof if the Commission notifies the Company that it will “review” the Shelf Registration Statement). Each Registration Statement (including such Shelf Registration Statement) shall provide for the resale of the Registrable Securities pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all Registrable Securities covered by such Registration Statement. The Company shall use its reasonable best efforts to cause any Registration Statement (including such Shelf Registration Statement) filed pursuant to this Section 2(a) to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holders until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”; provided, that if a Registration Statement is not a Shelf Registration Statement, “Effectiveness Period” shall mean until all Registrable Securities covered by such Registration Statement have been sold). If such Registration Statement is filed on Form S-3 and has been outstanding for at least three years, and the Registration Statement relates to offerings of securities described in Rule 415(a)(vii), (ix) or (x), at the end of the third year the Company shall refile a new Registration Statement on Form S-3 (or, if such Form is not available, Form S-1) covering the Registrable Securities. For the avoidance of doubt, the Company’s obligation to prepare and file such Registration Statement on Form S-3 upon becoming eligible to use such form does not constitute a Demand Registration for purposes of this Agreement.

(ii) Within 30 days after the receipt of the Demand Notice (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, within 45 days thereof), the Company shall, subject to the limitations of this Section 2(a), file a Registration Statement in accordance with the terms and conditions of, and the intended timing and method of disposition described in, the Demand Notice. The Company shall use reasonable best efforts to cause such Registration Statement to become and remain effective as soon as reasonably practicable after the filing thereof under the Securities Act for the duration of the Effectiveness Period.

(iii) Subject to the other limitations contained in this Agreement, the Company is not obligated hereunder to (A) file any Registration Statement pursuant to a Demand Registration within 90 days after the closing of any prior Requested Underwritten Offering, unless as a result of Section 2(e), the prior Requested Underwritten Offering included less than (the “Requested Underwritten Offering Minimum Condition”) the lesser of (i) Registrable Securities of the Initiating Holder(s) having an aggregate value, based on the VWAP as of the effective date of the related Registration Statement, of $50 million, and (ii) the aggregate value, based on the VWAP as of the effective date of the related Registration Statement, of two-thirds of the number of Registrable Securities the Initiating Holder(s) set forth in the applicable Underwritten Offering

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Notice, or (B) effect a Demand Registration pursuant to a Demand Notice if a Registration Statement covering all of the Registrable Securities held by the Initiating Holder(s) shall have become and remains effective under the Securities Act and is sufficient to permit offers and sales of the number and type of Registrable Securities on the terms and conditions specified in the Demand Notice in accordance with the intended timing and method or methods of distribution thereof specified in the Demand Notice. No Demand Registration shall be deemed to have occurred for purposes of this Section 2(a)(iii) if the Registration Statement relating thereto does not become effective or is not maintained effective for its entire Effectiveness Period (other than any Blackout Period pursuant to Section 3(p)), in which case the Initiating Holder(s) shall be entitled to an additional Demand Registration in lieu thereof.

(iv) A Holder may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of a notice from an Initiating Holder that such Initiating Holder is withdrawing an amount of its Registrable Securities such that the remaining amount of Registrable Securities to be included in the Demand Registration is below the Minimum Amount, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement (it being understood that in such event such Demand Registration shall not count towards any limits or similar restrictions under this Agreement on such Demand Registrations).

(v) The Company may include in any such Demand Registration or the Shelf Registration Statement referred to in Section 2(a)(i) other Company Securities for sale for its own account or for the account of any other Person, subject to Sections 2(e).

(vi) Subject to the limitations contained in this Agreement, the Company shall effect any Demand Registration on such appropriate registration form of the Commission (A) as shall be selected by the Company and (B) as shall permit the disposition of the Registrable Securities in accordance with the intended method or methods of disposition specified in the Demand Notice; provided, however, that to the extent the Company is a WKSI at the time, any Initiating Holder may request that the Company file an Automatic Shelf Registration Statement on Form S-3 (or any equivalent or successor form under the Securities Act), in which case the Company shall file an Automatic Shelf Registration Statement which covers those Registrable Securities which are requested to be registered. The Company shall use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which the Registrable Securities remain Registrable Securities. If the Company does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold. If an Automatic Shelf Registration Statement has been outstanding for at least three years, at the end of the third year the Company shall refile a new Automatic Shelf Registration Statement covering the Registrable Securities. If at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to refile the Shelf Registration Statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period during which such Registration Statement is required to be kept effective hereunder. The Holders may use such Form S-3 to dispose of their Registrable Securities on a non-underwritten basis, and may utilize such Form S-3 on an underwritten basis if requested by the Initiating Holder(s). If at any time a Registration Statement on Form S-3 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will, subject to the terms of this Agreement, amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place.

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(vii) If the Company files any shelf registration statement for the benefit of the holders of any of its securities other than the Holders, the Company agrees that it shall include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

(viii) Without limiting Section 3, in connection with any Demand Registration pursuant to and in accordance with this Section 2(a), the Company shall (A) promptly prepare and file or cause to be prepared and filed (1) such additional forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents, as may be necessary or advisable to register or qualify the Registrable Securities subject to such Demand Registration, including under the securities laws of such jurisdictions as the Holders shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Company would become subject to general service of process or to taxation or qualification to do business in such jurisdiction solely as a result of registration and (2) such forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents as may be necessary to apply for listing or to list the Registrable Securities subject to such Demand Registration on the Trading Market and (B) do any and all other acts and things that may be reasonably necessary or appropriate or reasonably requested by the Holders to enable the Holders to consummate a public sale of such Registrable Securities in accordance with the intended timing and method or methods of distribution thereof.

(ix) In the event a Holder transfers Registrable Securities included on a Registration Statement, such Holder has assigned its rights under this Agreement pursuant to Section 8(e) and such Registrable Securities remain Registrable Securities following such transfer, at the request of such Holder, the Company shall amend or supplement such Registration Statement as may be necessary in order to enable such transferee to offer and sell such Registrable Securities pursuant to such Registration Statement; provided that in no event shall the Company be required to file a post-effective amendment to the Registration Statement unless (A) such Registration Statement includes only Registrable Securities held by the Holder, Affiliates of the Holder or transferees of the Holder and securities (other than Registrable Securities) to be offered by the Company or Persons that are not Holders or (B) the Company has received written consent therefor from a Person for whom Registrable Securities have been registered on (but not yet sold under) such Registration Statement, other than the Holder, Affiliates of the Holder or transferees of the Holder.

(x) If a Registration Statement filed pursuant to this Agreement ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its reasonable best efforts as promptly as is reasonably practicable to cause such Registration Statement to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its reasonable best efforts as promptly as is reasonably practicable to amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration Statement registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing and not registered pursuant to another

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Registration Statement pursuant to the Holders’ intended method of disposition. If any Registrable Securities required to be included under this Agreement in a Registration Statement are not included by the Company on a Registration Statement, the Company shall, upon request by the Holders, promptly file and use its reasonable best efforts to have declared effective one or more additional Registration Statements registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing and not registered pursuant to another Registration Statement pursuant to the Holders’ intended method of disposition.

(b) Requested Underwritten Offering. Any Initiating Holder(s) then able to effectuate a Demand Registration pursuant to the terms of Section 2(a), ignoring for purposes of such determination Section 2(a)(iii)(B) (or who has previously effectuated a Demand Registration pursuant to Section 2(a) but has not engaged in an Underwritten Offering in respect of such Demand Registration), shall have the option and right, exercisable by delivering written notice to the Company of its intention to distribute Registrable Securities by means of an Underwritten Offering (an “Underwritten Offering Notice”), to require the Company, pursuant to the terms of and subject to the limitations of this Agreement, to effectuate a distribution of any or all of its Registrable Securities by means of an Underwritten Offering pursuant to a new Demand Registration (if the Underwritten Offering cannot be conducted pursuant to an effective Registration Statement) or pursuant to an effective Registration Statement covering such Registrable Securities (a “Requested Underwritten Offering”); provided, that the Registrable Securities of such Holder(s) requested to be included in such Requested Underwritten Offering together with any other Holders that elect to participate in such Requested Underwritten Offering have an aggregate value of at least equal to the Minimum Amount as of the date of such Underwritten Offering Notice. The Underwritten Offering Notice must set forth the number of Registrable Securities that such Holder intends to include in such Requested Underwritten Offering. The Managing Underwriter and the other underwriters of a Requested Underwritten Offering shall be designated by the Initiating Holder; subject to the consent of the Company, which consent shall not be unreasonably withheld. The Initiating Holder, in connection with any other Holder participating in such Requested Underwritten Offering, shall determine the pricing of the Registrable Securities offered pursuant to any Requested Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Requested Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to (i) effect a Requested Underwritten Offering within 90 days after the closing of a Requested Underwritten Offering, unless as a result of Section 2(e), the prior Requested Underwritten Offering failed to satisfy the Requested Underwritten Offering Minimum Condition, in which case such prior Requested Underwritten Offering shall not be deemed to have occurred or (ii) conduct more than six Requested Underwritten Offerings in the aggregate or more than two Requested Underwritten Offerings pursuant to this Section 2(b) in any twelve-month period (the “Requested Underwritten Offering Cap”); provided, that (A) if, prior to filing of the applicable prospectus or prospectus supplement used for marketing such Requested Underwritten Offering, the majority-in-interest of Holders participating in such Requested Underwritten Offering withdraws from such Requested Underwritten Offering, (B) if the Initiating Holder has reimbursed the Company for all its Registration Expenses in connection with such Requested Underwritten Offering, or (C) if the Requested Underwritten Offering Minimum Condition is not met (or, if it is met, at least 75% of the Registrable Securities included in such Requested Underwritten Offering are not sold in such Requested Underwritten Offering) then, in the case of each of (A), (B) and (C), such Requested Underwritten Offering shall not count towards the Requested Underwritten Offering Cap ((i) and (ii) together, the “Underwritten Offering Limitation”).

(c) Notwithstanding anything contained in this Section 2, in the event of a sale of Registrable Securities in an Underwritten Offering requiring the involvement of the Company and of the type which are commonly known as a “block trade,” “overnight offering” or “bought deal” (a “Block Trade”), the Initiating Holder shall give at least two Business Days prior notice in writing (the “Block Trade Notice”) of such transaction to the Company and identify the potential underwriter(s) in such notice

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with contact information for such underwriter(s); and the Company shall cooperate with such Initiating Holder or Holders to the extent it is reasonably able to effect such Block Trade. Any Block Trade shall be for at least $15 million in expected gross proceeds. For the avoidance of doubt, a Block Trade shall not constitute a Requested Underwritten Offering for purposes of the Underwritten Offering Limitation. The Initiating Holder in any Block Trade shall select the underwriter(s) to administer such Block Trade subject to the consent of the Company, which consent shall not be unreasonably withheld.

(d) Piggyback Registration and Piggyback Underwritten Offering.

(i) If the Company shall at any time propose to file a registration statement under the Securities Act with respect to an offering of Common Stock (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto or filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan or an offering on any registration statement form that does not permit secondary sales), whether or not for its own account, other than in connection with an Underwritten Offering subject to the procedures of Section 2(d)(ii), then the Company shall promptly notify all Initial Holders, Affiliates thereof and Holders holding Registrable Securities having an aggregate value, based on the VWAP as of the date prior to the date such notification is given, of at least $1 million (or all Holders in the case of a Demand Registration or a Shelf Registration Statement contemplated by Section 2(a)(i)) of such proposal reasonably in advance of (and in any event at least 10 Business Days before) the anticipated filing date (the “Piggyback Registration Notice”). The Piggyback Registration Notice shall offer such Holders the opportunity to include for registration in such registration statement the number of Registrable Securities as they may request in writing (a “Piggyback Registration”). The Company shall include in each such Piggyback Registration such Registrable Securities for which the Company has received written requests for inclusion therein (“Piggyback Registration Request”) within five Business Days after sending the Piggyback Registration Notice. Each such Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration by giving written notice to the Company of its request to withdraw; provided that such request must be made in writing prior to the effectiveness of such registration statement and such withdrawal shall be irrevocable and, after making such withdrawal, a Holder shall no longer have any right to include Registrable Securities in the Piggyback Registration as to which such withdrawal was made. Any withdrawing Holder shall continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of Common Stock, all upon the terms and conditions set forth herein. No registration effected under this Section 2(d) shall be deemed to have been effected pursuant to Section 2(a) above or shall relieve the Company of the Company’s obligation to effect any registration upon request under Section 2(a) above.

(ii) If the Company shall at any time propose to conduct an Underwritten Offering (including a Requested Underwritten Offering but excluding a Block Trade), whether or not for its own account, then the Company shall promptly notify all Initial Holders, Affiliates thereof and Holders holding Registrable Securities having an aggregate value, based on the VWAP as of the date prior to the date such notification is given, of at least $1 million (or all Holders in the case of a Requested Underwritten Offering) of such proposal reasonably in advance of the commencement of the offering, which notice shall set forth the principal terms and conditions of the issuance, including the proposed offering price (or range of offering prices), the anticipated filing date of the related registration statement (if applicable) and the number of shares of Common Stock that are proposed to be registered (the “Underwritten Offering Piggyback Notice”). Receipt of a Piggyback Registration Notice under Section 2(d)(i) or any Underwritten Offering Piggyback Notice required to be provided in this Section 2(d)(ii) to Holders shall be kept confidential by the Holder until such proposed Underwritten Offering is (i) publicly announced or

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(ii) such Holder receives notice that such proposed registration or Underwritten Offering, as the case may be, has been abandoned, which such notice shall be provided promptly by the Company to each Holder. The Underwritten Offering Piggyback Notice shall offer such Holders the opportunity to include in such Underwritten Offering (and any related registration, if applicable) the number of Registrable Securities as they may request in writing (an “Underwritten Piggyback Offering”); provided, however, that in the event that the Company proposes to effectuate the subject Underwritten Offering pursuant to an effective Registration Statement for offerings to be made on a continuous or delayed basis pursuant to Rule 415 (or any similar rule that may be adopted by the Commission), regardless of whether, for purposes of this Section 2(d)(ii), any Registrable Securities are included thereon (other than an Automatic Shelf Registration Statement and Holders could be included in the Underwritten Offering to be effectuated pursuant to such Automatic Shelf Registration Statement without the filing of a post-effective amendment thereto, other than a post-effective amendment that is immediately effective), only Registrable Securities of such Holders which are subject to an effective Shelf Registration Statement may be included in such Underwritten Piggyback Offering, unless the Company is then able to file an Automatic Shelf Registration Statement and in the reasonable judgment of the Company, the filing of the same including Registrable Securities of such Holders that are not otherwise included in an effective Shelf Registration Statement would not have a material adverse effect on the price, timing or distribution of the Common Stock in such Underwritten Piggyback Offering. The Company shall include in each such Underwritten Piggyback Offering such Registrable Securities for which the Company has received written requests for inclusion therein (“Underwritten Offering Piggyback Request”) within three Business Days after sending the Underwritten Offering Piggyback Notice. Each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from an Underwritten Piggyback Offering up to and including the time of pricing of such offering, and such Holder shall continue to have the right to include any Registrable Securities in any subsequent Underwritten Offerings, all upon the terms and conditions set forth herein.

(iii) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2(d) at any time in its sole discretion whether or not any Holder has elected to include Registrable Securities in such Registration Statement. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 5 hereof.

(iv) Notwithstanding the foregoing, the rights afforded to Holders in this Section 2(d) shall not apply to Block Trades.

(v) Notwithstanding the foregoing, any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed filing of a registration statement or Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing.

(e) Priority in Underwritten Offerings. In connection with an Underwritten Offering, if the Managing Underwriter of any such Underwritten Offering advises the Company, and the Company advises the Holders in writing, that, in the reasonable opinion of the Managing Underwriter, the total amount of Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) that the Holders and any other Persons (including the Company) intend to include in such Underwritten Offering (and any related registration, if applicable) exceeds the number that can be included in such Underwritten Offering without being likely to have a material adverse effect on the price, timing or distribution of the Common Stock offered or the market for the Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock), then the Common Stock to be included in such Underwritten Offering (in each case subject to the other terms and provisions of this Agreement) shall

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include the number of shares of Common Stock that such Managing Underwriter, in its reasonable opinion, advises the Company can be sold without having such adverse effect, with such number to be allocated as follows (in each case, with respect to such Persons that have validly requested to include shares of Common Stock in such Underwritten Offering in accordance with this Agreement or otherwise pursuant to rights of registration granted by the Company):

(i) if the offering was initiated for and on behalf of the Company:

(A) first, to the Company;

(B) second, to other holders of registration rights and the Holders, pro rata based on the number of shares of Common Stock held by such other holders and the Holders; and

(C) third, to all other holders of Common Stock entitled to participate in such Underwritten Offering, pro rata in accordance with the number of shares of Common Stock then held by such other holders;

(ii) in the case of a Requested Underwritten Offering:

(A) first, to the Holders, pro rata based on the relative number of Registrable Securities then held by each such Holder;

(B) second, any remaining Holders, pro rata based on the relative number of Registrable Securities then held by each such Holder, in the case that an Initiating Holder withdraws its participation in the Requested Underwritten Offering;

(C) third, to the Company; and

(D) fourth, pro rata among all other holders of Common Stock entitled to participate in such Underwritten Offering, pro rata in accordance with the number of shares of Common Stock then held by such other holders;

(iii) if the offering was not initiated for and on behalf of the Company and was initiated for and on behalf of any holder of registration rights (other than any Holder):

(A) first, to such other holders and the Holders, pro rata based on the number of shares of Common Stock held by such other holders and the Holders;

(B) second, to the Company; and

(C) third, pro rata among all other holders of Common Stock proposed to be included in such offering based on the number of shares of Common Stock held by such other holders.

Notwithstanding the foregoing, if (i) an offering was initiated by the Holders, (ii) the Holders are unable to include in the offering all of the shares of Common Stock including in the Underwritten Offering Piggyback Request and (iii) the underwriters in such offering exercise their option to purchase up to an additional 15% of the shares sold in such offering, the shares to be included in such option closing shall be allocated (x) first, to the Holders, pro rata in accordance with the number of Registrable Securities then held by each such Holder until all shares included in the Underwritten Offering Piggyback Request are sold, and (y) second, to the Company.

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3. REGISTRATION AND UNDERWRITTEN OFFERING PROCEDURES.

The procedures to be followed by the Company and each Holder electing to sell Registrable Securities in a Registration Statement pursuant to this Agreement, and the respective rights and obligations of the Company and such Holders, with respect to the preparation, filing and effectiveness of such Registration Statement and the effectuation of any Underwritten Offering, are as follows:

(a) In connection with a Demand Registration and the Shelf Registration Statement referred to in Section 2(a)(i), the Company will, at least five Business Days prior to the anticipated filing of the Registration Statement and any related Prospectus or any amendment or supplement thereto (other than any filing made under the Exchange Act that is incorporated by reference into the Registration Statement), (i) offer to provide and, if requested, furnish to such Holders and counsel selected by such Holders copies of all such documents prior to filing and (ii) use reasonable best efforts to address in each such document when so filed with the Commission such comments as such Holders reasonably shall propose prior to the filing thereof, and the Company shall not file any such Registration Statement or any related Prospectus or any amendment or supplement thereto to which the Holders of a majority of the Registrable Securities covered by such Registration Statement, any Managing Underwriter or any of their respective counsel shall reasonably object in writing on a timely basis.

(b) In connection with a Piggyback Registration, an Underwritten Piggyback Offering or a Requested Underwritten Offering, the Company will, at least three Business Days prior to the anticipated filing of any initial Registration Statement that identifies the Holders and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holders and provide information with respect thereto that in each case such Holders have previously consented to in writing or provided for inclusion therein), as applicable, (i) furnish to such Holders and counsel selected by such Holders copies of any such Registration Statement or related Prospectus or amendment or supplement thereto that identify the Holders and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holders and provide information with respect thereto) prior to filing and (ii) use reasonable best efforts to address in each such document when so filed with the Commission such comments as such Holders reasonably shall propose prior to the filing thereof, and the Company shall not file any such Registration Statement or any related Prospectus or any amendment or supplement thereto to which the Holders of a majority of the Registrable Securities covered by such Registration Statement, any Managing Underwriter or any of their respective counsel shall reasonably object in writing on a timely basis.

(c) In connection with a Demand Registration, the Company will, promptly prior to the filing of any document which is to be incorporated by reference into the Registration Statement or the Prospectus (after the initial filing of such Registration Statement), and prior to the filing of any free writing prospectus, provide copies of such document to counsel for each Holder whose Registrable Securities are included therein and to each Managing Underwriter, if any, and will make the Company’s representatives reasonably available for discussion of such document and make such changes in such document concerning the Holders prior to the filing thereof as counsel for the Holders or Managing Underwriters may reasonably request.

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(d) The Company will use reasonable best efforts to as promptly as reasonably practicable (i) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for its Effectiveness Period and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders; (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering and the Managing Underwriter at any time shall notify the Holders that, in the reasonable judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering, or if such information is required by applicable law (including the rules and regulation of the Commission), include such information in a prospectus supplement; and (iv) respond to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably practicable provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to such Holders as selling stockholders but not any comments that would result in the disclosure to such Holders of material and non-public information concerning the Company unless requested by such Holders.

(e) The Company will comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statements and the disposition of all Registrable Securities covered by each Registration Statement.

(f) The Company will notify such Holders who are included in a Registration Statement as promptly as reasonably practicable: (i) (A) when a Prospectus or any prospectus supplement or post-effective amendment to a Registration Statement in which such Holder is included has been filed; (B) when the Commission notifies the Company whether there will be a “review” of the applicable Registration Statement and whenever the Commission comments in writing on such Registration Statement (in which case the Company shall provide true and complete copies thereof and all written responses thereto to each of such Holders that pertain to such Holders as selling stockholders but not any comments or responses that would result in the disclosure to such Holders of material and non-public information concerning the Company unless requested by such Holders); and (C) with respect to each applicable Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or the initiation of any Actions for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Action for such purpose; and (v) of the occurrence (but not the details unless requested by such Holders) of any event or passage of time that makes any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that no notice by the Company shall be required pursuant to this clause (v) in the event that the Company either promptly files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which in either case, contains the requisite information that results in such Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading).

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(g) The Company will use reasonable best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as reasonably practicable, or if any such order or suspension is made effective during any Blackout Period or Suspension Period, as promptly as reasonably practicable after such Blackout Period or Suspension Period is over.

(h) During the Effectiveness Period, the Company will furnish to each such Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Holder (including those incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system.

(i) The Company will promptly deliver to each Holder, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) authorized by the Company for use and each amendment or supplement thereto as such Holder may reasonably request during the Effectiveness Period. Subject to the terms of this Agreement, including Section 8(b), the Company consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(j) The Company will cooperate with such Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing. In connection therewith, if required by the Company’s transfer agent, the Company will promptly, after the Effective Date of the Registration Statement, use reasonable best efforts to cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder of such Registrable Securities under the Registration Statement.

(k) Upon the occurrence of any event contemplated by Section 3(f)(v), as promptly as reasonably practicable, the Company will prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(l) With respect to Underwritten Offerings, subject to the right of a Holder to withdraw such Holder’s Registrable Securities from an Underwritten Offering in accordance with the terms of this Agreement, (i) the right of any Holder to include such Holder’s Registrable Securities in an Underwritten Offering shall be conditioned upon such Holder’s participation in such underwriting and the

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inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein, (ii) each Holder participating in such Underwritten Offering severally agrees to enter into an underwriting agreement in customary form and sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled to select the Managing Underwriter hereunder and (iii) each Holder participating in such Underwritten Offering severally agrees to complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents customarily and reasonably required under the terms of such underwriting arrangements. The Company hereby agrees with each Holder that, in connection with any Underwritten Offering in accordance with the terms hereof, it will negotiate in good faith and execute all indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, including using all reasonable best efforts to procure customary legal opinions and auditor “comfort” letters.

(m) For a reasonable period prior to the filing of any Registration Statement and throughout the Effectiveness Period, the Company will make available, upon reasonable notice at the Company’s principal place of business or such other reasonable place, for inspection during normal business hours by a representative or representatives of the selling Holders, the Managing Underwriter and any attorneys or accountants retained by such selling Holders or underwriters, all such financial and other information and books and records of the Company, and cause the officers, employees, counsel and independent certified public accountants of the Company to respond to such inquiries, as shall be reasonably necessary (and in the case of counsel, not violate an attorney-client privilege in such counsel’s reasonable belief) to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Persons unless disclosure of such information is required by court or administrative order or, in the opinion of counsel to such Person, law, in which case, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure and, if requested by the Company, assist the Company in seeking to prevent or limit the proposed disclosure.

(n) Enter into customary agreements and take such other actions as are reasonably requested by the Holders or the Managing Underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities and entry of such Registrable Securities in book-entry with The Depository Trust Company, and in connection with any Demand Registration or Requested Underwritten Offering, the Company will use reasonable best efforts to take such actions as the Holders and underwriters reasonably request with respect to all road shows, ratings agency presentations and marketing activities or in order to expedite or facilitate the disposition of the Registrable Securities subject to such Demand Registration or Requested Underwritten Offering and to cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective investors and others relevant parties in presentations, meetings, ratings agency presentations and other marketing efforts and otherwise provide reasonable assistance to the underwriters (taking into account the needs of the Company’s businesses and the requirements of the marketing process) in marketing the Registrable Securities.

(o) Each Holder agrees to furnish to the Company any other information regarding such Holder and the distribution of such securities as the Company reasonably determines is required to be included in any Registration Statement or any Prospectus or prospectus supplement relating to inclusion in a Registration Statement or an Underwritten Offering.

(p) Notwithstanding any other provision of this Agreement, the Company shall not be required to file a Registration Statement (or any amendment thereto) or effect a Requested Underwritten Offering (or, if the Company has filed a Shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities

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pursuant to such Registration Statement) for a period of up to 60 days if (i) the Board determines in good faith that a postponement is in the best interest of the Company and its stockholders generally due to a pending transaction involving the Company (including a pending securities offering by the Company), (ii) the Board determines in good faith such registration or offering would render the Company unable to comply with applicable securities laws, or (iii) the Board determines in good faith such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a “Blackout Period”); provided that the Company shall not delay filing any demanded Registration Statement or effecting any Requested Underwritten Offering more than twice in any consecutive 12-month period and for no more than 60 days on each such occasion. Notwithstanding anything to the contrary in this Agreement, in no event shall any Blackout Periods, any Suspension Periods and any Holder Lock-Up Periods collectively continue for more than 120 days in the aggregate during any consecutive 12-month period.

(q) In connection with an Underwritten Offering, the Company shall use reasonable best efforts to provide to each Holder named as a selling securityholder in any Registration Statement a copy of any auditor “comfort” letters and customary legal opinions, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering, not later than the Business Day prior to the effective date of such Registration Statement.

(r) In connection with any Underwritten Offering other than a Block Trade or, with respect to the Initial Holders, an Underwritten Offering where the Initiating Holders are not the Initial Holders or Affiliates thereof (other than one such occasion subject to the other provisions of this Agreement), any Holder that together with its Affiliates owns 10% or more of the outstanding Common Stock, shall execute a customary “lock-up” agreement with the underwriters of such Underwritten Offering containing a lock-up period equal to the shorter of (A) the shortest number of days that a director of the Company, “executive officer” (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than a Holder or director or employee of, or consultant to, the Company) who owns 10% or more of the outstanding Common Stock contractually agrees to with the underwriters of such Underwritten Offering not to sell any securities of the Company following such Underwritten Offering and (B) 60 days from the date of the execution of the underwriting agreement with respect to such Underwritten Offering or such shorter period as agreed to by the Managing Underwriter (each such period, a “Holder Lock-Up Period”); provided, that, each such Holder shall receive the benefit of any shorter Holder Lock-Up Period or permitted exceptions (on a pro rata basis) agreed to by the Managing Underwriter with respect to any Holder.

(s) In connection with an Underwritten Offering, the Company will provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement.

(t) If any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Registration Statement or any other registration statement contemplated by this Agreement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Company will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Company and satisfy its obligations in respect thereof. In addition, at any Holder’s request, the Company will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to an Underwritten Offering), (i) a “comfort letter”, dated such date, from the Company’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Offerings of securities

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by the Company, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as has been customarily given in Underwritten Offerings of securities by the Company, including standard “10b-5” negative assurance for such offerings, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the Company addressed to the Holder, as has been customarily given by such officers in Underwritten Offerings of securities by the Company. The Company will also use its reasonable best efforts to provide legal counsel to such Holder with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.

Notwithstanding anything to the contrary in this Section 3(t), the Company will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement without such Holder’s consent. If the staff of the Commission requires the Company to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, and the Company shall have no further obligations hereunder with respect to Registrable Securities held by such Holder with respect to such Registration Statement, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in subsection (m) of this Section 3 with respect to the Company at the time such Holder’s consent is sought.

(u) In connection with a Demand Registration or Underwritten Offering, the Company will cause its senior management, officers and employees to participate in, and the Company will otherwise facilitate and cooperate with the preparation of the Registration Statement and Prospectus and any amendments or supplements thereto (including participating in meetings, drafting sessions, due diligence sessions and rating agency presentations) taking into account the Company’s reasonable business needs.

(v) The Company will take no direct or indirect action prohibited by Regulation M under the Exchange Act.

4. NO INCONSISTENT AGREEMENTS; ADDITIONAL RIGHTS. The Company shall not hereafter enter into, and is not currently a party to, any agreement with respect to its securities that is superior to or inconsistent with or that in any way violates or subordinates rights granted to the Holders by this Agreement and any such agreement shall be considered void ab initio.

5. REGISTRATION EXPENSES. All Registration Expenses incident to the Parties’ performance of or compliance with their respective obligations under this Agreement or otherwise in connection with any Demand Registration, Requested Underwritten Offering, Piggyback Registration or Underwritten Piggyback Offering (in each case, excluding any Selling Expenses) shall be borne by the Company, whether or not any Registrable Securities are sold pursuant to a Registration Statement. “Registration Expenses” shall include, without limitation, all (i) registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Trading Market, (B) in compliance with applicable state securities or “Blue Sky” laws and (C) with respect to filings with FINRA), (ii) printing expenses (including expenses of printing certificates for Company Securities and of printing Prospectuses if the printing of Prospectuses is reasonably requested by a Holder of Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors and accountants for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, (vii) the fees and expenses of one law firm of national standing selected by the Holders owning the majority of the Registrable Securities to be included in any such registration or offering and (viii) all expenses relating to marketing the sale of

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the Registrable Securities, including expenses related to conducting a “road show.” In addition, the Company shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including expenses payable to third parties and including all salaries and expenses of their officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the Trading Market.

6. INDEMNIFICATION.

(a) The Company shall indemnify and hold harmless each Holder, its Affiliates and each of their respective officers and directors and any agent thereof (collectively, “Holder Indemnified Persons”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Holder Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which any Registrable Securities were registered, in any preliminary prospectus (if the Company authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by the Company) or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading, in the case of the Registration Statement, or arising out of or based upon the omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading, in the case of any preliminary prospectus (if the Company authorized the use of such preliminary prospectus prior to the Effective Date), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by the Company) or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current); provided, however, that the Company shall not be liable to any Holder Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder Indemnified Person specifically for use in the preparation thereof. The Company shall notify the Holders promptly of the institution, threat or assertion of any Action of which the Company is aware in connection with the transactions contemplated by this Agreement. This indemnity shall be in addition to any liability the Company may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder Indemnified Person or any indemnified party and shall survive the transfer of such securities by such Holder. Notwithstanding anything to the contrary herein, this Section 6 shall survive any termination or expiration of this Agreement indefinitely.

(b) In connection with any Registration Statement in which a Holder participates, such Holder shall, severally and not jointly, indemnify and hold harmless the Company, its Affiliates and each of their respective officers, directors and any agent thereof, to the fullest extent permitted by applicable law, from and against any and all Losses as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any such Registration Statement, in any preliminary prospectus (if used prior to the Effective Date of such Registration Statement), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period

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the Company is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading, in the case of the Registration Statement, or arising out of or based upon the omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading in the case of any preliminary prospectus (if used prior to the Effective Date of such Registration Statement), or in any summary or final prospectus or free writing prospectus (if such free writing prospectus was authorized for use by the Company) or in any amendment or supplement thereto (if used during the period the Company is required to keep the Registration Statement current), but only to the extent that the same are made in reliance and in conformity with information relating to the Holder furnished in writing to the Company by such Holder expressly for use therein. This indemnity shall be in addition to any liability such Holder may otherwise have and shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds received by such Holder from the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party that are in addition to or may conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

(d) If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the untrue or alleged untrue statement of a material fact or the omission to state a material fact that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

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7. FACILITATION OF SALES PURSUANT TO RULE 144; REMOVAL OF LEGEND.

(a) The Company shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Holder in connection with that Holder’s sale pursuant to Rule 144, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements.

(b) In connection with a sale of the Registrable Securities by a Holder in reliance on Rule 144, the applicable Holder or its broker shall, if required by the Company or its transfer agent, deliver to the Company a broker and seller representation letter, as appropriate, including information required under Rule 144 for the Company to determine that the sale of such shares is made in compliance with Rule 144. Upon receipt of such representation letter or letters, the Company shall, in connection with such sale, promptly remove (or cause to be removed) the notation of the securities laws restrictive legend on such Holder’s certificates representing such shares or the book-entry account maintained by the Company and the Company shall bear all costs associated therewith. At such time as (i) such shares referred to above have been sold pursuant to an effective Registration Statement or (ii) a Holder has a “holding period” with respect to such securities under Rule 144(d) of more than 12 months and such Holder is not, and has not been in the preceding three months, an affiliate of the Company (as defined in Rule 144), if certificates representing such shares or the book-entry account of such shares still bears a notation of a securities laws restrictive legend, the Company agrees, upon request of such Holder or permitted assignee, to take all steps reasonably necessary to promptly effect the removal of such legend from such shares, and the Company shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Holder or its permitted assigns provide to the Company any information the Company deems reasonably necessary to determine (in the case of clause (ii) above) that the legend is no longer required. The Company shall cooperate with each Holder to effect the removal of a Securities Act restrictive legend at any time such legend is no longer appropriate.

8. MISCELLANEOUS.

(a) Remedies. In the event of actual or potential breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Discontinued Disposition. Subject to the last sentence of Section 3(p), each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in clauses (ii) through (v) of Section 3(f), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemental Prospectus or amended Registration Statement as contemplated by Section 3(k) or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement (a “Suspension Period”). The Company may provide appropriate stop orders to enforce the provisions of this Section 8(b).

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(c) Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Holders that hold a majority of the Registrable Securities as of the date of such waiver or amendment; provided, that any waiver or amendment that would have a disproportionate adverse effect on a Holder relative to the other Holders shall require the consent of such Holder. The Company shall provide prior notice to all Holders of any proposed waiver or amendment. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

(d) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail as specified in this Section 8(d) prior to 5:00 p.m. Central Time on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail as specified in this Agreement later than 5:00 p.m. Central Time on any date and earlier than 11:59 p.m. Central Time on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Dril-Quip, Inc. Attention: James C. Webster 2050 West Sam Houston Parkway S., Suite 1100 Houston, Texas 770042 Electronic mail: James_Webster@dril-quip.com

With copy to:	Gibson, Dunn & Crutcher LLP Attention: Gerry Spedale 811 Main Street, 30th Floor Houston, Texas 77002 Electronic mail: gspedale@gibsondunn.com

If to any Person who is then the registered Holder:	To the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto).

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided in this Section 8(e), this Agreement, and any rights or obligations hereunder, may not be assigned without the prior written consent of the Company (acting through the Board) and the Holders. Notwithstanding anything in the foregoing to the contrary, the rights of a Holder pursuant to this Agreement with respect to all or any portion of its Registrable Securities may be assigned without such consent (but only with all related obligations) with respect to such Registrable Securities (and any Registrable Securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Registrable Securities) by such Holder to a transferee of such Registrable Securities; provided (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned (and, if applicable, if the transferor or assignor is an Affiliate of an Initial Holder) and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Agreement. The Company may not assign its rights or obligations hereunder without the prior written consent of the Holders holding a majority of the Registrable Securities.

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(f) No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the parties hereto or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

(g) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.

(h) Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. Each of the Parties irrevocably submits to the exclusive jurisdiction of United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such courts lack subject-matter jurisdiction, in the Superior Court of the State of Delaware) for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(i) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(j) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(k) Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby, whether oral or written.

(l) Termination. Except for Section 6, this Agreement shall terminate as to any Holder, when all Registrable Securities held by such Holder no longer constitute Registrable Securities.

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(m) Recapitalizations, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all stock or other securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, stock splits, recapitalizations, pro rata distributions of stock and the like occurring after the date of this Agreement.

(n) Change of Control. The Company shall not merge, consolidate or combine with any other Person, or reorganize or convert into another entity or form of entity, or sell all or substantially all of its assets (on a consolidated basis or otherwise), or engage in any similar transaction unless the agreement, plan of conversion and/or other governing instrument providing for such merger, consolidation or combination, or reorganization, conversion, sale or similar transaction, expressly provides for the continuation of the rights specified in this Agreement with respect to the Registrable Securities or other equity securities issued pursuant to such merger, consolidation or combination or reorganization, conversion, sale or similar transaction.

(o) Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Holders (and their transferees or assignees) and the Company shall have any obligation hereunder and that notwithstanding that a Holder is a limited liability company or other entity, no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of the Holders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of the Holders or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Holders under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

(p) Independent Nature of Holder’s Obligations. The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this Agreement. Nothing contained herein, and no action taken by any Holder pursuant thereto, shall be deemed to constitute the Holder as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that a Holder is in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Holder shall be entitled to independently protect and enforce its rights, including, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

[THIS SPACE LEFT BLANK INTENTIONALLY]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

Dril-Quip, Inc.

By:
Name: Title:

Signature Page to Registration Rights Agreement

HOLDERS:

[HOLDER]

By:
Name: Title:

Signature Page to Registration Rights Agreement

EXHIBIT D

Form of New Stockholders Agreement

[See attached.]

STOCKHOLDERS’ AGREEMENT

of

DRIL-QUIP, INC.

Dated as of [•]

i

Exhibits

Exhibit A – Assignment and Assumption Agreement

Schedule A – Certain Affiliates of Amberjack

Schedule B – Competitors

ii

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (as the same may be amended from time to time in accordance with its terms, the “Agreement”) is entered into as of [•], by and among Dril-Quip, Inc., a Delaware corporation (the “Company”), Amberjack Capital Partners, L.P., a Delaware limited partnership (“Amberjack”) and the Principal Stockholders (as defined below).

RECITALS

WHEREAS, the Company, Ironman Merger Sub, Inc., a Delaware corporation (“Merger Sub”), DQ Merger Sub, LLC, a Delaware limited liability company (“LLC Sub”), Innovex Downhole Solutions, Inc., a Delaware corporation (“Innovex”), entered into that certain Agreement and Plan of Merger, dated March 18, 2024 (as it may be amended from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, (i) Merger Sub shall merge with and into Innovex, with Innovex continuing as the surviving entity and a wholly owned subsidiary of the Company (the “First Merger”) and (ii) immediately following the First Merger, Innovex will merge with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with LLC Sub surviving the Second Merger as a wholly owned subsidiary of the Company;

WHEREAS, in connection with the First Merger, each share of common stock of Innovex issued and outstanding as of immediately prior to the Effective Time of the First Merger will be exchanged into the right to receive shares of Common Stock (as defined below) as set forth in the Merger Agreement; and

WHEREAS, in connection with, and effective upon, the date of completion of the Mergers (the “Closing Date”), the parties hereto desire to enter into this Agreement to govern certain of Amberjack’s and the Principal Stockholders’ rights, duties and obligations with respect to its ownership of Common Stock after consummation of the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. Capitalized terms used herein shall have the following meanings:

“Activist Stockholder” means, as of any date of determination, a Person that has, within the two-year period immediately preceding such date of determination, engaged in a proxy contest or has filed a Schedule 13D that disclosed any plan or proposal with respect to any issuer, or any investment vehicle, fund or account advised by such a Person, which plan or proposal (A) relates to or would result in any of the matters set forth in clauses (b) through (j) of Item 4 of Schedule 13D and (B) was not authorized or approved by the board of directors of the issuer or was not entered into pursuant to an agreement with the issuer.

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“Affiliate” shall mean, (i) with respect to any Person (other than Amberjack), an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act, and (ii) with respect to Amberjack, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act, and any investment fund, vehicle or holding company of which Amberjack or an Affiliate of Amberjack serves as the general partner, managing member or discretionary manager or advisor. For purposes of this Agreement (i) the Company and its Subsidiaries shall not be Affiliates of Amberjack and (ii) Amberjack shall not be an Affiliate of the Company or its Subsidiaries. For the avoidance of doubt (and without limitation as to any future Affiliates), each Person listed on Schedule A shall constitute an Affiliate of Amberjack for purposes of this Agreement as of the date hereof.

“Agreement” shall have the meaning set forth in the Preamble.

“Amberjack Designee” shall mean any Director designated by Amberjack pursuant to Section 2.1 of this Agreement.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law (including common law), decree, permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Applicable Stock Exchange” means the NYSE or such other stock exchange or such other securities exchange or interdealer quotation system designated as the primary market on which the Common Stock is then listed or quoted for trading.

“beneficial owner” means, with respect to any security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “beneficially own” and “beneficial ownership” shall have correlative meanings.

“Board” shall mean the board of directors of the Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or where federal banks are closed in the States of Delaware, Texas or New York shall not be regarded as a Business Day.

2

“Bylaws” shall mean the Amended and Restated Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.

“Business Opportunity” shall have the meaning set forth in Section 2.4.

“CEO Director” shall have the meaning set forth in the Charter.

“Charter” shall mean the Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Closing” shall mean the closing of the Mergers and the transactions contemplated by the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Recitals.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” shall have the meaning set forth in the Preamble.

“Competitor” shall mean (i) each Person listed on Schedule B, (ii) any successor (by merger or otherwise) to any Person listed on Schedule B or a substantial portion of such Person’s operations, assets or businesses or (iii) any subsequent successor to a successor specified in clause (ii).

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Person” means (ii) any director of the Company or any of its Subsidiaries, or officer of the Company or any of its Subsidiaries (so long as such individual is not also an employee of the Company or any of its Subsidiaries) who is also a director, officer, employee, managing director, equity holder, representative or Affiliate of Amberjack or any Principal Stockholder and (ii) Amberjack and each Principal Stockholder and any Affiliate of Amberjack or a Principal Stockholder (other than the Company and its Subsidiaries).

“DGCL” mean the Delaware General Corporation Law.

“Director” shall mean any member of the Board.

“Effective Time” shall mean the effective time of the First Merger.

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“Equity Securities” shall mean any and all shares of (i) Common Stock, (ii) preferred stock of the Company, and (iii) any equity securities (including, without limitation, preferred stock) of the Company convertible into, or exchangeable or exercisable for, any of the foregoing shares, and options, warrants or other rights to acquire any of the foregoing shares or other securities.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Governmental Authority” means any applicable multinational, foreign, federal, state, local or other governmental statutory or administrative authority, regulatory body or commission, or any court, tribunal or judicial or arbitral authority which has any jurisdiction over a matter.

“Group” shall mean two or more Persons acting together, pursuant to any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of securities as contemplated by Rule 13d-5(b) of the Exchange Act.

“Guest Attendee” shall have the meaning set forth in Section 2.1(g).

“Independent” means, with respect to members of the Board, “independent” within the meaning of the rules or listing standards of the Applicable Stock Exchange and any applicable rules of the SEC.

“LLC Sub” shall have the meaning set forth in the Recitals.

“Lock-Up Period” means a period of 180 days from the Closing Date.

“Mergers” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“NYSE” shall mean the New York Stock Exchange.

“Organizational Documents” shall mean the Charter and the Bylaws.

“Permitted Transfer” shall mean, with respect to any Stockholder, a Transfer in accordance with the terms hereof to any Person that is (i) an Affiliate of such Stockholder, or (ii) a director, officer or employee of such Stockholder or any Affiliate of such Stockholder (or any subsequent Transfer in accordance with the terms hereof of such Stockholder Shares by the transferee to another Permitted Transferee).

“Permitted Transferee” shall mean any Person who acquires Stockholder Shares pursuant to a Permitted Transfer.

“Person” shall mean any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity of any nature whatsoever.

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“Principal Stockholders” shall mean collectively, Intervale Capital Fund II, L.P., a Delaware limited partnership, Intervale Capital Fund III, L.P., a Delaware limited partnership, Amberjack Capital Fund II, L.P., a Delaware limited partnership, Innovex Co-Invest Fund, L.P., a Delaware limited partnership, Innovex Co-Invest Fund II, L.P., a Delaware limited partnership, Intervale Capital Fund II-A, L.P., a Delaware limited partnership, and any of their respective Permitted Transferees.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of [•], by and among the Company and the holders party thereto, as the same may be amended from time to time in accordance with its terms.

“Sales Process” shall have the meaning set forth in Section 3.1(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Standstill Level” means the greater of (i) a number of shares of Common Stock or any other Voting Securities of the Company that provides ordinary voting power equivalent to that provided by [•]1 shares of Common Stock (as adjusted from time to time to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock or such other Voting Securities with a record date occurring on or after the date of this Agreement) and (ii) a number of shares of Common Stock and other Voting Securities of the Company that provides [•]%2 of the ordinary voting power of the outstanding Voting Securities of the Company as of the date of determination.

“Stockholder” or “Stockholders” shall mean Amberjack, its Permitted Transferees and the Principal Stockholders.

“Stockholder Shares” shall mean (i) all Voting Securities beneficially owned by the Stockholders on the Closing Date or issued to the Principal Stockholders pursuant to the Merger Agreement and the First Merger, immediately after giving effect to the Closing and (ii) all Voting Securities issued to the Stockholders in respect of any such securities or into which any such securities shall be converted or exchanged in connection with stock splits, reverse stock splits, stock dividends or distributions, combinations or any similar recapitalizations, reclassifications or capital reorganizations occurring after the date of this Agreement. For the avoidance of doubt, Stockholder Shares shall include any of the foregoing Voting Securities specified in clause (i) or (ii) of the immediately preceding sentence that are beneficially owned by a Permitted Transferee following the Closing Date.

[1]	NTD: To be equal to the number of shares of Common Stock to be issued to the Stockholders pursuant to the Merger Agreement.
[2]

NTD: To be equal to a percentage, the numerator of which is the number of shares of Common Stock to be issued to the Stockholders pursuant to the Merger Agreement, and the denominator of which is the total number of shares of Common Stock outstanding immediately following the Effective Time of the Merger.

5

“Subsidiary” shall mean, with respect to an entity, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which the entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Transfer” shall mean, directly or indirectly, by operation of law, contract or otherwise, to sell, transfer, assign, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person, including derivative or similar transactions or arrangements whereby the voting or economic interest therein are transferred to another Person; provided, however, that (i) the grant of a proxy to officers or directors of the Company at the request of the Board or a committee thereof in connection with actions to be taken at a general or special meeting of stockholders shall not be considered a “Transfer” and (ii) “Transfer” shall be deemed to exclude any assignment, transfer, sale, pledge, alienation, hypothecation or other disposition or encumbrance of equity securities in Amberjack or any Stockholder, provided that in the case of this clause (ii), such entity’s principal asset is not Equity Securities of the Company.

“Voting Securities” shall mean any Equity Securities that are entitled to vote generally in the election of Directors.

SECTION 1.2. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Any percentage set forth herein (or the number of shares used to calculate any percentage set forth herein) shall be deemed to be automatically adjusted without any action on the part of any party hereto to take into account any stock split, stock dividend or similar transaction occurring after the date of this Agreement so that the rights provided to the Stockholders shall continue to apply to the same extent such rights would have applied absent such stock split, stock dividend or similar transaction.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1. Board of Directors.

(a) Amberjack Designees. Following the Closing Date, Amberjack shall have the right, but not the obligation, to designate for nomination by the Company to the Board a number of designees equal to: (i) four Directors, so long as the Stockholders collectively

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beneficially own 40% or more of the number of shares of Common Stock outstanding as of the Effective Time; (ii) three Directors, in the event that the Stockholders collectively beneficially own less than 40% but at least 30% of the number of shares of Common Stock outstanding as of the Effective Time; (iii) two Directors in the event that the Stockholders collectively beneficially own less than 30% but at least 20% of the number of shares of Common Stock outstanding as of the Effective Time; and (iv) one Director in the event that the Stockholders collectively beneficially own less than 20% but at least 10% of the number of shares of Common Stock outstanding as of the Effective Time; provided, that as long as Amberjack has the right to nominate three or more Directors, (A) at least one of the Directors nominated pursuant to this provision shall be Independent and (B) at least two of the Directors nominated pursuant to this provision shall not be employees or Affiliates of Amberjack. Amberjack shall permanently, and despite any later increase in their beneficial ownership, no longer be entitled to designate a Director nominee at such time as the Stockholders collectively beneficially own Common Stock representing less than 10% of the number of shares of Common Stock outstanding as of the Effective Time. Notwithstanding anything in this Section 2.1(a) to the contrary, Amberjack shall have the right to designate for nomination by the Company to the Board a number of designees equal to four Directors for the 2025 annual meeting of stockholders of the Company (or such lesser number of Amberjack Designees in the class up for election in such year, provided the total number of resulting Amberjack Designees on the Board shall be four), irrespective of the beneficial ownership of Common Stock by the Stockholders at such time. For the avoidance of doubt, each Amberjack Designee, regardless of whether up for election at the relevant meeting of stockholders, will be included in determining Amberjack’s nomination rights under this Section 2.1(a). For purposes of this Agreement, the number of shares of Common Stock outstanding as of the Effective Time assumes and gives effect to the issuance of all of the shares of Common Stock issuable pursuant to the First Merger in accordance with the terms of the Merger Agreement.

(b) Necessary Action to Elect Amberjack Designees. For so long as Amberjack has the right to designate at least one Amberjack Designee to the Board of Directors, the Company agrees, to the fullest extent permitted by Applicable Law (including with respect to fiduciary duties under Delaware law), to take, or cause to be taken, all necessary action, and, if applicable, the Stockholders agree to vote their respective shares, to cause the election of the CEO Director and each Amberjack Designee to the Board, which such necessary action shall include, without limitation, (i) nominating the CEO Director and each Amberjack Designee to be elected as a director and included in the slate of nominees to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of stockholders, (ii) including the CEO Director and each of the Amberjack Designees in the proxy statement and on the proxy card, (iii) executing any necessary agreements and instruments, (iv) making or causing to be made, with any Governmental Authority, all filings, registrations or similar actions that are required to achieve such results, and (v) without limiting the foregoing, otherwise using its best efforts to cause such nominees who are Amberjack Designees and the CEO Director to be elected to the Board.

(c) Board Composition. The Board shall be divided into three classes of directors, with each class serving staggered three-year terms in accordance with the Charter and, unless otherwise requested by Amberjack, each Amberjack Designee, if any, shall be assigned (or continue to be assigned) to the classes specified in the Merger Agreement.

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(d) Other Directors. To the extent that Section 2.1(a) above shall not be applicable or Amberjack no longer has the right to nominate and designate for election such Amberjack Designees, such Directors shall be nominated and elected in accordance with Applicable Law, the Company’s Organizational Documents and its related guidelines and any corporate governance guidelines and the rules of the Applicable Stock Exchange, as applicable and as then in effect. Upon such time as Amberjack is no longer entitled to nominate and designate for election to the Board an Amberjack Designee, Amberjack and the Principal Stockholders shall take all necessary action to, at the request of either a majority of the Directors then in office who are not Amberjack Designees or the Chairman of the Nominating and Corporate Governance Committee (or equivalent), cause such individual to resign immediately or, if no such request is made, such individual shall continue to serve until his or her successor is elected and appointed or until his or her earlier death, resignation, retirement, disqualification or removal. Following such resignation, the Directors remaining in office shall be entitled, in their discretion, to decrease the size of the Board to eliminate such vacancy or to select a replacement Director to fill such vacancy.

(e) Nomination Procedures.

(i) With respect to any Director to be nominated and designated for election by Amberjack other than the initial Amberjack Designees listed in the Merger Agreement, Amberjack shall nominate and designate an Amberjack Designee by delivering to the Company a written statement identifying such individual(s), which in the case of the Company’s annual meeting must be delivered no less than 90 days prior to the one-year anniversary of the preceding annual meeting nominating and designating for election such Amberjack Designee or Amberjack Designees; provided, that if Amberjack shall fail to deliver such written notice, Amberjack shall be deemed to have nominated and designated for election the Amberjack Designee(s) previously nominated and designated (or designated pursuant the Merger Agreement) who is/are currently serving on the Board and are then up for election at the relevant meeting or action by written consent; provided, further, that such notice period shall not apply in the event Amberjack is required to select a substitute individual under Section 2.1(e)(iii).

(ii) Each Amberjack Designee, as a condition to his or her initial nomination, appointment or election to the Board and any re-nomination for election to the Board, must be willing to be interviewed by the nominating and corporate governance committee on the same basis as any other new or returning, as applicable, candidate for appointment or election to the Board. Amberjack, in its capacity as a stockholder of the Company, and each Amberjack Designee, shall deliver such questionnaires and otherwise provide such information as are reasonably requested by the Company in connection with assessing qualification, independence and other criteria applicable to Directors, or required to be provided by Directors, candidates for Director, and their Affiliates and representatives for inclusion in a proxy statement or other filing required by Applicable Law and the rules of the Applicable Stock Exchange, in each case to the same extent requested or required of other candidates for appointment or election to the Board.

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(iii) An individual nominated and designated by Amberjack for election (including pursuant to Section 2.1(e)(i) and Section 2.1(a)) as a Director shall comply with Applicable Law. Notwithstanding anything to the contrary in this Article II, in the event that the Board determines in good faith, after consultation with outside legal counsel, that the election of a particular Amberjack Designee pursuant to this Section 2.1 would constitute a breach of its fiduciary duties to the Company’s stockholders or does not otherwise comply with Applicable Law (provided that any such determination with respect to any Amberjack Designee pursuant to this Section 2.1 shall be made no later than fifteen days after such individual’s nomination and designation and in any event with reasonably sufficient time for Amberjack to nominate and designate a substitute individual for inclusion in the Company’s proxy or other solicitation materials), the Board shall inform Amberjack of such determination in writing and explain in reasonable detail the basis for such determination and Amberjack shall nominate and designate another individual for election to the Board (subject in each case to this Section 2.1(e)(iii)), and the Board and the Company shall take all of the actions required by this Article II with respect to the election of such substitute individual. It is hereby acknowledged and agreed that (A) the initial Amberjack Designees designated pursuant to the Merger Agreement would not constitute such a breach, comply with such requirements and otherwise shall be deemed to have satisfied the conditions set forth in Section 2.1(e)(ii) and Section 2.1(e)(iii) and (B) the fact that a particular Amberjack Designee is an Affiliate, director, professional, partner, member, manager, employee or agent of Amberjack, any Principal Stockholder or any Affiliate of Amberjack or any Principal Stockholder or is not Independent shall not in and of itself constitute an acceptable basis for such determination by the Board; provided, that in the case of clause (B) above, such Amberjack Designee must still satisfy the conditions set forth in Section 2.1(a), Section 2.1(e)(ii) and Section 2.1(e)(iii).

(iv) In the absence of any nomination and designation (or deemed nominated and designation) from Amberjack, the nominating and corporate governance committee, or the Board or such other committee of the Board as is fulfilling such function, shall nominate a candidate to serve.

(f) Compensation; No Employment.

(i) Compensation of Directors. The Company, Amberjack and each Principal Stockholder acknowledge and agree that:

a) each Director shall be reimbursed by the Company for his or her reasonable travel and out-of-pocket expenses incurred in the performance of his or her duties as a Director, including attendance in person at meetings of the Board or the board of any Company Subsidiary (or any committees thereof), pursuant to such policies as from time to time established by the Board.

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b) Nothing contained in this Section 2.1(f) shall be construed to preclude any Director from serving the Company or any Company Subsidiary in any other capacity and receiving reasonable compensation for such services.

(ii) No Right of Employment Conferred. This Agreement does not, and is not intended to, confer upon any Director any rights with respect to continued employment by the Company, and nothing herein should be construed to have created any employment agreement with any Director.

(g) Guest Attendee. Until the end of the Standstill Period, Amberjack shall have the right to request that a representative of Amberjack (a “Guest Attendee”) attend meetings of the Board (and any committee of which an Amberjack Designee is a member, to the extent consistent with Applicable Law) from time to time, subject to the approval of the Chairman of the Board, and the Guest Attendee shall in such event be entitled to attend and observe and shall receive (at the same time as the Directors to the extent practicable) all notices, invitations, communications and other information pertaining to such meetings (unless Amberjack notifies the Company in writing that such Guest Attendee has opted out of receiving such information); provided, however, that such Guest Attendee shall not (i) participate in or vote on any discussions conducted at Board or applicable committee meetings, (ii) be counted for purposes of determining whether a quorum is present at any meeting of the Board or any applicable committee and (iii) be entitled to any other rights or powers of directors under the Organizational Documents, the DGCL, Applicable Law or any other agreement to which the Company is a party. Notwithstanding any of the foregoing, the Company shall not be obligated to provide such Guest Attendee with access to any information, materials or meetings (or portions thereof) if a majority of the members of the Board who are not Amberjack Designees determine reasonably that the exclusion of such Guest Attendee is reasonably necessary to (A) preserve attorney-client privilege or (B) avoid a conflict of interest between the Company and Amberjack or any of its Affiliates or breach of pre-existing contractual or other legal obligations. Amberjack shall cause the Guest Attendee to (1) keep all information received pursuant to the rights granted by this Agreement confidential and, at the Company’s request, execute an attendee agreement and/or confidentiality agreement in the form reasonably acceptable to the Company and Amberjack and (2) not use such information in any way or for any purpose other than to assist Amberjack in monitoring, evaluating and managing its investment in the Company.

SECTION 2.2. Permitted Disclosure. Each Amberjack Designee is permitted to disclose to the Stockholders information that he or she receives as a result of being a Director. Each of the Stockholders severally agrees that it will, and will cause its respective Affiliates to, keep confidential and not disclose, divulge or use for any purpose, other than to monitor and make voting and investment decisions with respect to its investment in the Company and its Subsidiaries and to the extent necessary for the enforcement of any of its rights under this Agreement, any confidential information of the Company (including, for the avoidance of doubt, confidential information obtained pursuant to this Section 2.2 and Section 2.3), unless such confidential information is known or becomes known to the public in general (other than as a result of a breach of this Section 2.2 by the Stockholders or their respective Affiliates), is or has been independently developed or conceived by the Stockholders without use of, reliance on or reference to the Company’s confidential information or is or has been made known or disclosed

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to the Stockholders by a third party (other than an Amberjack Designee or an Affiliate of a Stockholder) without a breach of any obligation of confidentiality such third party may have to the Company that is known to the Stockholders; provided, however, that the Stockholders may disclose confidential information (x) to its Affiliates, and its and their respective attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring and making voting and investment decisions with respect to its or its Affiliate’s investment in the Company or to any potential transferees of Equity Securities (directly or indirectly, including a merger or other business combination) held by the Stockholders (provided such potential transferee has executed a confidentiality agreement with terms substantially similar to this Section 2.2) or (y) as may otherwise be required by Applicable Law or legal, judicial or regulatory process, provided that the Stockholders shall take reasonable steps to minimize the extent of any required disclosure described in this clause (y); and provided, further, that the acts and omissions of any Person to whom the Stockholders may disclose confidential information pursuant to clause (x) of the preceding proviso will be attributable to the Stockholders for purposes of determining such Stockholder’s compliance with this Section 2.2.

SECTION 2.3. Information Rights. Until the end of the Standstill Period, the Company shall provide Amberjack or its authorized representatives, at reasonable times and upon reasonable prior notice to the Company, with (i) reasonable access to the books and records of the Company or any of its material Subsidiaries and (ii) the right to discuss the Company’s or its material Subsidiaries’ affairs, finances and condition with its and their officers, subject in each case to the confidentiality obligations set forth in Section 2.2. Notwithstanding any of the foregoing, the Company shall not be obligated to provide Amberjack with access to any information or materials (or portions thereof) if a majority of the members of the Board who are not Amberjack Designees determine reasonably that the withholding of such information or materials (or portions thereof) is reasonably necessary to (A) preserve attorney-client privilege or (B) avoid a conflict of interest between the Company and Amberjack or any of its Affiliates or breach of pre-existing contractual or other legal obligations.

SECTION 2.4. Corporate Opportunity Waiver. To the fullest extent permitted by the DGCL and subject to applicable legal requirements and any express agreement that may from time to time be in effect after the date hereof, the Company agrees that the Covered Persons may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any Person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Company or its Affiliates, and/or (iii) make investments in any kind of property in which the Company or its Subsidiaries may make investments. To the fullest extent permitted by Section 122(17) of the DGCL or any other Applicable Law in the event that the applicable entity is not incorporated, formed or organized as a corporation in the State of Delaware, the Company (for itself and on behalf of each of its Subsidiaries and controlled Affiliates) hereby renounces any interest or expectancy to participate in any business, business opportunity, transaction, investment or other matter (each, a “Business Opportunity”) of any Covered Person as currently conducted or as may be conducted in the future (or in which a Covered Person engages or seeks to engage), and waives any claim against a Covered Person and shall indemnify a Covered Person against any

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claim that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty or otherwise solely by reason of such Person’s participation in, or failure to offer or communicate to the Company, its Subsidiaries or any controlled Affiliates any information regarding, any such Business Opportunity. In the event that a Covered Person acquires knowledge of a potential Business Opportunity which may constitute a corporate opportunity for both (x) the Covered Person and (y) the Company or any of its Subsidiaries or controlled Affiliates, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or any of its Subsidiaries or controlled Affiliates. To the fullest extent permitted by Section 122(17) of the DGCL or any other Applicable Law in the event that the applicable entity is not incorporated, formed or organized as a corporation in the State of Delaware, the Company (for itself and on behalf of each of its Subsidiaries and controlled Affiliates) hereby renounces any interest or expectancy in any potential Business Opportunity of which the Covered Person acquires knowledge (or engages in or seeks to engage or with respect to which takes any of the actions specified in clause (A) or (B) below), except for any corporate opportunity which is expressly offered in writing to such Covered Person solely in his or her capacity as a director or, if applicable, officer of the Company, and waives any claim against each Covered Person and shall indemnify a Covered Person against any claim, that such Covered Person is liable to the Company or its stockholders (or any Subsidiary or controlled Affiliate) for breach of any fiduciary duty or otherwise solely by reason of the fact that such Covered Person (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other Person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity or offer such corporate opportunity to the Company, its Subsidiaries or any controlled Affiliate. The Company shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Section 2.4, in which case any such advanced expenses shall be promptly reimbursed to the Company.

ARTICLE III

STANDSTILL; VOTING

SECTION 3.1. Standstill Restrictions.

(a) From and after the Closing Date until the date that Amberjack ceases to have the right to nominate any designees to the Board pursuant to Section 2.1 (the “Standstill Period”), the Stockholders shall not, and the Stockholders shall cause each of their respective Affiliates not to, directly or indirectly, alone or in concert with any other Person, except as expressly set forth in this Section 3.1:

(i) acquire, offer to acquire, or agree to acquire, directly or indirectly (whether beneficially, constructively or synthetically through any derivative, hedging or trading position or otherwise) any shares of Common Stock or other Voting Securities, unless (A) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification, merger or similar capital transaction involving Equity Securities of the Company, (B) approved by

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Directors representing 80% of the entire Board (rounded down to the nearest whole number) or (C) after such acquisition the beneficial or record ownership of shares of Common Stock or any other Voting Securities of the Company by the Stockholders does not exceed the Standstill Level; provided that no Stockholder shall be in breach of this Section 3.1(a)(i) as a result of the acquisition by any Amberjack Designee of any Equity Securities of the Company pursuant to (x) the grant or vesting of any equity compensation awards granted by the Company to any Amberjack Designee, or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Equity Securities of the Company granted by the Company to any Amberjack Designee;

(ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC promulgated under Section 14 of the Exchange Act) to vote, or seek to advise or influence any Person with respect to the voting of, any Voting Securities of the Company, in each case other than in a manner that is consistent with the Board’s recommendation or Amberjack’s nomination rights under this Agreement;

(iii) deposit any Voting Securities into a voting trust or subject any Voting Securities to any voting agreement, pooling arrangement or similar arrangement, form or join in a partnership, limited partnership, syndicate or other group (including a Group), with respect to Voting Securities or grant any proxy with respect to any Voting Securities other than to a Person designated by the Board or by and among Amberjack, the Principal Stockholders and their Permitted Transferees;

(iv) make any public announcement with respect to, or submit a proposal for, or otherwise act alone or in concert with others to seek any change to management of the Company or the Board or propose, alone or in concert with others, any nominees for election to the Board other than pursuant to its rights under the Charter, Section 2.1(a) or Section 2.1(e);

(v) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) or ask or request any other person to make such a proposal or offer of, or in any other way support, any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving the Company or any of its Subsidiaries or their securities or assets (unless such transaction is approved or affirmatively recommended by the Board); or

(vi) take any action that would reasonably be expected to cause or require the Company to make a public announcement regarding any actions prohibited by this Section 3.1(a).

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(b) This Section 3.1 shall not, in any way, prevent, restrict, encumber or limit (i) the Stockholders from (A) if the Board has previously authorized or approved the solicitation by the Company of bids or indications of interest in the potential acquisition of the Company or any of its assets or operations by auction or other sales process (each, a “Sales Process”), participating in such Sales Process in accordance with any procedures established by the Company therefor and, if selected as the successful bidder by the Company, completing the acquisition contemplated thereby, provided that the Stockholders shall otherwise remain subject to the provisions of this Section 3.1 in all respects during the completion of the Sales Process, (B) engaging in confidential discussions with the Board or any of its members regarding any of the matters described in this Section 3.1, provided that the Stockholders will not pursue (or except as permitted by clause (C) below publicly disclose the existence of such discussions regarding) any such matters, or (C) taking any action necessary to comply with any Applicable Law or any action required by any Governmental Authority or any requirement of the Applicable Stock Exchange, (ii) any Amberjack Designee then serving as a Director from acting as a Director or exercising and performing his or her duties (fiduciary and otherwise) as a Director in accordance with Applicable Law, the Company’s Organizational Documents and its related guidelines and any corporate governance guidelines and the rules of the Applicable Stock Exchange, as applicable and as then in effect, or (iii) any Transfer otherwise permitted by Section 4.1. Notwithstanding anything to the contrary herein, the Standstill Period shall terminate if (i) a third party commences a tender offer (within the meaning of Rule 14d-2 under the Exchange Act) for at least 50% of the outstanding capital stock of the Company or commences a proxy contest with respect to the election of any directors of the Company and either (A) the Board of Directors of the Company does not, within 10 business days after the commencement of such offer or proxy contest, recommend against, as applicable, stockholders of the Company tendering their shares in such offer or voting for directors proposed in such proxy contest or (B) at the time of commencement of such tender offer or proxy contest, there are fewer than three Amberjack Designees serving on the Board of Directors of the Company, or (ii) a third party enters into an agreement with the Company contemplating the acquisition (by way of merger, tender offer or otherwise) of at least 50% of the outstanding capital stock of the Company or all or substantially all of the Company’s assets.

SECTION 3.2. Attendance at Meetings. During the Standstill Period, the Stockholders shall cause all Voting Securities then owned by the Stockholders to be present, in person or by proxy, at any meeting of the stockholders of the Company occurring at which an election of Directors is to be held, so that all such Voting Securities shall be counted for the purpose of determining the presence of a quorum at such meeting.

SECTION 3.3. Voting. For the period from the date of this Agreement up to and including the annual meeting of stockholders of the Company in 2025, the Stockholders shall vote and cause to be voted all Voting Securities then owned by the Stockholders in accordance with the recommendation of the Board with respect to all Director elections. The Stockholders shall be permitted to vote in their full discretion with respect to any other any business or proposal on which the stockholders of the Company are entitled to vote.

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ARTICLE IV

TRANSFER RESTRICTIONS

SECTION 4.1. Transfer Restrictions.

(a) The right of the Stockholders to Transfer any Stockholder Shares is subject to the restrictions set forth in this Article IV. No Transfer of Stockholder Shares by the Stockholders may be effected except in compliance with the restrictions set forth in this Article IV and with the requirements of the Securities Act and any other Applicable Laws. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

(b) During the Lock-Up Period, the Stockholders shall not Transfer any Stockholder Shares without the prior written consent of the Company.

(c) Following the end of the Lock-Up Period the Stockholders may Transfer the Stockholder Shares, in whole at any time or in part from time to time, without the prior consent of the Company and without restriction; provided, however, that in connection with any Transfer of Stockholder Shares that is effected (A) pursuant to a Registration Statement (as defined in the Registration Rights Agreement) or a privately-negotiated transaction not subject to the registration requirements of the Securities Act, in each case in which the Stockholders (or any of their respective representatives) negotiate the terms of such Transfer directly with the third party purchaser (other than any underwriter, placement agent or initial purchaser thereof) of such Stockholder Shares or (B) in accordance with Rule 144 under the Securities Act but not pursuant to the manner of sale provisions specified in Rule 144(f), in each case the Stockholder shall not knowingly Transfer Stockholder Shares to any Person or Group (whether such Person or Group is purchasing Stockholder Shares for its or their own account(s) or as fiduciary on behalf of one or more accounts) who (x) is a Competitor, (y) is an Activist Stockholder or (z) at the time of such Transfer is, or following such Transfer would become, a beneficial owner of Common Stock in excess of 5% of the voting power of the outstanding shares of Common Stock (provided, that the restrictions in clause (y) and (z) shall only apply during the Standstill Period).

(d) Notwithstanding anything to the contrary set forth in Article III or this Article IV, the Stockholders may, at any time, (i) Transfer some or all of the Stockholder Shares pursuant to a Permitted Transfer; provided that, prior to any such Transfer, such Permitted Transferee executes and delivers to the Company an Assignment and Assumption Agreement in the form attached hereto as Exhibit A; (ii) Transfer the Stockholder Shares, in whole or in part, to the Company or any Subsidiary of the Company, including pursuant to any redemption, share repurchase program, self-tender offer or otherwise; (iii) Transfer the Stockholder Shares, in whole or in part, to a direct or indirect member or general or limited partner of such Stockholder pursuant to a distribution of Stockholder Shares by such Stockholder; provided that, prior to any such Transfer during the Lock-Up Period, such direct or indirect member or general or limited partner of such Stockholder executes and delivers to the Company an Assignment and Assumption Agreement in the form attached hereto as Exhibit A; or (iv) Transfer the Stockholder Shares, in whole or in part, pursuant to any (A) recapitalization, reclassification, consolidation, merger, share exchange or other business combination transaction involving the Company, or (B) tender offer for all Voting Securities of a class that is commenced by any Person or Group.

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SECTION 4.2. Legends on Stockholder Shares; Securities Act Compliance.

(a) Each share certificate representing Stockholder Shares shall bear the following legends (and a comparable notation or other arrangement will be made with respect to any uncertificated Stockholder Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF [ ], 2024, AMONG THE ISSUER AND THE OTHER PARTIES THERETO, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”

(b) The Stockholders agree that they will, if requested by the Company, deliver at their expense to the Company an opinion of reputable U.S. counsel selected by the Stockholder and reasonably acceptable to the Company, in form and substance reasonably satisfactory to the Company and counsel for the Company, that any Transfer made, other than in connection with an SEC-registered offering by the Company or pursuant to Rule 144 under the Securities Act, does not require registration under the Securities Act.

ARTICLE V

MISCELLANEOUS

SECTION 5.1. Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders as provided under Section 5.2, (i) the provisions of Article II, Article III and Article IV shall, with respect to each Stockholder, terminate as provided in the applicable Section of Article II, Article III and Article IV, as the case may be, and (ii) this Article V shall not terminate. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 5.2. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment, restatement, amendment and restatement, or waiver of any provision of this Agreement shall be effective without the approval of the Board, Amberjack and the Stockholders holding a majority of the Stockholder Shares; provided, however, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose; provided, further, that any such modification, amendment, restatement, amendment and restatement or waiver that would disproportionately and adversely affect the rights of any Stockholder hereunder (in its capacity as a Stockholder) without similarly affecting the rights hereunder of all Stockholders (in their capacities as Stockholders) having the same rights or obligations under this Agreement to which such modification, amendment, restatement, amendment and restatement or waiver relates, as the case may be, shall not be effective as to

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such Stockholder without such Stockholder’s prior written consent. Any written amendment, restatement, amendment and restatement, or waiver to this Agreement that receives the vote or consent of the Stockholders provided herein need not be signed by all Stockholders, but shall be effective in accordance with its terms and shall be binding upon all Stockholders.

SECTION 5.3. Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that the Stockholders shall be entitled to assign, in whole or in part, any of their rights hereunder to any of their respective Permitted Transferees without such prior written consent; provided further, however, that any such assignment shall not relieve such transferring Stockholder from, and who shall remain responsible for, any of its obligations hereunder (unless and to the extent actually performed in full by such Permitted Transferee).

SECTION 5.4. Rights of Third Parties. The rights of the Stockholders pursuant to this Agreement are personal to the Stockholders and shall not be exercised by any Person. Except as may otherwise be expressly provided in this Agreement, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

SECTION 5.5. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed effectively given: (a) when delivered personally by hand to the party to be notified (with written confirmation of receipt), (b) when sent by e-mail (with written confirmation of transmission or if no failure to deliver message is generated), (c) when received or rejected by the addressee if sent by registered or certified mail, postage prepaid, return receipt requested, or (d) one Business Day following the day sent by reputable overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(i) if to the Company, to:

Dril-Quip, Inc.

2050 West Sam Houston Parkway S., Suite 1100

Houston, Texas 77042

Attention:  James Webster

Email: James_Webster@dril-quip.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street Suite 3000

Houston, Texas 77002

Attention:  Gerry Spedale

Email: GSpedale@gibsondunn.com

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(ii) if to the Stockholders, to:

Amberjack Capital Partners, L.P.

1201 Main Street, Suite 1100

Houston, Texas 77002

Attention: W. Patrick Connelly

Melissa Rocco

Will Donnell

Email:   patrick@amberjackcapital.com

melissa@amberjackcapital.com

will@amberjackcapital.com

With copies (which shall not constitute notice) to:

Akin, Gump, Strauss, Hauer & Feld LLP

1111 Louisiana St., 44th Floor

Houston, Texas 77002

Attention:  Matthew Kapinos

Email:   mkapinos@akingump.com

SECTION 5.6. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

SECTION 5.7. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

SECTION 5.8. Restrictions on Other Agreements; Bylaws. To the fullest extent permitted by Applicable Law, the provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company’s Bylaws. Each of the Stockholders covenants and agrees to vote their Equity Securities and to take any other action reasonably requested by the Company or any other Stockholder to amend the Company’s Bylaws so as to avoid any conflict with the provisions hereof.

SECTION 5.9. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on

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such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 5.10. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any dispute, controversy or claim arising out of or relating to this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without giving effect to principles or rules of conflict of laws that would result in the application of the laws of a different jurisdiction.

(b) In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Delaware Court of Chancery or, if the Delaware Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Applicable Law, service of process may be made by delivery provided pursuant to the directions in Section 5.5.

(c) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 5.11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 5.12. Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

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SECTION 5.13. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 5.14. No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby.

SECTION 5.15. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 5.16. Effectiveness. This Agreement shall become effective at the Effective Time.

[Remainder of Page Intentionally Left Blank; Signatures follow]

20

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders’ Agreement as of the date set forth in the first paragraph hereof.

DRIL-QUIP, INC.

By:
Name:
Title:

[Signature Page to Dril-Quip, Inc. Stockholders’ Agreement]

AMBERJACK CAPITAL PARTNERS, L.P.

By:
Name:
Title:

INTERVALE CAPITAL FUND II, L.P.

By:
Name:
Title:

INTERVALE CAPITAL FUND III, L.P.

By:
Name:
Title:

AMBERJACK CAPITAL FUND II, L.P.

By:
Name:
Title:

INNOVEX CO-INVEST FUND, L.P.

By:
Name:
Title:

INNOVEX CO-INVEST FUND II, L.P.

By:
Name:
Title:

[Signature Page to Dril-Quip, Inc. Stockholders’ Agreement]

INTERVALE CAPITAL FUND II-A, L.P.

By:
Name:
Title:

[Signature Page to Dril-Quip, Inc. Stockholders’ Agreement]

Exhibit A

Assignment and Assumption Agreement

Pursuant to the Stockholders’ Agreement, dated as of [•] (the “Stockholders’ Agreement”), among Dril-Quip, Inc., a Delaware corporation (the “Company”), Amberjack Capital Partners, L.P., a Delaware limited partnership, and the Principal Stockholders (as defined in the Stockholders’ Agreement), _________, (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder, and the undersigned hereby agrees that, having acquired Equity Securities as permitted by the terms of the Stockholders’ Agreement, the undersigned hereby assumes and agrees to perform the covenants and obligations of the Transferor under the Stockholders’ Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders’ Agreement.

Listed below is information regarding the Equity Securities:

Number of Shares of

Common Stock

[Remainder of Page Intentionally Left Blank]

Exhibit A – Assignment and Assumption Agreement

IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of __________ ___, ________.

[NAME OF TRANSFEROR]

Name:
Title:

[NAME OF TRANSFEREE]

Name:
Title:

Acknowledged by:

DRIL-QUIP, INC.

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

Schedule A

Certain Affiliates of Amberjack

1.	Intervale Capital Fund II, L.P., a Delaware limited partnership
2.	Intervale Capital Fund III, L.P., a Delaware limited partnership
3.	Amberjack Capital Fund II, L.P., a Delaware limited partnership
4.	Innovex Co-Invest Fund, L.P., a Delaware limited partnership
5.	Innovex Co-Invest Fund II, L.P., a Delaware limited partnership
6.	Intervale Capital Fund II-A, L.P., a Delaware limited partnership

Schedule B

Competitors of the Company

Baker Hughes

Halliburton

Schlumberger (SLB), including OneSubsea

Weatherford International

TechnipFMC

EXHIBIT E

Net Debt Calculation Example1

[See attached.]

[1]	NTD: The attached calculation is an example and has been prepared for illustrative purposes, only, as though the Closing Date was on January 31, 2024.

Net Debt Calculation (USD in millions)	Jan-24
Term Loans		$16.5
Withholding Obligation	$	[	]
Revolver Balance		21.3
Capital Leases		9.9

Total Debt		$47.6
Less: Cash & Cash Equivalents		(9.6)

Total Net Debt		$38.0

EXHIBIT F

Form of 2024 Long-Term Incentive Plan

[See attached.]

INNOVEX

2024 LONG-TERM INCENTIVE PLAN

1.	Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.

2.	Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b)	“Amberjack Capital Partners” means Amberjack Capital Partners, L.P., a Delaware limited partnership.

(c)

“Award” means any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, unrestricted shares of Stock or other Stock-based or cash-based award granted under the Plan.

(d)	“Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or a written agreement governing the grant of any other Award granted under the Plan.

(e)	“Board” means the Board of Directors of the Company.

(f)

“Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s commission of, plea of guilty or nolo contendere (or a similar plea) to, conviction of, or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony (or its equivalent in any non-United States jurisdiction) or constituting a misdemeanor involving theft, fraud or moral turpitude or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates; (2) conduct of the Participant, whether or not in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Company or its Affiliates; (3) any material violation of the policies of the Service Recipient, including, but not limited to, any legal or compliance policies or the Service Recipient’s code of ethics, any policy relating to sexual harassment, discrimination, or the disclosure or misuse of confidential information, or those set forth in the manuals, or statements of policy of the Service Recipient; (4) the Participant’s act(s) of negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; or (8) any breach of any non-competition, non-solicitation, no-hire, or confidentiality covenant between the Participant and the Company or one of its Affiliates. If, subsequent to the Termination of a Participant for any or no reason (other than a Termination by the Service Recipient for Cause), it is discovered that grounds to terminate the Participant’s employment or service for Cause existed, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award in connection with or following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

(g)	“Change in Control” means:

(1) a change in the ownership or control of the Company effected through a transaction or series of transactions (other than (1) an offering of Company common stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction (as defined in subclause (2) below) or (2) a sale or other disposition of Company common stock by one or more stockholders of the Company in a transaction that does not require the approval of the Board of the Company) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire, other than pursuant to a Reorganization (as defined in subclause (2) below) that does not constitute a Change in Control under such subclause (2), “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (“Company Voting Securities”);

(2) the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction, or otherwise) (a “Reorganization”), unless, immediately following such Reorganization, (i) more than 50% of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”), or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of at least 95% of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than Amberjack or an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company or, if there is no Parent Company, the Surviving Company, and (iii) following the consummation of such Reorganization, at least a majority of the members of the Board immediately prior to such Reorganization are members of the board of directors of the Parent Company or, if there is no Parent Company, the Surviving Company (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or

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(3) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries (on a consolidated basis) to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two (2) or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company’s Affiliates; or

(4) the Board or the board of directors or comparable governing body of any successor owner of its business (as a result of a transaction which is not itself a Change of Control) consists of a majority of directors or members who are not Incumbent Directors. “Incumbent Directors” includes only those persons who (i) are serving as a director of the Company on the Effective Date, or (ii) became a director after the Effective Date and whose election or nomination for election by the stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Directors. In no event, however, shall any director whose election to office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by on behalf of a person or entity other than the Board be an Incumbent Director.

Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of 50% or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that, if after such acquisition by the Company, such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a “deferral of compensation” subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(h)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(i)

“Committee” means the Board, the Compensation Committee of the Board, or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(j)	“Company” means Dril-Quip, Inc., a Delaware corporation, or its permitted successors and assigns.

(k)	“Corporate Event” has the meaning set forth in Section 10(b) hereof.

(l)	“Data” has the meaning set forth in Section 20(g) hereof.

(m)

“Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement. The determination of whether a Participant has a Disability shall be determined by the Committee, and the Committee may rely on any determination made for purposes of benefits under any long-term disability plan in which a Participant participates that is maintained by the Company or one of its Affiliates.

(n)

“Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.

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(o)	“Effective Date” has the meaning set forth in Section 19 hereof.

(p)

“Eligible Person” means (1) each employee and officer of the Company or any of its Affiliates; (2) each non-employee director of the Company or any of its Affiliates; (3) each other natural Person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder, or partner) and who is designated as eligible by the Committee; and (4) each natural Person who has been offered employment by the Company or any of its Affiliates; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its Affiliates; provided, further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “Affiliate” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain, other than the last corporation or other entity, owns stock possessing at least 50% or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “Affiliate” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its Affiliates for purposes of eligibility for participation in the Plan.

(q)

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(r)

“Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

(s)

“Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchange(s), the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(t)	“GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.

(u)	“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(v)	“Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(w)	“Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(x)	“Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

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(y)	“Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(z)

“Participant Agreement” means an employment, consulting, change in control, severance or any other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(aa)	“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(bb)	“Plan” means this Innovex 2024 Long-Term Incentive Plan, as amended from time to time.

(cc)

“Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual, or other applicable stock exchange rules.

(dd)	“Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(ee)	“Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(ff)	“Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(gg)

“Restricted Stock Unit” or “RSU” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

(hh)	“RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(ii)	“SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

(jj)	“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules, and regulations thereto.

(kk)

“Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(ll)	“Share Pool” has the meaning set forth in Section 4(a) hereof.

(mm)	“Stock” means the common stock, par value $0.01 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(nn)

“Stock Appreciation Right” or “SAR” means a conditional right, granted to a Participant under Section 8 hereof, to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) hereof, Stock Appreciation Rights shall be settled in Stock.

(oo)	“Substitute Award” has the meaning set forth in Section 4(a) hereof.

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(pp)

“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination, unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

3.	Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case, subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants; (2) grant Awards; (3) determine the type, number, and type of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards; (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (5) determine the method by which an Award may be settled, exercised, canceled, forfeited, suspended, or repurchased by the Company; (6) determine the circumstances under which the delivery of cash, property, or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election; (7) accelerate the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards; (8) construe, administer, and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein; (9) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law; and (10) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary, the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including but not limited to upon a Corporate Event, subject to Section 10(d), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability, or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

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(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.

(d) Sections 409A of the Code. The Committee shall take into account compliance with Section 409A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. The Plan and Awards are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed, and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary, or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s “separation from service” (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

4.	Shares Available Under the Plan; Other Limitations.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the following limitations apply to the grant of Awards: no more than a number shares of Stock equal to 5% of the fully-diluted shares of Stock outstanding at the time the Plan becomes effective may be reserved for issuance and delivered in the aggregate pursuant to Awards under the Plan (the “Share Pool”). Shares of Stock delivered under the Plan shall consist of authorized and unissued shares, shares held in the treasury of the Company, or previously issued shares of Stock reacquired by the Company on the open market or by private purchase, or a combination of the foregoing. Notwithstanding the foregoing, the Share Pool shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”).

(b) Share Counting Rules. The Share Pool shall be reduced, on the date of grant, by the relevant number of shares of Stock for each Award granted under the Plan that is valued by reference to a share of Stock; provided, that Awards that are valued by reference to shares of Stock but are required to be paid in cash pursuant to their terms shall not reduce the Share Pool. If and to the extent that Awards originating from the Share Pool terminate, expire, or

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are cash-settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the shares of Stock subject to such Awards shall again be available for Awards under the Share Pool. For clarity, the following shares of Stock shall become available for issuance under the Plan: (i) shares of Stock tendered by the Participants, or withheld by the Company, as full or partial payment to the Company upon the exercise of Options granted under the Plan; (ii) shares of Stock reserved for issuance upon the grant of Stock Appreciation Rights, to the extent that the number of reserved shares of Stock exceeds the number of shares of Stock actually issued upon the exercise of the Stock Appreciation Rights; and (iii) shares of Stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise, lapse of restrictions on, or settlement of, Awards granted under the Plan.

(c) Incentive Stock Options. No more than a number shares of Stock equal to 5% of the fully-diluted shares of Stock outstanding at the time the Plan becomes effective hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(d) Director Awards. The aggregate dollar value of equity-based (based on the grant date fair market value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any non-employee director shall not exceed $1,000,000.

5.	Options.

(a) General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth anniversary of the earlier of the date the Plan is adopted by the Board. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten years from the date it was granted.

(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that, such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(d) Payment for Stock. Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check; (2) by delivery of shares of Stock having a value equal to the exercise price; (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations; or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive (i) the number of shares of Stock underlying the Option so exercised, reduced by (ii) the number of shares of Stock equal to (A) the aggregate exercise price of the Option divided by (B) the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

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(e) Vesting. Options shall vest and become exercisable (subject to Section 20(f) hereof) in such manner, on such date or dates, or upon the achievement of performance or other conditions (subject to Section 20(f) hereof), in each case, as may be determined by the Committee and set forth in an Option Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled, or otherwise terminates.

(f) Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement, or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease; (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 90 days after the date of such Termination.

(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease; (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 12 months after the date of such Termination.

(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

(g) Special Provisions Applicable to Incentive Stock Options.

(1) No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least 110% of the Fair Market Value on the date of the grant of such Option, and (ii) cannot be exercised more than five years after the date it is granted.

(2) To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(3) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

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6.	Restricted Stock.

(a) General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which Restricted Stock Agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in a Restricted Stock Agreement. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

(c) Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease; and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Stock (as adjusted for any subsequent changes in the outstanding Stock or in the capital structure of the Company), less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Stock prior to the date of repurchase, and (B) the Fair Market Value of the Stock on the date of such repurchase; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7.	Restricted Stock Units.

(a) General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which RSU Agreements need not be identical.

(b) Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case, as may be determined by the Committee and set forth in an RSU Agreement. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c) Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, or a combination thereof, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

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(d) Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement, or otherwise, in the event of a Participant’s Termination for any or no reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease; (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination; and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8.	Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate (subject to Section 20(f) hereof). The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which SAR Agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.

(b) Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten years from the date it was granted.

(c) Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that, such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d) Vesting. Stock Appreciation Rights shall vest and become exercisable (subject to Section 20(f) hereof) in such manner, on such date or dates, or upon the achievement of performance or other conditions (subject to Section 20(f) hereof), in each case, as may be determined by the Committee and set forth in a SAR Agreement. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any or no reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments, or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled, or otherwise terminates.

(e) Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property, as specified in the SAR Agreement or determined by the Committee, in each case, having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f) Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement, or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease; (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 90 days after the date of such Termination.

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(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease; (ii) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination; and (iii) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date, and (y) the date that is 12 months after the date of such Termination.

(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

9.	Unrestricted shares of Stock and Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

10.	Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. The aggregate number and class of shares of Stock or other securities that may be delivered in connection with Awards (as set forth in Section 4 hereof), the numerical share limits in Section 4(a) hereof, the number and class of shares of Stock or other securities covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, in its sole discretion, as to the number, price, or kind of a share of Stock, other securities or other consideration subject to such Awards, (1) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan. In lieu of or in addition to any adjustment pursuant to this Section 10, if deemed appropriate, the Committee may provide that an adjustment take the form of a cash payment to the holder of an outstanding Award with respect to all or part of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting, and forfeiture conditions) as the Committee may determine in its sole discretion. The Committee will make such adjustments, substitutions, or payment, and its determination will be final, binding, and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(b) Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement, or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash; (iii) a Change in Control; or (iv) the reorganization, dissolution, or liquidation of the Company (each, a “Corporate Event”), the Committee may provide for any one or more of the following:

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(1) The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) hereof, and to the extent that such Awards vest subject to the achievement of performance criteria, such performance criteria shall be deemed earned at target level (or if no target is specified, the maximum level) and will be converted into solely service based vesting awards that will vest during the performance period, if any, during which the original performance criteria would have been measured;

(2) The acceleration of vesting of any or all Awards not assumed or substituted in connection with such Corporate Event, subject to the consummation of such Corporate Event; provided that unless otherwise set forth in an Award Agreement, any Awards that vest subject to the achievement of performance criteria will be deemed earned at target level (or if no target is specified, the maximum level), provided, further, that a Participant has not experienced a Termination prior to such Corporate Event;

(3) The cancellation of any or all Awards not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation equal to an amount based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration;

(4) The cancellation of any or all Options, Stock Appreciation Rights, and other Awards subject to exercise not assumed or substituted in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event; provided, that, all Options, Stock Appreciation Rights, and other Awards to be so canceled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten days prior to such Corporate Event, with any exercise during such period of any unvested Options, Stock Appreciation Rights, or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and

(5) The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within 30 days of the applicable vesting date.

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, and to the extent applicable, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards; (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as

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the other holders of Stock; and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c) Fractional Shares. Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

11.	Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

12.	Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.

13.	Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

14.	Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

15.	Compliance with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award, unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation), or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

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16.	Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, local and foreign income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may (but is not obligated to) permit or require shares of Stock (which are not subject to any pledge or other security interest) to be used to satisfy all or any portion of applicable tax withholding requirements with respect to any Award, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable. The shares of Stock so delivered or withheld must have an aggregate Fair Market Value equal to the tax obligation (or portion thereof). Depending on the withholding method, the Company may withhold by considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in the applicable Participant’s jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another applicable governmental entity.

17.	Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b) Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c) Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d) No Repricing of Awards Without Stockholder Approval. Notwithstanding Sections 17(a) or 17(b) above, or any other provision of the Plan, reducing the exercise price of Options or Stock Appreciation Rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award, repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), or any other action that would be treated as a “repricing” of such Options or such Stock Appreciation Rights under GAAP, will require approval of the Company’s stockholders, unless the cancellation, exchange, repurchase or other action occurs in connection with an event set forth in Section 10 hereof.

18.	Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth anniversary of the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

19.	Effective Date of the Plan.

The Plan was approved by the Board on March 15, 2024, and shall become effective upon approval by the Company’s shareholders (the date of such approval is referred to as the “Effective Date”).

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20.	Miscellaneous.

(a) Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award, or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.

(b) Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock; (2) the Company retain physical possession of the certificates; and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(c) Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(d) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions, or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule, or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control, and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(e) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy in effect as of the Effective Date or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(f) Non-Exempt Employees. If an Option or a Stock Appreciation Right is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or the Stock Appreciation Right will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option or the Stock Appreciation Right (although the Option or the Stock Appreciation Right may vest prior to such date). To the extent that the vesting of an Option or a Stock Appreciation Right is based on the performance of a business unit of the Company or a Participant, the determinations with respect to such performance of such Option or Stock Appreciation Right for purposes of this Section 20(f) must be made based on (i) future performance meeting previously described criteria (e.g., hours of work, efficiency or productivity) or (ii) the Participant’s past performance, which shall be determined by the Company in its sole discretion. Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability; (2) upon a Corporate Event in which such Option or Stock Appreciation Right is not assumed, continued, or substituted; (3) upon a Change in Control; or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options or Stock

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Appreciation Rights held by such employee may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or a Stock Appreciation Right will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 20(f) will apply to all Awards.

(g) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20(g) by and among, as applicable, the Company and its Affiliates, for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(h) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 20(h) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(i) No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and

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liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(j) Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k) Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Delaware, without reference to the principles of conflicts of laws thereof.

(l) Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(m) Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in the State of Delaware (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 20(m), the provisions of this Section 20(n) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing, or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators, and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided, that, if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the District of Delaware or any Delaware state court sitting in the State of Delaware. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

(n) Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

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(o) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(p) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(q) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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